Filed Pursuant to Rule 424(b)(4)

Registration No. 333-270511

Nemaura Medical, Inc.

4,796,206 Shares of Common Stock

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This prospectus covers the sale of an aggregate of 4,796,206 shares (the “shares”) of our common stock, $0.001 par value per share (the “common stock”), by two selling stockholders identified in this prospectus (collectively with any of the holder’s transferees, pledgees, donees or successors, the “selling stockholders”). The shares are issuable upon the exercise of warrants (the “warrants”) purchased by the selling stockholders in a private placement transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Securities Purchase Agreement dated January 27, 2023 (the “Purchase Agreement”). Each warrant will entitle the holder to purchase our common stock at an exercise price of $2.00 per share. We are registering the resale of the shares of common stock covered by this prospectus as required by the Purchase Agreement.

The Company will not receive any proceeds from the sale by the selling stockholders of the shares, however, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. We are paying the cost of registering the shares covered by this prospectus as well as various related expenses, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of the shares.

Sales of the shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. If required, the number of shares to be sold, the public offering price of those shares, the names of any underwriters, broker-dealers or agents and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement. Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which the shares may be sold under this prospectus.

Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “NMRD”. On April 17, 2023 the last reported sale price per share of our common stock on the Nasdaq Capital Market was $0.847. You are urged to obtain current market quotations for our common stock.

Our principal executive offices are located at 57 West 57th Street, New York, NY 10019.

Investing in our securities involves risks. You should carefully consider the Risk Factors beginning on page 22 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2023.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements contained herein, other than statements of historical fact, including statements regarding the progress and timing of our product development programs; our future opportunities; our business strategy, future operations, anticipated financial position, future revenues and projected costs; our management’s prospects, plans and objectives; and any other statements about our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Examples of such statements are those that include words such as “may,” “assume(s),” “forecast(s),” “position(s),” “predict(s),” “strategy,” “will,” “expect(s),” “estimate(s),” “anticipate(s),” “believe(s),” “project(s),” “intend(s),” “plan(s),” “budget(s),” “potential,” “continue” and variations thereof. However, the words cited as examples in the preceding sentence are not intended to be exhaustive and any statements contained in this prospectus regarding matters that are not historical facts may also constitute forward-looking statements.

Because these statements implicate risks and uncertainties, as well as certain assumptions, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those risks identified under “Risk Factors” in this prospectus. The information in this prospectus speaks only as of the date of that document and the information incorporated herein by reference speaks only as of the date of the document incorporated by reference. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements include our plans and objectives for future operations, including plans and objectives relating to our products and services and our future economic performance. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions as well as future business decisions, including any acquisitions, mergers, dispositions, joint ventures, investments and any other business development transactions we may enter into in the future. The amounts of time and money required to successfully complete development and commercialization of our products and services as well as any evolution of or shift in our business plans, or to execute any future strategic options are difficult or impossible to predict accurately and may involve factors that are beyond our control. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate.

Based on the significant uncertainties inherent in the forward-looking statements described herein, the inclusion of any such statement should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

MARKET AND INDUSTRY DATA AND FORECASTS

Certain market and industry data included in this prospectus is derived from information provided by third-party market research firms or third-party financial or analytics firms that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third-party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third-party information. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Certain data are also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering, and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information in this prospectus, including “Risk Factors” and the financial statements and related notes. Unless the context requires otherwise, references to “Company,” “we,” “us” or “our” refer to Nemaura Medical, Inc., a Nevada corporation and its subsidiaries.

Business Overview

We are a medical technology company developing sugarBEAT®, a non-invasive glucose monitoring system for adjunctive use by persons with diabetes, as well as for consumers in the non-diabetes space for monitoring metabolic health and general health and wellness. sugarBEAT® consists of a disposable adhesive skin-patch connected to a rechargeable wireless transmitter that displays glucose readings at regular five-minute intervals via a mobile app. sugarBEAT® works by extracting glucose from the skin into a chamber in the patch that is in direct contact with an electrode-based sensor. The transmitter sends the raw data to a mobile app where it is processed by an algorithm and displayed as a glucose reading after calibration, with the ability to track and trend the data over 14 hours for each sensor wear period, including an initial warm-up period of 60-90 minutes on average. Sensors can be worn as frequently as a user chooses. While sugarBEAT® requires a minimum once per day calibration by the patient using a blood sample obtained by a finger stick, we believe sugarBEAT® may be adopted by non-insulin dependent persons with diabetes alongside insulin-injecting persons with diabetes, who all perform multiple daily finger sticks to manage their disease. In the consumer application, or non-medical applications, the relative glucose fluctuations are used and therefore finger-prick calibrations are not required.

CE approval was granted by the European Notified Body BSI in May 2019, allowing the product to be made available for commercial sale. This approval is subject to an annual review of the underlying ISO 13485 accredited Quality Management System. The accreditation was successfully renewed in November 2021 and 2022. In conjunction with the UK Licensee, the Company commenced a phase 1 launch whereby devices were made available to limited cohorts of users to gauge their feedback so that any fine-tuning could be completed prior to a mass market launch. The UK Licensee has also confirmed that it plans to undertake Key Opinion Leader (“KOL”) studies in the UK for its white-labelled service offering that is supported by sugarBEAT®. The KOL studies are intended to provide additional support for the UK Licensee’s broader ongoing marketing plans and more specifically to support potential reimbursement for the device and the licensees overall diabetes management offering(s)

The UK Licensee placed an initial order for sugarBEAT® in April 2021 and provided a forecast for its post-launch volume expectations, which the Company has used to establish both a short and medium term view to inform the Company’s commercial operational requirements. In line with this view, the Company has taken the following actions since the initial order was received:

•	Entered into a new leased facility to provide the additional space requirements for commercial product assembly.

•	Increased headcount of production operatives; this will be phased in line with the volume forecasts currently available, however the Company has also factored in an ability to scale further and faster should this be required.

•	Moved forward with placing phased orders for raw materials to ensure future product availability to support both our UK Licensee while also providing for capacity to flex up further as other routes to market materialize in line with management’s commercialization program.

•	Commenced phased deliveries in December 2021 to the UK Licensee of its continuous glucose monitor.

In July 2020, Nemaura filed a PMA application with the FDA to use sugarBEAT® as an adjunct to finger prick testing for blood glucose trending. We, along with other applicants, were then informed by the FDA that the approval process was currently subject to delays as a result of the FDA’s Center for Devices and Radiological Health (“CDRH”) being actively engaged in responding to the current pandemic caused by COVID-19 which resulted in staff being reallocated to other approval requests associated with COVID-19. During April 2021 the FDA confirmed that they would recommence their review of the PMA application and this is now ongoing and in-progress. In December 2021 the FDA’s Bio-monitoring research division conducted an audit of the clinical program submitted in support of the PMA application. A single 483 observation was raised, and the Company submitted a full response in January 2022. The FDA subsequently scheduled a pre-market inspection for the second calendar quarter of 2022, intended to cover the FDA’s Quality System/Current Good Manufacturing Practice regulations for Medical Devices (21 CFR Part 820). This audit was conducted in the first quarter of the fiscal year ending March 31, 2023. The Company reported that a single 483 observation was raised to which the Company responded in a timely manner, and Dialogue with the FDA continues with respect to the PMA application.

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In addition to this, Nemaura established that proBEAT™, which is based on the sugarBEAT® platform, can be classified under the Wellness guidance when it is used according to the FDA Wellness guidance notes, to provide prompts and educate users on factors affecting their blood sugar profiles. Nemaura launched proBEAT™ in the U.S. in December 2020, as part of a diabetes prevention and reversal program branded BEATdiabetes.life, in the form of pilot studies. During the quarter ended December 31, 2020, Nemaura licensed a clinically validated weight loss program for the management of diabetes from Healthimation, LLC, which was originally developed at the Joslin Diabetes Center, an affiliate of Harvard Medical School. This program, together with proBEAT™, originally formed the basis of the BEATdiabetes.life program that is currently being developed for commercialization in the U.S. The program is under further refinement based on feedback gathered to date. Further KOL studies are planned to provide additional marketing support of the program in preparation for a broader U.S.-wide roll-out. While still in the relatively early stages, we are pleased with initial results and feedback received from these user-groups and one key outcome has been that the company is now focusing on providing proBEAT as a standalone plug-in for existing diabetes management programs, therefore potentially allowing the company to accelerate commercialization as well as reduce the cost burden associated with running its own program.

We believe there are additional applications for sugarBEAT® and the underlying BEAT technology platform, which may include:

•	a web-server accessible by physicians and diabetes professionals to track the condition remotely, thereby reducing healthcare costs and managing the condition more effectively;

•	a complete virtual doctor that monitors a person's vital signs and transmits results via the web;

•	other patches using the BEAT technology platform to measure alternative analytes, including lactate, uric acid, lithium and drugs. This would be a step-change in the monitoring of conditions, particularly in the hospital setting. Lactate monitoring is currently used to determine the relative fitness of professional athletes and we completed preliminary studies demonstrating the application of the BEAT technology for continuous lactate monitoring; and

•	a continuous temperature monitoring system which could have various applications, including use for individuals to monitor their temperature in connection with diagnosis and monitoring of symptoms of viral infections, and in females to monitor the ovulation cycle.

During this period of product development, the Company has experienced recurring losses and negative cash flows from operations. For the fiscal years ended March 31, 2022 and 2021, we generated $503,906 and $0 revenues from product sales and reported net losses of $13,886,805 and $6,258,596, respectively, and negative cash flow from operating activities of $6,504,041 and $5,998,097, respectively. For the nine months ended December 31, 2022 and 2021, we generated $77,044 and $183,628 revenues from product sales and reported net losses of $9,460,888 and $10,269,557, respectively, and negative cash flow from operating activities of $6,090,181 and $4,353,494, respectively. As noted in our financial statements, as of December 31, 2022, we had a cash balance of $7,340,840, working capital deficit of $2,309,666, an accumulated deficit of $47,192,364 and a deficiency in total stockholders' equity of $9,858,709. There is substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses, negative cash flows from operations, existing debt of $20,070,259 due as of December 31, 2022, which will require the restructure of the debt or obtain additional, new, funding. See “Risk Factors—We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended March 31, 2022 and 2021.”

While the Company expects to continue to incur losses from operations for the near-term and these losses could be significant as product development, regulatory activities, clinical trials, and other commercial and product development related expenses are incurred, the Company reached a significant milestone during the three month period ended December 31, 2021, as the Company commenced commercial delivery of its sugarBEAT® device to its UK Licensee, allowing them to continue studies dedicated to developing user based feedback and evidence that could potentially support reimbursement in the UK.

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Management's strategic assessment continues to include the following potential options:

•	obtaining further regulatory approval for the sugarBEAT® device in other global territories, including the U.S., and the Middle East;

•	signing new/additional licensing and collaboration opportunities beyond our existing licensee partners;

•	pursuing further capital raising opportunities to support and accelerate the commercialization strategy; and

•	developing the sugarBEAT® device platform for commercialization for other applications.

Our Business Strategy

We intend to lead in the discovery, development and commercialization of innovative and targeted diagnostic medical devices, and data-driven digital platforms, that improve disease monitoring, management and overall patient care. Specifically, we intend to focus on the monitoring of molecules that can be drawn out through the skin non-invasively using our technology platform. In addition to glucose, such molecules may include lactic acid monitoring and the monitoring of prescription drugs and blood biomarkers that may help in the diagnosis, prevention, or management of diseases, such as diabetes. We plan to take the following steps to implement our broad business strategy. Our key commercial strategies post-approval will first be implemented in Europe and then in parts of the Middle East and Asia, and then the U.S., as follows:

-	Commercialize sugarBEAT® in the United Kingdom and Republic of Ireland. We intend to commercialize sugarBEAT® in the United Kingdom, and Republic of Ireland with MySugarWatch Limited (previously known as Dallas Burston Ethitronix Limited) (“MSW”), with whom we have an exclusive marketing rights agreement for these two countries. We have also signed a full commercial agreement with MySugarWatch (Europe) Limited (previously known as Dallas Burston Ethitronix (Europe) Limited) in May 2018 for all other European territories as part of an equal joint venture agreement. The joint venture intends to seek sub-license rights opportunities to one or more leading companies in the diabetes monitoring space, to leverage their network, infrastructure and resources.

-	Establish licensing or joint venture agreements with other parties to market sugarBEAT® in other geographies. We are in detailed discussions and negotiations with several other parties worldwide for licensing or joint venture agreements for the sale of the sugarBEAT® device and have signed a commercial agreement with TP MENA for the Gulf Cooperation Council, excluding Qatar.

-	Seek FDA PMA approval of sugarBEAT®. The PMA application is currently in review by the FDA.

-	Expand the indications for which the sugarBEAT® device may be used. We believe that the sugarBEAT® device may offer significant benefits as compared to those found in the non-acute setting for the monitoring of other diseases. This includes monitoring of lactic acid for performance athletics, and the monitoring of drugs. We have completed initial proof of concept for lactate monitoring and now plan to explore the routes to commercialization..

-	Expand our product pipeline through our proprietary platform technologies, acquisitions and strategic licensing arrangements. We intend to leverage our proprietary platform technologies to grow our portfolio of product candidates for the diagnosis of diabetes and other diseases. This includes digital platforms driven by data gathered by our sensors within the medical and wellbeing markets, such as for metabolic health monitoring. In addition, we intend to license our product and acquire products and technologies that are consistent with our research and development and business focus and strategies. This may include drug delivery products for the improved management of diabetes, for example improved insulin injector systems, and/or combination drug products for diabetes related drugs.

Product Development

Management has extensive experience in regulatory and clinical development of diagnostic medical devices. We intend to take advantage of this experience in the field of diagnostic medical devices in an attempt to increase the probability of product approval. The overall regulatory process for diagnostic medical devices for diabetes is currently similar to those governing other diagnostic devices. The timelines are shorter than, for example, when new drugs or completely invasive diagnostic devices are trialed in clinics. We have successfully tested and evaluated the device for its clinical output, in this case the accuracy and safety with which it can trend blood glucose levels, based on which CE approval was granted by the Notified Body BSI. A PMA (pre-market approval) application was also submitted to the FDA and is currently under review. We continue to seek collaborations with future licensees and marketing partners to achieve our commercial growth milestones.

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The table below provides our current estimate of our timeline:

Product Development and Commercialization Timelines

Milestone	Target Start Date	Current Status
Completion of clinical studies in Type 1 and Type 2 diabetic subjects to define final device claims and for submission for CE Mark approval with final device claims.	July 2017	Completed
CE Mark for body worn transmitter device	August 2018	Completed
U.S. FDA PMA Submission	June 2020	Submission Completed, FDA review ongoings
Commercial launch in the UK, followed by major territories in Europe	July - September 2020	Staggered launch in progress
Commercial launch of proBEAT™ in the U.S.	October - December 2020	Commenced December 2020

Scale up of commercial sensor / patch manufacturing.

Scale up means we have started looking at larger scales sufficient for product launch in the UK and relates to the manufacturing process for sensors.

	December 2020	In progress
Scale up of device (transmitter) manufacturing	December 2020	In progress
Commencement of product delivery to UK Licensee	December 2021	On-going

Market Opportunity for the Company's Products

According to the International Diabetes Federation Atlas 10th Edition 2021 (the "IDF"), there are approximately 537 million adults living with diabetes, representing 10.5% of the world’s population in this age group. This number is predicted to rise to 643 million (11.3%) by 2030 and to 783 million (12.2%) by 2045. Additionally an estimated 240 million people are living with undiagnosed diabetes worldwide, meaning almost one-in-two adults with diabetes are unaware they have the condition. The IDF identifies that almost 90% of people with undiagnosed diabetes live in low-and-middle income countries.

Statistics published by the IDF evidence the fact that diabetes is a huge and growing problem, and that whilst the costs to society are already high, they continue to escalate. In addition, the IDF also notes that Europe has the highest prevalence of children and adolescents with Type 1 diabetes, as well as the highest incidence annually. Europe is also reported as having the second highest average cost per person with diabetes ($3,086), with only North America and the Caribbean being higher ($8,208).

Statistical Data for Diabetes Globally

	2021	2030	2045
Total world population	7.9 billion	8.6 billion	9.5 billion
Adult population (20-79 years)	5.1 billion	5.7 billion	6.4 billion
	Diabetes (20 – 79 years)
Prevalence (%)	10.5%	11.3%	12.2%
Number of people with diabetes	536.6 million	642.7 million	783.2 million
Total health expenditure due to diabetes (2021 $)	$966 billion	$1,028 billion	$1,054 billion
	Impaired Glucose Tolerance “IGT” (20 – 79 years)
Prevalence (%)	10.6%	11.0%	11.4%
Number of people with IGT	541.0 million	622.7 million	730.3 million
	Type 1 diabetes (0 – 19 years)
Number of children / adolescents with Type 1 diabetes	1.2 million	-	-
Number of newly diagnosed cases per year	184,100	-	-

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Type 1 diabetes, once known as juvenile diabetes or insulin-dependent diabetes, is a chronic condition in which the pancreas produces little or no insulin, a hormone needed to allow sugar (glucose) to enter cells to produce energy. The far more common Type 2 diabetes occurs when the body becomes resistant to the effects of insulin or doesn't make enough insulin.

Various factors may contribute to Type 1 diabetes including genetics and exposure to certain viruses. Although Type 1 diabetes typically appears during childhood or adolescence, it also can develop in adults.

Despite active research, Type 1 diabetes has no cure, although it can be managed. With proper treatment, people who have Type 1 diabetes can expect to live longer, healthier lives than they did in the past. Type 1 diabetes includes autoimmune Type 1 diabetes (Type 1a) which is characterized by having positive autoantibodies, as well as idiopathic Type 1 diabetes (Type 1b) where autoantibodies are negative, and c-peptide is low. Patients with Type 1 diabetes (insulin dependent) require long term treatment with exogenous insulin and these patients perform self-monitoring of blood glucose (SMBG) to calculate the appropriate dose of insulin. SMBG is done by using blood samples obtained by finger sticks but frequent SMBG does not detect all the significant deviations in blood glucose, specifically in patients who have rapidly fluctuating glucose levels.

Type 2 diabetes, once known as adult-onset or non-insulin-dependent diabetes, is a chronic condition that affects the way your body metabolizes sugar (glucose), your body's main source of fuel. With Type 2 diabetes, your body either resists the effects of insulin, a hormone that regulates the movement of sugar into your cells or doesn't produce enough insulin to maintain a normal glucose level. Untreated, Type 2 diabetes can be life-threatening.

More common in adults, Type 2 diabetes increasingly affects children as childhood obesity increases. Whilst there is currently no acknowledged cure for Type 2 diabetes, there is increasing evidence to suggest that it can be effectively managed by eating well, exercising and maintaining a healthy weight. If diet and exercise don't control the blood sugar, diabetes medications or insulin therapy may be required.

Each year, millions of patients undergo diabetes testing in the European Union and in the U.S. The main reason for this testing is to detect and evaluate diabetes in patients with symptoms of diabetes. These studies provide clinical benefit in the initial evaluation of patients with suspected but unproven diabetes, and in those patients in whom a diagnosis of diabetes has been established and information on prognosis or risk is required.

We believe that our market opportunity is a direct function of the number of persons tested, diagnosed and treated for Type 2 diabetes. The IDF indicates that the total world market opportunity for a continuous glucose monitoring device is in the billions of dollars and is projected to grow annually as incidences of diabetes continue to grow.

We do not believe it is possible to estimate the number of diabetes patients that undergo finger pricks or other types of invasive glucose monitoring. However, we are unaware of any product currently on the market that may allow for non-invasive continuous glucose monitoring. We believe the sugarBEAT® device may be readily adopted by the medical community for the assessment of a patient continuously.

We believe our non-invasive sugarBEAT® device possesses many significant advantages and may represent an ideal device for the detection of discordances in an individual's blood sugar levels. We believe the CE approved sugarBEAT® device may represent a best-in-class non-invasive continuous glucose monitoring device to reach those afflicted with diabetes. While we cannot estimate the market share that our sugarBEAT® device may capture, we believe that the sugarBEAT® device will capture a significant share of the non-invasive continuous glucose monitoring market, in-particular the market that has been established by the Abbott Freestyle Libre device for glucose trending, as well as be adopted by non-insulin dependent diabetics who have not historically used continuous glucose monitoring devices due to their invasiveness.

Commercialization Plan

Throughout the fiscal year ended March 31, 2022, we continued to work with our UK Licensee, MSW, to provide support in the development of their go-to-market strategy which incorporates the utilization of our sugarBEAT® device into their own branded product offering. While COVID-19 did result in some short delays to MSW’s user assessment program, the overall feedback was positive, albeit the anticipated timetable for purchase orders to be placed by MSW was extended out, with the first order for 5,000 sugarBEAT® transmitters and 200,000 sugarBEAT® sensors not being placed until April 2021. Our focus continues to be to support and optimize MSW’s launch program and activities designed to gather evidence that could potentially support reimbursement, in line with which, we took the following actions during the fiscal year ended March 31, 2022:

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•	Entered into a new leased facility to provide additional capacity for commercial assembly to commence.

•	Increased headcount of production operatives to facilitate product manufacture.

•	Placed forward orders for raw materials to support scale-up and secure inventory of those items that are currently in short supply globally i.e. semi-conductors etc.

•	Appointed Benchmark Electronics Inc.as our CMO partner to facilitate future volume scale up of transmitter production via its FDA approved facility in Thailand, in relation to which technology transfer is in-progress.

•	Signed a new global agreement for the provision of our sugarBEAT® device with MySugarWatch DuoPack Limited (“MSW-DP”). Under the terms of the agreement, our CGM and sensors will be provided as Duo-Packs with prescription only medicines that are widely prescribed for people with Type 2 diabetes. The first of these medicines lost its patent protection in the fourth calendar quarter of 2022 in the UK, and the initial Duo-Pack presentation is expected to be launched in 2023 by the licensee.

•	Commenced phased delivery of transmitters against the purchase order received from MSW in December 2021.

We also advanced our plans to develop our go-to-market capabilities in the U.S., which included:

•	In July 2020, we submitted a PMA application to the FDA for the sugarBEAT® device for glucose profiling as an adjunct to a finger-stick measurement. We, along with other applicants, were then informed by the FDA that the approval process was subject to delays as a result of the CDRH being actively engaged in responding to the pandemic caused by COVID-19 which resulted in staff being reallocated to other approval requests associated with COVID-19. In April 2021, the FDA confirmed that it would recommence its review of the PMA application.

•	In December 2021, the FDA’s Bio-monitoring research division conducted an audit of the clinical program submitted in support of the PMA application. A single 483 observation was raised, and the Company submitted a full response in January 2022.

•	The FDA subsequently conducted a pre-market inspection for during the second calendar quarter of 2022, covering the FDA’s Quality System / Current Good Manufacturing Practice regulations for Medical Devices (21 CFR Part 820). Once again a single 483 observation was made, and this was responded to within the mandated time frame. The company continues its dialogue with the FDA with respect to the PMA submission and plans to provide further material updates as they arise in due course.

In addition to this, we continue to explore commercialization opportunities in other key geographic markets, which includes engaging with the German regulatory authority (GBA) to establish how best to proceed with achieving reimbursement for sugarBEAT® in Germany, as well as continuing to engage in dialogue with additional potential licensees / distributors in other geographical territories.

Competitive Landscape

To the best of our knowledge, there are currently no other competing devices on the market that offer continuous glucose monitoring and profiling, non-invasively, with a single day sensor wear. We believe this positions us uniquely in a market where we can target persons with diabetes as well as those that are pre-diabetic. Additionally, we believe that this can also be used to improve outcomes in weight management and wellbeing markets. There are companies, such as Dexcom and Abbott, that currently offer Continuous Glucose Monitoring (CGM) sensors with 10 and 14 continuous day wear, respectively. These companies could be deemed future competitors were they to:

–	develop and market products that are less expensive or more effective than our current and/or future products;

–	operate larger research and development programs or have substantially greater financial resources than we do;

–	initiate or withstand substantial price competition more successfully than we can;

–	have greater success in recruiting skilled technical and scientific workers from the limited pool of available talent;

–	more effectively negotiate third-party licenses and strategic relationships; and

–	take advantage of acquisition or other opportunities more readily than we can.

We may compete for market share against these companies and potential newcomers in this general field. These potential competitors, either alone or together with their partners, may develop new products that will compete with ours, and these competitors may, and in certain cases do, operate larger research and development programs, or have substantially greater financial resources than we do.

As noted, while it is difficult to analyze our major competitors since currently there are no non-invasive diagnostic medical devices to continuously monitor blood glucose levels, we anticipate that specific companies may compete with us in the future.

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Regulatory Requirements

Our device has undergone the applicable electrical safety testing and biocompatibility has been demonstrated against the relevant European Directives, Regulations and Standards. If and when new materials are introduced, they will undergo a biocompatibility risk assessment, and further testing where necessary. Batches of the device and patches were manufactured for human clinical studies that took place between November 2014 and December 2015. This was a functional watch device with a wire connection to a skin adhered sensor and electrode. Subsequent to studies conducted in India the device received a CE mark approval in February 2016. The device has since been upgraded to reduce it in size, include an enhanced sensor system and allow wireless communication from a body worn transmitter. This miniaturized wireless device achieved CE approval in May 2019, and a PMA was submitted to the U.S. FDA in July 2020 and is currently in review. An application for CE mark approval requires the Company to have an ISO13485 Quality Management System, covering the design, development and manufacture of a medical device. Nemaura Medical does not have this accreditation, and instead under the terms of a service contract dated April 4, 2018, with Nemaura Pharma Limited (“Pharma”), Nemaura Medical has outsourced the CE approval registration process to Pharma. Pharma, a related company, is controlled by our Chief Executive Officer, President, Chairman of the Board and majority shareholder, Dr D.F.H. Chowdhury. Under the terms of the service contract Pharma has undertaken all required activities to register the product for CE approval under a fee for service arrangement, while Nemaura Medical will retain full title and beneficial ownership of the CE mark, and all related intellectual property without any further payments or royalties becoming due other than the fee for service.

Intellectual Property

We believe that clear and extensive intellectual property relating to our technologies is central to long-term success and we intend to invest accordingly. This applies to both domestic and international patent coverage, and trade secrets, and trademarks.

The sugarBEAT® technology is protected by filed patents and substantial trade secrets covering methods and apparatus for measuring glucose extracted from human skin in a non-invasive manner, devices for extracting glucose from the skin is a stable manner, and the formulation and process for preparation of the enzyme solution used in the sensor.

On May 8, 2014, NDM Technologies Limited, a related company, assigned the UK patent application 1208950.4 and International (PCT) patent application PCT/GB2013/051322 entitled "Cumulative Measurement of an Analyte" to Dermal Diagnostics Limited (“DDL”) for a nominal consideration.

Additional patents are intended to be filed in the future relating to the device and sensor, providing new intellectual property protection. Some of the recently filed patents and future patents may supersede previous intellectual property.

The company retains substantial trade secrets relating to aspects of the sensor manufacture process and the sensor formulation, which has taken several years to develop, and we believe will prove challenging to reverse engineer as it consists of formulation components in addition to processing methods in complex combinations that are unique to the final functional sensor. Patents will not be filed on this aspect of the technology to avoid any public dissemination of the know-how.

These patents and know-how cover aspects of the technology platform. Furthermore, the trademarks BEAT and sugarBEAT® have been registered in multiple key global territories. Accordingly, all intellectual property essential to the sugarBEAT® product is owned by us, and not subject to royalty payments. We intend to take the lead in the preservation and/or prosecution of these patents and patent applications going forward as required. We intend to file additional patents as the development progresses, where deemed to be of value to protecting the technology platform and future modifications and improvements. New patents and patent filings could supersede existing patents as the technology is further developed and optimized. Where patents cannot be secured, the intellectual property will be limited to know-how and trade secrets, and these will be diligently guarded.

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Trade Secrets, Trademarks, and Patents Filed, Granted and Pending

IP: Patent (Core Claim), Know-how, Trademark	Expiration Date	Jurisdictions in which Granted / Issued	Jurisdictions in which Pending	Ongoing Royalty or Milestone Payments

Patent: Cumulative Measurement of an Analyte (1)	May 20, 2033	Australia, France, Germany, Italy, Poland, Spain, Netherlands, UK, China, Japan, USA, Canada, UAE	Brazil, Qatar	None. Internal development
Skin Prep Patch (2)	December 2, 2039	N/A	UK, Europe, USA	None. Internal development
Know-how: Sensor Formulation and manufacture processes	N/A	Trade Secret	N/A	None. Internal development
Trademark: BEAT	Renewal due in 2026	UK, Canada, China, EU, India, Japan, Norway, Russia, Singapore	Malaysia, Brazil, Mexico, Switzerland, Turkey	None. Internal development
Trademark: sugarBEAT	Renewal due in 2025	UK, Canada, Australia, Switzerland, China, Egypt, EU, Israel, India, Iran, Japan, North Korea, Morocco, Mexico, Norway, New Zealand, Russia, Singapore, Tunisia, Turkey, USA	N/A	None. Internal development

(1) This patent provides a formula for calculating the amount of glucose extracted over a defined period of time by deducting the difference between two readings to allow rapid sensing without needing to deplete the analyte being measured.

(2) This patent describes a device and method for preparing the skin for the measurement of glucose on the skin surface.

Clinical Trials

Our clinical testing is conducted by contract clinical research organizations in various centers around the world to cover a wide demographic – including Asia and Europe – and is managed by our in-house management team.

We had 2 pre-submission meetings with the FDA in June 2016, to define the clinical roadmap. As a result, a detailed clinical plan was developed and approved internally and a clinical site in Europe was selected and audited and approved for commencement of clinical studies using the body worn transmitter device version of the sugarBEAT®. The study was completed, and a PMA application submitted to the FDA in July 2020.

The data from these studies was also submitted as part of the CE approval in Europe was received in May 2019.

Research and development

We spent $1,556,988 and $1,554,603 during the fiscal years ended March 31, 2022 and 2021, respectively, on research and development; management currently anticipated that spend in this area will remain reasonably consistent in the coming fiscal year.

Manufacturing

The manufacture and sale of CE certified medical devices are controlled and governed by guidelines stipulated in the International Organization for Standardization (ISO), more specifically ISO13485; sugarBEAT® will be manufactured and marketed according to ISO13485 quality standards.

In support of commercial sales of sugarBEAT® in the UK and EU we have worked with our manufacturing partner Nemaura Pharma, to scale-up manufacturing of the various sugarBEAT® components alongside facilities for final assembly and packaging. As part of this process, we have expanded our manufacturing and assembly capabilities by occupying additional space within our existing headquarters site at Loughborough University Science and Enterprise Park (LUSEP) in the UK.

We have entered into the following types of agreements with various manufacturing partners:

–	Manufacturing agreements for the sensor manufacture

–	Manufacturing agreements for the patch manufacture

–	Manufacturing agreements for the CGM transmitter device and re-charging station manufacture

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Sales and Marketing

An Exclusive Marketing Rights agreement for the UK and Republic of Ireland was signed on March 31, 2014 with Dallas Burston Pharma, a Jersey (Channel Island) based company (“DB Pharma”) (subsequently updated in 2018 and again in 2021 to include a change in the company name to MySugarWatch Limited “MSW”), who has pharmaceutical product marketing operations in the UK and has demonstrated a very successful model for the marketing of prescription medical products directly to general practitioners. We received a non-refundable upfront payment of £1 million ($1.67 million at the then exchange rate) in return for providing MSW with the exclusive right to sell the sugarBEAT® device in the UK and Republic of Ireland, both direct to consumer and through prescriptions by general practitioners. The key terms of the Exclusive Marketing Rights Agreement were concluded in a Commercial Agreement signed in August 2015. This agreement was updated and re-issued in October 2019 to cover new IP / improvements to the technology.

In addition, a joint venture agreement was entered into with MySugar Watch (Europe) Limited (previously known as Dallas Burston Ethitronix (Europe) Limited) in May 2018, whereby we will share equally the costs and net profits of the sales of our sugarBEAT® system in all territories in Europe, with the exception of the United Kingdom, which is the subject of a separate agreement with MSW. This agreement was updated and re-issued in October 2019 to cover new IP/ improvements to the technology. Commercial agreements were signed in 2018 with TPMENA and Al-Danah Medical, for the Gulf Region (GCC) and Qatar respectively.

Regulatory matters

Government Regulation

Our business is subject to extensive federal, state, local and foreign laws and regulations, including those relating to the protection of the environment, and health and safety. Some of the pertinent laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change, or new laws may be enacted.

Both federal and state governmental agencies continue to subject the healthcare industry to intense regulatory scrutiny, including heightened civil and criminal enforcement efforts. We believe that we have structured our business operations to comply with all applicable legal requirements. However, it is possible that governmental entities or other third parties could interpret these laws differently and assert otherwise. We discuss below the statutes and regulations that are most relevant to our business.

United Kingdom and Wales and the European Union regulations

Government authorities in the United Kingdom and Wales and the European Union as well as other foreign countries extensively regulate, among other things, the research, development, testing, manufacture, labelling, promotion, advertising, distribution, sampling, marketing and import and export of medical devices, including patches and other pharmaceutical products. Our body worn transmitter devices in the United Kingdom and Wales will be subject to strict regulation and require regulatory approval prior to commercial distribution. The process of obtaining governmental approvals and complying with ongoing regulatory requirements requires the expenditure of substantial time and financial resources. In addition, statutes, rules, regulations and policies may change and new legislation or regulations may be issued that could delay such approvals. If we fail to comply with applicable regulatory requirements at any time during the product development process, approval process, or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the authority's refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of our operations, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us.

The European Commission on Public Health (the "ECPH") provides the regulation for the development and commercialization of new medical diagnostic devices. Any medical device placed on the European market must comply with the relevant legislation, notably with Directive 93/42/EEC for medical devices, with the active implantable devices Directive (90/385/EEC) or with the in vitro devices Directive (98/79/EC). From 26th May 2021, all newly approved medical devices must comply with the Medical Device Regulation (2017/745). Before manufacture / import, it must be determined whether the device in question falls under any of these Directives. All medical devices must fulfil the essential requirements set out in the above-mentioned directives. Where available, relevant standards may be used to demonstrate compliance with the essential requirements defined in the devices Directives.

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Manufacturers also need to determine the appropriate conformity assessment route. For devices falling under Directive 93/42/EEC / Regulation 2017/745, other than custom-made devices and devices intended for clinical investigation, the conformity assessment route depends on the class of the device, to be determined in accordance with certain rules set forth in the directives / regulations. Once the applicable class or list has been determined, manufacturers need to follow the appropriate conformity assessment procedure. Subject to the type of the device, this may require manufacturers to have their quality systems and technical documentation reviewed by a Notified Body before they can place their products on the market. A Notified Body is a third-party body that can carry out a conformity assessment recognized by the European Union. The Notified Body will need to assure itself that relevant requirements have been met before issuing relevant certification. Manufacturers can then place the CE marking on their products to demonstrate compliance with the requirements.

The CE approval is the process of achieving a mandatory conformity marking for the sugarBEAT® device to allow it to be legally sold in the European Union. It is a manufacturers' declaration that the product meets the requirements of the applicable European laws. The process for the sugarBEAT® device CE submission and approval involved the following:

1. The device is classified depending on certain categories described by the European Directive with Class I products being low risk (e.g., band aid plasters), with Class III devices being the highest risk. The classes are Class I, IIa, IIb and III. Risk is based upon the potential harm to the patient should a problem arise with a product or its use. The sugarBEAT® device is classified as a IIb device.

2. A 'technical file' containing all of the information required to demonstrate that the product meets the essential requirements of the European directive will be prepared. This includes information relating to performance and safety of the device such as product specifications, labelling, instructions for use, risk analysis and specific test information/clinical evidence relating to the product that support the claims being made for the product.

3. Clinical evidence included in the technical file is expected to demonstrate that the device is safe and meets defined performance requirements. This clinical evidence can be in the form of literature data where substantial published data exists that utilizes the same technique for glucose extraction and measurement (albeit in a different device format), or data from actual clinical studies performed using the sugarBEAT® device. The first CE mark submission was based on literature evaluation of 3rd party published clinical data available in the public domain. The final CE mark submission has claims based on the clinical performance of the device, based on clinical studies described earlier herein. The clinical data showed that the sugarBEAT® device can trend blood glucose levels in a human subject by taking measurements every 5 minutes. The clinical trial data demonstrates the sugarBEAT® device blood glucose trend can be used to supplement normal finger prick measurements.

4. The technical file has been assessed by an independent inspector (the Notified Body), regulated by the competent authority, (Medicines and Healthcare products Regulatory Agency, MHRA in the United Kingdom). The Notified Body (an organization in the European Union that has been accredited by a member state to determine whether a medical device complies with the European medical device directives), will then notify The European Commission on Public Health (the "ECPH") of the approval and a certificate will be issued to the Company by the notified body and we will then be able to apply the CE mark to the device, and legally offer the product for sale in the European Economic Area (EEA). The CE mark has been issued as of May 2019 and the company is now able to offer the device for commercial sale in the EU.

5. The review of the technical file commenced in August 2018, and the final review and sign off was received in May 2019. Since the CE mark was approved, we have undergone routine inspections of our ISO 13485 Quality Management System in order to maintain our CE mark accreditation. An addendum was also submitted to the notified body and approval obtained, to include within the approved CE marked device, the iOS version of the smart device app that the transmitter connects to.

U.S. Food and Drug Administration regulation of medical devices

The US Food, Drug, and Cosmetic Act (the “FDCA”) and FDA regulations establish a comprehensive system for the regulation of medical devices intended for human use. sugarBEAT® is a medical device that is subject to these, as well as other federal, state, local and foreign, laws and regulations. The FDA is responsible for enforcing the laws and regulations governing medical devices in the United States.

The FDA classifies medical devices into one of three classes (Class I, Class II, or Class III) depending on their level of risk and the types of controls that are necessary to ensure device safety and effectiveness. The class assignment is a factor in determining the type of premarketing submission or application, if any, that will be required before marketing in the United States. SugarBEAT® falls under Class III.

–	Class I devices present a low risk and are not life-sustaining or life-supporting. The majority of Class I devices are subject only to "general controls" (e.g., prohibition against adulteration and misbranding, registration and listing, good manufacturing practices, labelling, and adverse event reporting. General controls are baseline requirements that apply to all classes of medical devices.)

–	Class II devices present a moderate risk and are devices for which general controls alone are not sufficient to provide a reasonable assurance of safety and effectiveness. Devices in Class II are subject to both general controls and "special controls" (e.g., special labelling, compliance with performance standards, and post market surveillance. Unless exempted, Class II devices typically require FDA clearance before marketing, through the premarket notification (510(k)) process.)

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–	Class III devices present the highest risk. These devices generally are life-sustaining, life-supporting, or for a use that is of substantial importance in preventing impairment of human health or present a potential unreasonable risk of illness or injury. Class III devices are devices for which general controls, by themselves, are insufficient and for which there is insufficient information to determine that application of special controls would provide a reasonable assurance of safety and effectiveness. Class III devices are subject to general controls and typically require FDA approval of a PMA application before marketing.

Unless it is exempt from premarket review requirements, a medical device must receive marketing authorization from the FDA prior to being commercially marketed, distributed or sold in the United States. The most common pathways for obtaining marketing authorization are 510(k) clearance and PMA. After preliminary discussions with the FDA in June 2016 as part of a pre-submission meeting it was determined that the pathway for sugarBEAT® would be a PMA approval.

Premarket approval pathway

The PMA approval process requires an independent demonstration of the safety and effectiveness of a device. PMA is the most stringent type of device marketing application required by the FDA. PMA approval is based on a determination by the FDA that the PMA contains sufficient valid scientific evidence to ensure that the device is safe and effective for its intended use(s). A PMA application generally includes extensive information about the device including the results of clinical testing conducted on the device and a detailed description of the manufacturing process.

After a PMA application is accepted for review, the FDA begins an in-depth review of the submitted information. FDA regulations provide 180 days to review the PMA and make a determination; however, in reality, the review time is normally longer (e.g., 1-3 years). During this review period, the FDA may request additional information or clarification of information already provided. Also, during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the data supporting the application and provide recommendations to the FDA as to whether the data provides a reasonable assurance that the device is safe and effective for its intended use. In addition, the FDA generally will conduct a preapproval inspection of the manufacturing facility to ensure compliance with Quality System Regulation, which imposes comprehensive development, testing, control, documentation and other quality assurance requirements for the design and manufacturing of a medical device.

Based on its review, the FDA may (i) issue an order approving the PMA, (ii) issue a letter stating the PMA is "approvable" (e.g., minor additional information is needed), (iii) issue a letter stating the PMA is "not approvable," or (iv) issue an order denying PMA. A company may not market a device subject to PMA review until the FDA issues an order approving the PMA. As part of a PMA approval, the FDA may impose post-approval conditions intended to ensure the continued safety and effectiveness of the device including, among other things, restrictions on labelling, promotion, sale and distribution, and requiring the collection of additional clinical data. Failure to comply with the conditions of approval can result in materially adverse enforcement action, including withdrawal of the approval.

Most modifications to a PMA approved device, including changes to the design, labelling, or manufacturing process, require prior approval before being implemented. Prior approval is obtained through submission of a PMA supplement. The type of information required to support a PMA supplement and the FDA's time for review of a PMA supplement vary depending on the nature of the modification.

In February 2020 Nemaura announced that following discussions with the FDA, Nemaura established that Nemaura may sell its CGM product with a digital service offering in the U.S. without FDA approval as a non-medical wellbeing application. Nemaura further announced that it intended to launch this product under the brand proBEAT™ in the U.S.. The product enables users to wear the CGM device from which data will be sent to Nemaura’s servers in the cloud, from where data will be processed to provide users with educational material and insights into factors that can affect their sugar levels and tips for healthy lifestyle and diet, with a view to helping pre-diabetics and diabetics alike live healthier lives. A limited product launch commenced by way of pilot studies in the U.S. in December 2020 to enabled potential customers to register their interest utilizing proBEAT™ in conjunction with a digital program for weight loss targeted at persons with diabetes, under the brand BEATdiabetes.life.

Clinical trials

Clinical trials of medical devices in the U.S. are governed by the FDA's Investigational Device Exemption ("IDE") regulation. This regulation places significant responsibility on the sponsor of the clinical study including, but not limited to, choosing qualified investigators, monitoring the trial, submitting required reports, maintaining required records, and assuring investigators obtain informed consent, comply with the study protocol, control the disposition of the investigational device, submit required reports, etc.

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Clinical trials of significant risk devices (e.g., implants, devices used in supporting or sustaining human life, devices of substantial importance in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health) require FDA and Institutional Review Board ("IRB") approval prior to starting the trial. FDA approval is obtained through submission of an IDE application. Clinical trials of non-significant risk ("NSR") devices (i.e., devices that do not meet the regulatory definition of a significant risk device) only require IRB approval before starting. The clinical trial sponsor is responsible for making the initial determination of whether a clinical study is significant risk or NSR; however, a reviewing IRB and/or FDA may review this decision and disagree with the determination.

An IDE application must be supported by appropriate data, such as performance data, animal and laboratory testing results, showing that it is safe to evaluate the device in humans and that the clinical study protocol is scientifically sound. There is no assurance that submission of an IDE will result in the ability to commence clinical trials. Additionally, after a trial begins, the FDA may place it on hold or terminate it if, among other reasons, it concludes that the clinical subjects are exposed to an unacceptable health risk.

As noted above, the FDA may require a company to collect clinical data on a device in the post-market setting.

The collection of such data may be required as a condition of PMA approval. The FDA also has the authority to order, via a letter, a post-market surveillance study for certain devices at any time after they have been cleared or approved.

Pervasive and continuing FDA regulation

After a device is placed on the market, regardless of its classification or premarket pathway, numerous additional FDA requirements generally apply. These include, but are not limited to:

–	Establishment registration and device listing requirements;

–	Quality System Regulation ("QSR"), which governs the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labelling, storage, installation, and servicing of finished devices;

–	Labelling requirements, which mandate the inclusion of certain content in device labels and labelling, and generally require the label and package of medical devices to include a unique device identifier ("UDI"), and which also prohibit the promotion of products for uncleared or unapproved, i.e., "off-label," uses;

–	Medical Device Reporting ("MDR") regulation, which requires that manufacturers and importers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and

–	Reports of Corrections and Removals regulation, which requires that manufacturers and importers report to the FDA recalls (i.e., corrections or removals) if undertaken to reduce a risk to health posed by the device or to remedy a violation of the Federal Food, Drug and Cosmetic Act that may present a risk to health; manufacturers and importers must keep records of recalls that they determine to be non-reportable.

The FDA enforces these requirements by inspection and market surveillance. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include, but is not limited to, the following sanctions:

–	Untitled letters or warning letters;

–	Fines, injunctions and civil penalties;

–	Recall or seizure of our products;

–	Operating restrictions, partial suspension or total shutdown of production;

–	Refusing a request for 510(k) clearance or premarket approval of new products;

–	Withdrawing 510(k) clearance or premarket approvals that are already granted; and

–	Criminal prosecution.

We would be subject to unannounced device inspections by the FDA, as well as other regulatory agencies overseeing the implementation of and compliance with applicable state public health regulations. These inspections may include our suppliers' facilities.

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Other Regulation in the United Kingdom and Wales and the EU

Healthcare Reimbursement

Government and private sector initiatives to limit the growth of healthcare costs, including price regulation, competitive pricing, coverage and payment policies, and managed-care arrangements, are continuing in many countries where we do business, including the United Kingdom and Wales. These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical products. Government programs, private healthcare insurance and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments. This has created an increasing level of price sensitivity among customers for products. Some third-party payers must also approve coverage for new or innovative devices or therapies before they will reimburse healthcare providers who use the medical devices or therapies. Even though a new medical product may have been cleared for commercial distribution, we may find limited demand for the product until reimbursement approval has been obtained from governmental and private third-party payers.

Environmental Regulation

We are also subject to various environmental laws and regulations both within and outside the United Kingdom and Wales. Like many other medical device companies, our operations involve the use of substances, including hazardous wastes, which are regulated under environmental laws, primarily manufacturing and sterilization processes. We do not expect that compliance with environmental protection laws will have a material impact on our consolidated results of operations, financial position or cash flow. These laws and regulations are all subject to change, however, and we cannot predict what impact, if any, such changes might have on our business, financial condition or results of operations.

Foreign Regulation

Whether or not we obtain regulatory approval for a product, we must obtain approval from the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for EC approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary greatly from country to country.

In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the prices which result from the regulatory approval process would be insufficient to generate an acceptable return to us or our collaborators.

EU General Data Protection Regulation

The EU General Data Protection Regulation (the “GDPR”) came into force in all EU Member States from May 25, 2018 and replaced previous EU data privacy laws. Although a number of basic existing principles will remain the same, the GDPR introduces new obligations on data controllers and rights for data subjects, including, among others:

–	accountability and transparency requirements, which will require data controllers to demonstrate and record compliance with the GDPR and to provide more detailed information to data subjects regarding processing;

–	enhanced data consent requirements, which includes “explicit” consent in relation to the processing of sensitive data;

–	obligations to consider data privacy as any new products or services are developed and limit the amount of information collected, processed, stored and its accessibility;

–	constraints on using data to profile data subjects;

–	providing data subjects with personal data in a useable format on request and erasing personal data in certain circumstances; and

–	reporting of breaches without undue delay (72 hours where feasible).

The GDPR also introduced new fines and penalties for a breach of requirements, including fines for serious breaches of up to the higher of 4% of annual worldwide revenue or €20m and fines of up to the higher of 2% of annual worldwide revenue or €10m (whichever is highest) for other specified infringements. The GDPR identifies a list of points to consider when imposing fines (including the nature, gravity and duration of the infringement).

The Company has assessed the implications of the GDPR on all personal data it holds and has implemented measures to ensure that personal data shall be:

-	Processed lawfully, fairly and in a transparent manner in relation to the data subject.

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-	Collected for a specified, explicit and legitimate purpose and not further processed in a manner that is incompatible with those purposes.

-	Adequate, relevant and limited to what is necessary in relation to the purposes for which they are processed.

-	Kept in a form which permits identification of data subjects for no longer than is necessary for the purposes for which the personal data is processed.

-	Processed in a manner that ensures appropriate security of the personal data, including protection against unauthorised or unlawful processing and against accidental loss, destruction or damage, using appropriate technical or organisational measures.

-	Maintained accurately and up to date and that every reasonable step is taken to ensure that personal data that is inaccurate, having regard to the purposes for which they are processed, are erased or rectified without delay.

At the current stage of the Company’s development and, with being pre-revenue at this stage, the scope of data held, and consequently the impact of GDPR, is limited. Increased application of GDPR will be assessed and implemented prior to further Company developments that warrant additional GDPR measures. As the Company progresses with product commercialization, the extent to which GDPR will affect the Company will increase, which will require additional changes to the Company’s procedures and policies which could adversely impact operational and compliance costs. Further, there is a risk that the measures will not be implemented correctly or that individuals within the business will not be fully compliant with the new procedures. If there are breaches of these measures, the Company could face significant administrative and monetary sanctions as well as reputational damage which may have a material adverse effect on its operations, financial condition, and prospects.

Human Capital Management

We believe that a diverse workforce is important to our success. We will continue to focus on the hiring, retention and advancement of women and underrepresented populations, and to cultivate an inclusive and diverse corporate culture. In the future, we intend to continue to evaluate our use of human capital measures or objectives in managing our business such as the factors we employ or seek to employ in the development, attraction and retention of personnel and maintenance of diversity in our workforce.

The success of our business is fundamentally connected to the well-being of our people. Accordingly, we are committed to the health, safety, and wellness of our employees. We provide our employees with access to a variety of flexible and convenient health and wellness programs, including benefits that provide protection and security so they can have peace of mind concerning events that may require time away from work or that impact their financial well-being; that support their physical and mental health by providing tools and resources to help them improve or maintain their health status and encourage engagement in healthy behaviors; and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families.

We also provide robust compensation and benefits programs to help meet the needs of our employees. We believe that we maintain a satisfactory working relationship with our employees and have not experienced any labor disputes. As of March 31, 2022, we had 37 personnel employed on our payroll, which equates to approximately 32 full-time equivalents.

Organizational Structure

We are a holding corporation that owns 100% of a diagnostic medical device company specializing in discovering, developing, and commercializing specialty medical devices. We were organized on December 24, 2013, under the laws of the State of Nevada. We own 100% of Dermal Diagnostic (Holdings) Limited, an England and Wales corporation formed on December 11, 2013. Dermal Diagnostics (Holdings) Limited owns 100% of the stock in Dermal Diagnostics Limited (“DDL”), an England and Wales corporation formed on January 20, 2009, and 100% of the stock in Trial Clinic Limited (“TCL”), an England and Wales corporation formed on January 12, 2011.

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The following diagram illustrates Nemaura’s corporate structure as of April 17, 2023:

During the fiscal year ended March 31, 2021, the Board of Directors assessed the adequacy of the group’s organizational structure and concluded that an intermediary holding company, Region Green Limited, was no longer required as the entity had been effectively dormant since inception and no longer represented a requirement to be maintained. It was therefore determined that Region Green Limited should be unwound, with the assets held by Region Green Limited being transferred up to Nemaura Medical Inc. following which Region Green Limited would be dissolved.

The transfer of assets took place on March 5, 2021 and Region Green Limited was formally dissolved as of April 23, 2021.

In December 2013, we restructured the Company and re-domiciled as a domestic corporation in the United States. The corporate re-organization was accomplished to preserve the tax advantages under the laws of the England and Wales tax laws for the benefit of the shareholders of both Dermal Diagnostics Limited and Trial Clinic Limited.

DDL is a diagnostic medical device company headquartered in Loughborough, Leicestershire, England. DDL was founded on January 20, 2009, to engage in the discovery, development and commercialization of diagnostic medical devices. The Company’s initial focus has been on the development of a novel CGM device.

Recent Developments

Termination of Chief Financial Officer

Effective July 1, 2022, the Company terminated its Company’s Chief Financial Officer and has commenced a search for a U.S. based replacement.  Until a replacement has been selected, the Company’s President and Chief Executive Officer will act as principal financial and accounting officer of the Company, and the Company’s finance team will continue to support the Company with respect to its accounting and financial reporting compliance requirements.

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Commercial Deliveries

December 2021 marked a significant milestone in the Company’s evolutionary journey with the first deliveries of the sugarBEAT® non-invasive glucose monitor (“CGM”) being made to the UK licensee, MySugarWatch Limited (“MSW”). MSW has developed a subscription-based diabetes coaching and management service that will be provided alongside the CGM, primarily targeting those with type 2 diabetes and continues to undertake studies to support full reimbursement for the sensors and the diabetes management program in the UK.

The deliveries reflect the phased delivery schedule agreed upon with MSW in relation to MSW’s initial order that was placed earlier in 2021, as a result of which the Company started to recognize revenues.

Furthermore, on September 24, 2021 the Company entered into a License, Supply and Distribution Agreement with MySugarWatch DuoPack Limited (“MSW-DP”), a sister company of MSW, whereby MSW-DP will provide CGM sensors free of charge with certain medications that are widely prescribed to persons with Type 2 diabetes. These medications came off patent in the fourth calendar quarter of 2022 in Europe and the UK, and due to come off patent in 2023 in the U.S. The agreed sale price of sensors to MSW-DP under the terms of the agreement is $20 per box of five sensors for the U.S. market, and in Europe and the UK 12.50 Euros in the first 12 months from product launch and 10 Euros thereafter per box of four sensors. Nemaura’s anticipated cost of goods per sensor on large-scale production is $1 per sensor. As of January 2022, there were over 2 million prescriptions written for these medications each month in the combined key EU and UK territories. The Company believes this will provide an opportunity for rapid market penetration in the use of its CGM sensors, at a scale that can enable the targeted lower cost of goods to be achieved and thereby support both revenue and margin growth into the future.

Management is now focused on fulfilling the remainder of the UK licensees’ initial orders and supporting MSW’s UK launch, while also developing the capabilities of the Company to develop and service new channels of business across other geographic markets via the use of our BEAT platform. This includes expansion of the consumer metabolic health offering Miboko, launched in late 2021, to employers and insurers across the U.S.

On January 26, 2023, we announced receipt of a first purchase order for 5,000 proBEAT™ subscriptions from HealthFleet Inc. (“HealthFleet”), a leading telehealth provider focusing on care, coaching, and health recommendations. The purchase order consists of 75,000 proBEAT glucose sensors over an initial five-month period and is valued at $500,000 in revenue. HealthFleet has an option to increase volumes based on customer response.

ATM Offering

In July 2021, the Company entered into an At The Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC (the “Agent”) pursuant to which the Company may offer and sell from time to time to or through the Agent shares of the Company’s common stock. On April 1, 2022, the Company and Agent entered into an amendment (the “Amendment”) to the ATM Agreement, pursuant to which the parties agreed to expand the meaning of the defined term “Registration Statement” in the ATM Agreement to include, for the period from April 1, 2022 and thereafter, a new shelf registration statement (File Number 333-263618) on Form S-3 (“New Registration Statement”) that was filed on March 16, 2022 with the SEC and declared effective by the SEC on March 28, 2022. No other changes to the ATM Agreement were made by the Amendment.

The offer and sale of shares of Common Stock through the Agent will be made pursuant to the New Registration Statement, and a related prospectus supplement filed with the SEC pursuant to which the Company is offering shares of its common stock having an aggregate offering price of up to $3,000,000.

Preliminary agreement with EVERSANA

On September 27, 2022, the Company entered into a preliminary agreement with EVERSANA to collaborate on the launch strategy of the Company’s BEATdiabetes program.

Amendment of Uptown Capital Secured Promissory Note

On February 8, 2021, the Company, Dermal Diagnostics Limited, a wholly owned subsidiary of the Company (“Dermal Diagnostics”), and Trial Clinic Limited, a wholly owned subsidiary of the Company (“Trial Clinic” and collectively with the Company and Dermal Diagnostics) issued to Uptown Capital, LLC (“Uptown”) a secured promissory note (the “Uptown Note”) in the original principal amount of $24,015,000. The Uptown Note carried an original issue discount of $4,000,000. In addition, the Company agreed to pay $15,000 to Uptown to cover Uptown’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Uptown Note, all of which amount was included in the initial principal balance of the Uptown Note. The purchase price of the Uptown Note, therefore, was $20,000,000. The original maturity date of the Uptown Note was 24 months after the date the purchase price for the Uptown Note was delivered.

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On October 21, 2022, the Company entered into an amendment to Secured Promissory Note, dated as of October 21, 2022, by and among the Company, Dermal Diagnostics, Trial Clinic and Uptown. Pursuant to the terms of the amendment, the Company and Uptown agreed to extend the maturity date of the Uptown Note to July 1, 2024. In consideration thereof, the Company agreed to pay to Uptown an extension fee in the amount of 5% of the outstanding balance of the Uptown Note which results in $813,834 being added onto the liability due to Uptown.

The Company and Uptown previously agreed to reduce the maximum monthly redemption amount from $2,000,000 to $500,000 from June 2022 to February 2023, which reduction remains in force. Pursuant to the terms of the Amendment, the Company and Uptown agreed to reduce the maximum monthly redemption amount during the period beginning March 2023 until the Uptown Note is paid in full from $2,000,000 to $1,000,000; provided, however, that upon the occurrence of an event of default under the Uptown Note, the maximum monthly redemption amount will automatically be increased back to $2,000,000.

Approval of Shareholders with Majority of Issued and Outstanding Voting Securities of Registered Direct Offering and Private Placement and related Schedule 14C (Information Statement)

On January 27, 2023, the holders of an aggregate of 13,596,205 shares of the Company’s common stock, representing approximately 56.4% of the overall voting power of the Company, approved proposed issuance and sale of up to (i) 4,796,206 shares of the Company’s common stock (“Shares”), at a price per share of $1.75, for a gross deal size of up to $8,393,360.50 to the investors in a registered direct offering, and (ii) warrants (“Warrants”) to purchase up to 4,796,206 shares of common stock, at an exercise price of $2.00 share, for an aggregate purchase price of up to $9,592,412, in a concurrent private placement. Such stockholders also approved, among other things, (i) the forms of, and the execution of, the Securities Purchase Agreement, the placement agent agreement (the “Placement Agent Agreement”) and the Warrants; (ii) the filing of a prospectus supplement to the Registration Statement regarding the registered direct offering of the Shares (the “Prospectus Supplement”); (iii) the filing of a registration statement (the “Resale Registration Statement”) to register the resale of the shares underlying the Warrants; and (iv) the filing with the Nasdaq Capital Market (the “Exchange”) applications or other such document(s) to effect the listing (the “Listing Applications”) on the Exchange of the Shares and shares underlying the Warrants to be offered pursuant to the Prospectus Supplement and Resale Registration Statement, respectively.

On April 7, 2023, the Company filed with the SEC a Preliminary Schedule 14C (Information Statement) to be followed by a mailing of the Definitive Schedule 14C to the shareholders of the Company informing them (rather than soliciting or requesting shareholder approval) that the shareholders holding a majority of the issued and outstanding voting securities of the Company approved the issuance and sale of the 4,797,206 shares of common stock and warrants to purchase the same number of shares of common stock in the concurrent private placement.

Completion of $8.4 Million Registered Direct Offering and Concurrent Private Placement for Warrants

On January 31, 2023, the Company completed the closing pursuant to a securities purchase agreement with two accredited institutional investors to purchase 4,796,206 shares of its common stock in a registered direct offering under the Form S-3 and warrants to purchase 4,796,206 shares of its common stock at an exercise price of $2.00 per share in a concurrent private placement. The combined purchase price for one share of common stock and one warrant is $1.75 for gross proceeds of $8,393,360. The Company agreed to file the Resale Registration Statement to register the resale of the shares underlying the warrants within 45 days of the date of the offering to obtain effectiveness of such Resale Registration Statement within 90 days following the closing of the offering.

Notice of Failure to Timely File Form 10-Q

On February 23, 2023, the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that it was not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1) (the “Rule”) as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2022 (the “Form 10-Q”). Subsequently, on February 24, 2023, the Company filed the Form 10-Q and regained compliance with the Rule.

On February 27, 2023, the Company received a notice from Nasdaq that, based on the Form 10-Q filing on February 24, 2023, Nasdaq determined that the Company was in compliance with the Rule and the matter was closed.

Resignation of Independent Registered Public Accounting Firm

On February 23, 2023, Mayer Hoffman McCann P.C. (“MHM”) resigned as the independent registered public accounting firm for the Company, effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022. The Company filed its Quarterly Report on Form 10-Q for the quarter ended December 31, 2022 on February 24, 2023.

MHM’s reports on the Company’s financial statements as of and for the fiscal years ended March 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports expressed substantial doubt regarding the Company’s ability to continue as a going concern. During the fiscal years ended March 31, 2022 and 2021 and through February 23, 2023, there have been no disagreements with MHM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to MHM’s satisfaction, would have caused MHM to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such periods.

During the fiscal years ended March 31, 2022 and 2021 and through February 23, 2023, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, except for a material weakness as disclosed under “Item 4. Controls and Procedures” of each of the Company’s (i) Quarterly Report on Form 10-Q for the period ended December 31, 2022, (ii) Quarterly Report on Form 10-Q/A (Amendment No. 1) for the period ended September 30, 2022, and (iii) Quarterly Report on Form 10-Q/A (Amendment No. 1) for the period ended June 30, 2022.

The Company provided MHM with a copy of the foregoing disclosure and requested MHM to furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made herein, which MHM furnished to the Company and filed with the SEC on March 1, 2023.

The Company is currently seeking a new independent registered public accounting firm to replace MHM.

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Notices of Failure to Satisfy Nasdaq Minimum Market Value of Listed Securities Requirement and Minimum Bid Price Requirement

On April 3, 2023, the Company received a written notice (the “MVLS Notice”) from the Nasdaq Listing Qualification Department (the “Nasdaq Staff”) indicating that the Company is not in compliance with the $35 million minimum market value of listed securities requirement set forth in Nasdaq Listing Rule 5550(b)(2) for continued listing on the Nasdaq Capital Market. The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market under the symbol “NMRD,” and the Company is currently monitoring the market value of its listed securities and evaluating its alternatives, if appropriate, to resolve the deficiency and regain compliance with this rule.

The Nasdaq Listing Rules (the “Rules”) require listed securities to maintain a minimum market value of listed securities (“MVLS”) of $35 million and, based on the Nasdaq Staff’s review of the Company’s MVLS for the last 30 consecutive business days, the Company no longer meets this requirement. However, the Rules also provide the Company a compliance period of 180 calendar days, or until October 2, 2023, in which to regain compliance. If at any time during this compliance period the Company’s MVLS closes at $35 million or more for a minimum of 10 consecutive business days, the Nasdaq Staff will provide the Company written confirmation of compliance and this matter will be closed. There can be no assurance that the Company will be able to regain compliance with the MVLS requirement, even if it maintains compliance with the other listing requirements.

On April 7, 2023, the Company received written notice (the “Bid Price Notice”) from the Nasdaq Staff indicating that the Company is not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market under the symbol “NMRD,” and the Company is currently monitoring the closing bid price of its common stock and evaluating its alternatives, if appropriate, to resolve the deficiency and regain compliance with this rule.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement. The Bid Price Notice indicated that the Company will be provided 180 calendar days, or until October 3, 2023, in which to regain compliance. If at any time during this period the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, the Nasdaq Staff will provide the Company with a written confirmation of compliance and the matter will be closed.

Alternatively, if the Company fails to regain compliance with Rule 5550(a)(2) prior to the expiration of the 180 calendar day period, but meets the continued listing requirement for market value of publicly held shares and all of the other applicable standards for initial listing on the Nasdaq Capital Market, with the exception of the minimum bid price, and provides written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary, then the Company may be granted an additional 180 calendar days to regain compliance with Rule 5550(a)(2).

There can be no assurance that the Company will be able to regain compliance with the Bid Price requirement, even if it maintains compliance with the other listing requirements. The Company is considering actions that it may take in response to the Bid Price Notice in order to regain compliance with the continued listing requirements, but no decisions regarding a response have been made at this time.

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Impact of COVID-19

A regional or global health pandemic, including COVID-19, could severely affect our business, results of operations and financial condition. A regional or global health pandemic, depending upon its duration and severity, could have a material adverse effect on our business. For example, the COVID-19 pandemic has had numerous effects on the global economy and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures, including shutdowns and “shelter-in-place” orders suggested or mandated by governmental authorities or otherwise elected by companies as a preventive measure, have adversely affected workforces, customers, consumer sentiment, economies and financial markets, and, along with decreased consumer spending, have led to an economic downturn in many of our markets.

As a result of the COVID-19 pandemic, we evaluated and executed the steps available to us to ensure we were able to provide protection of our employees and instigated remote working where possible combined with following all government advice and guidance regarding any engagement within the workplace that could not be completed remotely. To date this transition to remote working has had little impact on our employee productivity and has not caused any interruption to our business. Due to the uncertainty of COVID-19, we will continue to assess the situation, including abiding by any government-imposed restrictions, as and where relevant.

We are unable to accurately predict the impact that COVID-19 will have on our operations going forward due to uncertainties that will be dictated by the length of time that the pandemic and related disruptions continue, the impact of governmental regulations that might be imposed in response to the pandemic and overall changes in consumer behavior.

During this period, we, along with other companies, were notified by the FDA in the U.S., that our PMA application for sugarBEAT® would be delayed due to the prioritization being given to COVID-19 related applications and resource activity. While the PMA review resumed as of April 15, 2021, however due to the FDA’s current workload in light of the pandemic, the review has taken longer than a review normally has taken before the pandemic.

While key suppliers have not been accessible throughout the whole period of the outbreak, we have been able to be flexible in our priorities and respond favorably to the challenges faced during the outbreak. We have seen an increase in the adoption of technologies for remote and patient self-monitoring, which therefore potentially enhances the prospects for Nemaura Medical and its CGM product and planned digital healthcare offering.

At this point in time, there remains significant uncertainty relating to the potential effect of COVID-19 on our business. As infections may continue to become more widespread, we could experience a severe negative impact on our business, financial condition, and results of operations. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk factors” section.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those described in “Risk Factors” immediately following this prospectus summary. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include, but are not limited to, the following:

•	We have a history of operating losses.

•	The restatement of certain of our financial statements may subject us to risks and uncertainties, including the increased possibility of legal proceedings.

•	We have identified a material weakness in our internal control over financial reporting which could, if not remediated, adversely impact the reliability of our financial statements, result in material misstatements in our financial statements and cause current and potential stockholders to lose confidence in our financial reporting, which in turn could adversely affect the trading price of our common stock.

•	Our common stock may be delisted from The Nasdaq Capital Market if we cannot maintain compliance with Nasdaq’s continued listing requirements.

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•	We will need to raise additional funds in order to finance the anticipated commercialization of our product by incurring indebtedness, through collaboration and licensing arrangements, or by issuing securities which may cause dilution to existing stockholders, or require us to relinquish rights to our technologies and our product.

•	Revenue generation from product sales has only commenced in the prior fiscal year ended March 31, 2021 and may never become profitable.

•	Our substantial amount of indebtedness may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness.

•	We are largely dependent on the success of our sole product candidate, the sugarBEAT® device, and we may not be able to successfully commercialize this potential product.

•	If we fail to obtain regulatory approval of the sugarBEAT® device or any of our other future products, we will be unable to commercialize these potential products.

•	Failure to enroll patients in our clinical trials may cause delays in developing the sugarBEAT® device or any of our future products.

•	Delays in clinical testing could result in increased costs to us and delay our ability to generate revenue.

•	Our clinical trials for any of our current or future products may produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for these products or cease our trials.

•	If approved, the commercialization of our product, the sugarBEAT® device, may not be profitable due to the need to develop sales, marketing and distribution capabilities, or make arrangements with a third party to perform these functions.

•	Our proprietary rights may not adequately protect our intellectual property and product and if we cannot obtain adequate protection of our intellectual property and product, we may not be able to successfully market our product.

•	Our ability to commercialize our product will depend on our ability to sell such products without infringing the patent or proprietary rights of third parties. If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming and an unfavorable outcome would have a significant adverse effect on our business.

•	If our product, the sugarBEAT® device, does not gain market acceptance among physicians, patients and the medical community, we will be unable to generate significant revenue, if any.

•	We have outsourced the bulk of the commercial manufacturing operations for the various components of the sugarBEAT®, with the exception of the Sensor chemistry which is being conducted in-house. The failure to find manufacturing partners or expand our internal manufacturing facility could have an adverse impact on our ability to grow our business.

•	If we fail to attract and retain senior management, consultants, advisors and scientific and technical personnel, our product development and commercialization efforts could be impaired.

•	We expect to expand our marketing capabilities and, as a result of which we may encounter difficulties in managing our growth, which could disrupt our operations.

•	Fluctuations in foreign exchange rates may adversely affect our financial condition and results of operations.

•	Our business, financial condition and results of operations may be materially adversely affected by global health epidemics, including the COVID-19 pandemic.

•	Our competitors may develop products that are less expensive, safer or more effective, which may diminish or eliminate the commercial success of any potential products that we may commercialize.

•	The use of hazardous materials in our operations may subject us to environmental claims or liabilities.

•	If we fail to comply with extensive regulations enforced by regulatory agencies with respect to diagnostic medical device products, the commercialization of our product could be prevented, delayed or halted.

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•	In the future, we hope to distribute and sell our product outside of the United Kingdom and the European Union, which will subject us to further regulatory risk.

•	Market acceptance of our product will be limited if users are unable to obtain adequate reimbursement from third-party payers.

•	Product liability claims may damage our reputation and, if insurance proves inadequate, the product liability claims may harm our business.

•	We could be negatively impacted by the application or enforcement of fraud and abuse laws, including anti-kickback laws and other anti-referral laws.

•	Our common stock may be affected by limited trading volume and may fluctuate significantly.

•	Our stock price may be volatile.

Our management has concluded that our historical recurring losses, negative cash flows from operations, existing debt of $20,070,259 due as of April 17, 2023, which will require the restructure of the debt or obtain additional, new, funding raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit reports for the fiscal years ended March 31, 2022 and 2021.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a smaller reporting company, we may take advantage of certain reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure. We will remain a “smaller reporting company” until the last day of the fiscal year in which we have at least $250.0 million in outstanding voting and non-voting common equity held by our non-affiliates on the last day of the fiscal year in which we have at least $100 million in revenue and at least $700 million in outstanding voting and non-voting common equity held by our non-affiliates (in each case, with respect to common equity value, as measured as of the last business day of the second quarter of such fiscal year).

Corporate Information

Our principal executive offices are located at 57 West 57th Street New York, NY 10019. Our website is located at www.nemauramedical.com and our telephone number is + 1 646-416-8000. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of the prospectus.

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THE OFFERING

We are registering for resale by the selling stockholders named herein the 4,796,206 shares as described below:

Common stock to be issued upon exercise of warrants	4,796,206 shares of our common stock issuable upon exercise of warrants acquired by the selling stockholders in a private placement transaction on January 27, 2023.

Common stock outstanding prior to exercise of warrants	28,899,402 shares of common stock (1)

Common stock to be outstanding assuming exercise of all warrants	33,695,608 shares of common stock.

Terms of the warrants	Each warrant will be exercisable for one share of common stock at an exercise price of $2.00 per share. The warrants are exercisable at the later of the effective date of shareholder approval or six months following the issue date and will expire five and one-half years from the issue date. In the event that there is no effective registration statement registering the shares underlying the warrants, then the warrants may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the warrants (the difference between the market price of the underlying shares of common stock and the exercise price of the underlying warrants) to exercise the warrants without the payment of any cash.

Use of proceeds	We will not receive any of the proceeds from the sale by the selling stockholders of 4,796,206 shares of common stock being registered hereby. However, we expect to receive approximately $9,592,412 in gross proceeds assuming the cash exercise of all of the warrants by the selling stockholders to purchase the 4,796,206 shares of common stock being registered hereby at an exercise price of $2.00 per share of common stock. However, the warrants may be exercised on a cashless basis, in which case we would not expect to receive any gross proceeds from the cash exercise of the warrants. We intend to use any net proceeds from the cash exercise of the warrants for working capital and general corporate purposes.

Risk factors	Investing in our securities involves a high degree of risk. See the information contained in or incorporated by reference under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus and any free writing prospectus that we authorize for use.

Market symbol and trading	Our common stock is listed on the Nasdaq Capital Market under the symbol “NMRD.”

(1)	The number of shares of common stock expected to be outstanding after this offering is based on 28,899,402 shares of common stock outstanding as of April 17, 2023 and excludes:

•	573,098 shares of common stock issuable upon the exercise of warrants outstanding as of April 17, 2023, with a weighted average exercise price of $8.57 per share; and

•	49,709 shares of common stock issuable upon the exercise of options outstanding as of April 17, 2023, with a weighted average exercise price of $5.74 per share.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data for the years ended March 31, 2022 and 2021 and the balance sheet data as of March 31, 2022 and 2021 are derived from the audited financial statements. The summary historical financial data for the nine months ended December 31, 2022 and 2021 and the balance sheet data as of December 31, 2022 and 2021 are derived from our unaudited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended		Nine Months Ended
	March 31, 2022	March 31, 2021	December 31, 2022	December 31, 2021
			(unaudited)
Statement of Operations Data
Sales	$503,906	$—	$77,044	$183,628
Cost of sales	(344,300)	—	(75,327)	(172,393)
Gross profit	159,606	—	1,717	11,235
Total operating expenses	7,730,037	4,586,741	5,310,168	5,139,091
Loss from operations	(7,570,431)	(4,586,741)	(5,308,451)	(5,127,856)
Interest expense	(6,666,630)	(2,007,687)	(4,152,437)	(5,141,701)
Loss before income tax benefit	$(14,237,061)	$(6,594,428)	$(9,460,888)	$(10,269,557)
Provision for income tax benefit	350,256	335,832	—	—
Net loss	(13,886,805)	(6,258,596)	(9,460,888)	$(10,269,557)
Foreign currency translation adjustment	(257,885)	(472,559)	(864,328)	(142,922)
Comprehensive loss	(14,144,690)	(5,786,037)	(10,325,216)	(10,412,479)
Basic and diluted net loss per share	$(0.59)	$(0.28)	$(0.39)	$(0.44)

Balance Sheet Data (at period end)
Cash	$17,749,233	$31,865,371	$7,340,840	$23,046,278
Working capital (deficit) (1)	(494,444)	27,565,625	(2,309,666)	8,920,045
Total assets	22,101,956	35,242,907	12,961,698	27,073,899
Total liabilities	21,635,872	26,884,735	22,820,407	26,050,139
Stockholders’ (deficit) equity	466,084	8,358,172	(9,858,709)	1,023,760

(1) Working capital (deficit) represents total current assets less total current liabilities

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RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

•	We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended March 31, 2022 and 2021.

•	The restatement of certain of our financial statements may subject us to risks and uncertainties, including the increased possibility of legal proceedings.

•	We have identified a material weakness in our internal control over financial reporting which could, if not remediated, adversely impact the reliability of our financial statements, result in material misstatements in our financial statements and cause current and potential stockholders to lose confidence in our financial reporting, which in turn could adversely affect the trading price of our common stock.

•	Our common stock may be delisted from The Nasdaq Capital Market if we cannot maintain compliance with Nasdaq’s continued listing requirements.

•	We will need to raise additional funds in order to finance the anticipated commercialization of our product by incurring indebtedness, through collaboration and licensing arrangements, or by issuing securities which may cause dilution to existing stockholders, or require us to relinquish rights to our technologies and our product.

•	Revenue generation from product sales has only commenced in the prior fiscal year ended March 31, 2021 and may never become profitable.

•	Our substantial amount of indebtedness may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness.

•	We are largely dependent on the success of our sole product candidate, the sugarBEAT® device, and we may not be able to successfully commercialize this potential product.

•	If we fail to obtain regulatory approval of the sugarBEAT® device or any of our other future products, we will be unable to commercialize these potential products.

•	Failure to enroll patients in our clinical trials may cause delays in developing the sugarBEAT® device or any of our future products.

•	Delays in clinical testing could result in increased costs to us and delay our ability to generate revenue.

•	Our clinical trials for any of our current or future products may produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for these products or cease our trials.

•	If approved, the commercialization of our product, the sugarBEAT® device, may not be profitable due to the need to develop sales, marketing and distribution capabilities, or make arrangements with a third party to perform these functions.

•	Our proprietary rights may not adequately protect our intellectual property and product and if we cannot obtain adequate protection of our intellectual property and product, we may not be able to successfully market our product.

•	Our ability to commercialize our product will depend on our ability to sell such products without infringing the patent or proprietary rights of third parties. If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming and an unfavorable outcome would have a significant adverse effect on our business.

•	If our product, the sugarBEAT® device, does not gain market acceptance among physicians, patients and the medical community, we will be unable to generate significant revenue, if any.

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•	We have outsourced the bulk of the commercial manufacturing operations for the various components of the sugarBEAT®, with the exception of the Sensor chemistry which is being conducted in-house. The failure to find manufacturing partners or expand our internal manufacturing facility could have an adverse impact on our ability to grow our business.

•	If we fail to attract and retain senior management, consultants, advisors and scientific and technical personnel, our product development and commercialization efforts could be impaired.

•	We expect to expand our marketing capabilities and, as a result of which we may encounter difficulties in managing our growth, which could disrupt our operations.

•	Fluctuations in foreign exchange rates may adversely affect our financial condition and results of operations.

•	Our business, financial condition and results of operations may be materially adversely affected by global health epidemics, including the COVID-19 pandemic.

•	Our competitors may develop products that are less expensive, safer or more effective, which may diminish or eliminate the commercial success of any potential products that we may commercialize.

•	The use of hazardous materials in our operations may subject us to environmental claims or liabilities.

•	If we fail to comply with extensive regulations enforced by regulatory agencies with respect to diagnostic medical device products, the commercialization of our product could be prevented, delayed or halted.

•	In the future, we hope to distribute and sell our product outside of the United Kingdom and the European Union, which will subject us to further regulatory risk.

•	Market acceptance of our product will be limited if users are unable to obtain adequate reimbursement from third-party payers.

•	Product liability claims may damage our reputation and, if insurance proves inadequate, the product liability claims may harm our business.

•	We could be negatively impacted by the application or enforcement of fraud and abuse laws, including anti-kickback laws and other anti-referral laws.

•	Our stock price may be volatile.

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Risks Related to Our Business

We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended March 31, 2022 and 2021.

We have incurred net losses every year since our inception in 2009. For the fiscal years ended March 31, 2022 and 2021, we generated $503,906 and $0 revenues from product sales and reported net losses of $13,886,805 and $6,258,596, respectively, and negative cash flow from operating activities of $6,504,041 and $5,998,097, respectively. For the nine months ended December 31, 2022 and 2021, we generated $77,044 and $183,628 revenues from product sales and reported net losses of $9,460,888 and $10,269,557, respectively, and negative cash flow from operating activities of $6,090,181 and $4,353,494, respectively. As noted in our financial statements, as of December 31, 2022, we had a cash balance of $7,340,840, working capital deficit of $2,309,666, an accumulated deficit of $47,192,364 and a deficiency in total stockholders' equity of $9,858,709. We expect to incur losses until our product is successfully launched and cannot be certain that we will ever achieve profitability. As a result, our business is subject to all of the risks inherent in the development of a new business enterprise, such as the risk that we may not obtain substantial additional capital needed to support the expenses of developing our technology and commercializing our potential products; develop a market for our potential products; successfully transition from a company with a research focus to a company capable of either manufacturing and selling potential products or profitably licensing our potential products to others; and/or attract and retain qualified management, technical and scientific staff. Our management has concluded that our historical recurring losses, negative cash flows from operations, existing debt of $20,070,259 due as of December 31, 2022, which will require the restructure of the debt or obtain additional, new, funding raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal year ended March 31, 2022 and 2021.

Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Ability to Continue as a Going Concern.”

We will need to raise additional funds in order to finance the anticipated commercialization of our product by incurring indebtedness, through collaboration and licensing arrangements, or by issuing securities which may cause dilution to existing stockholders, or require us to relinquish rights to our technologies and our product.

Developing our product, conducting clinical trials, establishing manufacturing facilities and developing marketing and distribution capabilities is expensive. We will need to finance future cash needs through additional public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. We cannot be certain that additional funding will be available to us on acceptable terms, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or our commercialization efforts. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product or grant licenses on terms that are not favorable to us.

Revenue generation from product sales has only commenced in the prior fiscal year ended March 31, 2021 and may never become profitable.

To date, we have generated revenue for the first time in the prior fiscal year ended March 31, 2021 for product sales. Our ability to generate and grow revenue depends on several factors, including our ability to support the market launch of our UK Licensee, successfully obtain regulatory approval in all key markets identified to commercialize our product pipeline. Even then, we will need to establish and maintain sales, marketing, distribution and to the extent we do not outsource manufacturing, manufacturing capabilities. We plan to rely on one or more strategic collaborators to help generate revenues in markets outside of Great Britain however, we cannot be sure that our collaborators, if any, will be successful. Our ability to generate revenue will also be impacted by certain challenges, risks and uncertainties frequently encountered in the establishment of new technologies and products in emerging markets and evolving industries. These challenges include our ability to:

–	execute our business model;

–	create brand recognition;

–	manage growth in our operations;

–	create a customer base cost-effectively;

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–	retain customers;

–	access additional capital when required; and

–	attract and retain key personnel.

We cannot be certain that our business model will be successful or that it will successfully address these and other challenges, risks, and uncertainties. If we are unable to generate significant revenue, we may not become profitable, and we may be unable to continue our operations. Even if we are able to commercialize the sugarBEAT® device, we may not achieve profitability for at least several years, if at all, after generating material revenue.

Our substantial amount of indebtedness may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness.

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due with respect to our indebtedness. Our indebtedness could have other important consequences to you as a stockholder. For example, it could:

–	make it more difficult for us to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the senior secured credit facility and the senior subordinated note;

–	make is more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse change in government regulation;

–	require us to dedicate a substantial portion of our cashflow from operations to payments on our indebtedness, thereby reducing the availability of our cashflows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

–	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

–	place us at a competitive disadvantage compared to our competitors that have less debt; and

–	limit our ability to borrow amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Risks Related to Our Product Candidate and Operations

We are largely dependent on the success of our sole product candidate, the sugarBEAT® device, and we may not be able to successfully commercialize this potential product.

We have incurred and will continue to incur significant costs relating to the development and marketing of our sole product candidate, the sugarBEAT® device. We have obtained approval to market this product in the EU, but it is not guaranteed that we will achieve this in any jurisdiction and we may never be able to obtain approval or, if approvals are obtained, to commercialize this product successfully in other territories.

If we fail to successfully commercialize our product(s) in multiple territories, we may be unable to generate sufficient revenue to sustain and grow our business, and our business, financial condition and results of operations will be adversely affected.

If we fail to obtain regulatory approval of the sugarBEAT® device or any of our other future products, we will be unable to commercialize these potential products.

The development, testing, manufacturing and marketing of our product is subject to extensive regulation by governmental authorities in Great Britain and the European Union. In particular, the process of obtaining CE approval by a Notified Body, a third party that can carry out a conformity assessment recognized by the European Union, is costly and time consuming, and the time required for such approval is uncertain. Our product must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated for the CE. Such regulatory review includes the determination of manufacturing capability and product performance. CE approval was granted by the European Notified Body BSI in May 2019, allowing the product to be made available for commercial sale. This approval is subject to an annual review of the underlying ISO 13485 accredited Quality Management System. The accreditation was successfully renewed in November 2021.

There can be no assurance that all necessary approvals will be granted for future products or that CE review or actions will not involve delays caused by requests for additional information or testing that could adversely affect the time to market for and sale of our product. Further failure to comply with applicable regulatory requirements can, among other things, result in the suspension of regulatory approval as well as possible civil and criminal sanctions.

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Failure to enroll patients in our clinical trials may cause delays in developing the sugarBEAT® device or any of our future products.

We may encounter delays in the development and commercialization, or fail to obtain marketing approval, of the sugarBEAT® device or any other future products if we are unable to enroll enough patients to complete clinical trials. Our ability to enroll sufficient numbers of patients in our clinical trials depends on many factors, including the severity of illness of the population, the size of the patient population, the nature of the clinical protocol, the proximity of patients to clinical sites, and the eligibility criteria for the trial and competing clinical trials. Delays in any possible future patient enrollment, based on request by local regulatory agencies to conduct studies in their territory, may result in increased costs and harm our ability to complete our clinical trials and obtain regulatory approval.

Delays in clinical testing could result in increased costs to us and delay our ability to generate revenue.

Significant delays in clinical testing could materially, adversely impact our product development costs. We do not know whether planned clinical trials will begin on time, will need to be restructured or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence and continue a study, delays in reaching agreement on acceptable clinical study terms with prospective sites, delays in obtaining institutional review board approval to conduct a study at a prospective site and delays in recruiting patients to participate in a study.

Significant delays in testing or regulatory approvals for any of our current or future products, including the sugarBEAT® device, could prevent or cause delays in the commercialization of such product candidates, reduce potential revenues from the sale of such product candidates and cause our costs to increase.

Our clinical trials for any of our current or future products may produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for these products or cease our trials.

We will only receive regulatory approval to commercialize a product candidate if we can demonstrate to the satisfaction of the applicable regulatory agency that the product is safe and effective. We do not know whether our future clinical trials will demonstrate safety and efficacy sufficiently to result in marketable products. Because our clinical trials for the sugarBEAT® device may produce negative or inconclusive results, we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for this product or cease our clinical trials. If this occurs, we may not be able to obtain approval for this product or our anticipated time to market for this product may be substantially delayed and we may also experience significant additional development costs. We may also be required to undertake additional clinical testing if we change or expand the indications for our product.

If approved, the commercialization of our product, the sugarBEAT® device, may not be profitable due to the need to develop sales, marketing and distribution capabilities, or make arrangements with a third party to perform these functions.

In order for the commercialization of our potential product to be profitable, our product must be cost-effective and economical to manufacture on a commercial scale. Subject to regulatory approval, we expect to incur significant sales, marketing, distribution, and to the extent we do not outsource manufacturing, manufacturing expenses in connection with the commercialization of the sugarBEAT® device and our other potential products. We do not currently have a dedicated sales force and our current manufacturing capability has limited capacity, we also have limited experience in the sales, marketing and distribution of medical diagnostic device products. In order to commercialize the sugarBEAT® device or any of our other potential products that we may develop, we must develop sales, marketing and distribution capabilities or make arrangements with a third party to perform these functions. Developing a sales force is expensive and time-consuming, and we may not be able to develop this capacity. If we are unable to establish adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate significant revenue and may not become profitable. Our future profitability will depend on many factors, including, but not limited to:

–	the costs and timing of developing a commercial scale manufacturing facility or the costs of outsourcing the manufacturing of the sugarBEAT® device;

–	receipt of regulatory approval of the sugarBEAT® device;

–	the terms of any marketing restrictions or post-marketing commitments imposed as a condition of approval by regulatory authorities;

–	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

–	costs of establishing sales, marketing and distribution capabilities;

–	the effect of competing technological and market developments; and

–	the terms and timing of any collaborative, licensing and other arrangements that we may establish.

Even if we receive regulatory approval for the sugarBEAT® device or any other product candidates, we may never receive significant revenues from any of them. To the extent that we are not successful in commercializing our potential products, we will incur significant additional losses.

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Our proprietary rights may not adequately protect our intellectual property and product and if we cannot obtain adequate protection of our intellectual property and product, we may not be able to successfully market our product.

Our commercial success will depend in part on obtaining and maintaining intellectual property protection for our technologies and product. We will only be able to protect our technologies and product from unauthorized use by third parties to the extent that valid and enforceable patents cover them, or that other market exclusionary rights apply. While we have issued enforceable patents covering the sugarBEAT® device, the patent positions of companies like ours can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in Great Britain and the European Union. The general patent environment outside the United States involves significant uncertainty. Accordingly, we cannot predict the breadth of claims that may be allowed or that the scope of these patent rights would provide a sufficient degree of future protection that would permit us to gain or keep our competitive advantage with respect to this product and technology. Additionally, companies like ours are dependent on creating a pipeline of products. We may not be able to develop additional proprietary technologies or products that produce commercially viable products or that are themselves patentable.

Our issued patents may be subject to challenge and possibly invalidated by third parties. Changes in either the patent laws or in the interpretations of patent laws in Great Britain or the European Union or other countries may diminish the market exclusionary ability of our intellectual property.

In addition, others may independently develop similar or alternative technologies that may be outside the scope of our intellectual property. Should third parties obtain patent rights to similar technology, this may have an adverse effect on our business.

To the extent that consultants or key employees apply technological information independently developed by them or by others to our product, disputes may arise as to the proprietary rights of the information, which may not be resolved in our favor. Consultants and key employees that work with our confidential and proprietary technologies are required to assign all intellectual property rights in their discoveries to us. However, these consultants or key employees may terminate their relationship with us, and we cannot preclude them indefinitely from dealing with our competitors. If our trade secrets become known to competitors with greater experience and financial resources, the competitors may copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies. If we were to prosecute a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming and the outcome would be unpredictable. In addition, courts in Great Britain and the European Union are sometimes less willing to protect trade secrets than courts in the United States. Moreover, if our competitors independently develop equivalent knowledge, we would lack any contractual claim to this information, and our business could be harmed.

Our ability to commercialize our product will depend on our ability to sell such products without infringing the patent or proprietary rights of third parties. If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our product will depend on our ability to sell such products without infringing the patents or other proprietary rights of third parties. Third-party intellectual property in the field of diagnostic medical devices is complicated, and third-party intellectual property rights in this field are continuously evolving. We have not performed searches for third-party intellectual property rights that may raise freedom-to-operate issues, and we have not obtained legal opinions regarding commercialization of our product other than patent research prior to the filing of our patent applications, and search and examination reports from the respective patent examination offices.

In addition, because patent applications are published months after their filing, and because applications can take several years to issue, there may be currently pending third-party patent applications that are unknown to us, which may later result in issued patents. If a third-party claim that we infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including:

–	infringement claims that, with or without merit, can be costly and time consuming to litigate, can delay the regulatory approval process and can divert management’s attention from our core business strategy;

–	substantial damages for past infringement which we may have to pay if a court determines that our products or technologies infringe upon a competitor’s patent or other proprietary rights;

–	if a license is available from a holder, we may have to pay substantial royalties or grant cross licenses to our patents or other proprietary rights; and

–	Re-designing our process so that it does not infringe the third-party intellectual property, which may not be possible, or which may require substantial time and expense including delays in bringing our own products to market.

Such actions could harm our competitive position and our ability to generate revenue and could result in increased costs.

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If our product, the sugarBEAT® device, does not gain market acceptance among physicians, patients and the medical community, we will be unable to generate significant revenue, if any.

The sugarBEAT® device that we developed may not achieve market acceptance among physicians, patients, third-party payers and others in the medical community. If we receive the regulatory approvals necessary for commercialization, the degree of market acceptance will depend upon a number of factors, including:

–	limited indications of regulatory approvals;

–	the establishment and demonstration in the medical community of the clinical efficacy and safety of our product and its potential advantages over existing diagnostic medical devices;

–	the prevalence and severity of any side effects;

–	our ability to offer our product at an acceptable price;

–	the relative convenience and ease of use of our product;

–	the strength of marketing and distribution support; and

–	sufficient third-party coverage or reimbursement.

The market may not accept the sugarBEAT® device based on any number of the above factors. If the sugarBEAT® device is approved, there may be other therapies available which directly compete for the same target market. The market may choose to continue utilizing the existing products for any number of reasons, including familiarity with or pricing of these existing products. The failure of any of our products to gain market acceptance could impair our ability to generate revenue, which could have a material adverse effect on our future business.

We have outsourced the bulk of the commercial manufacturing operations for the various components of the sugarBEAT®, with the exception of the Sensor chemistry which is being conducted in-house. The failure to find manufacturing partners or expand our internal manufacturing facility could have an adverse impact on our ability to grow our business.

We are largely dependent on third parties to supply our product according to our specifications, in sufficient quantities, on time, in compliance with appropriate regulatory standards and at competitive prices. We cannot be sure that we will be able to obtain an adequate supply of our product candidates on acceptable terms, or at all.

Manufacturers supplying diagnostic medical devices must comply with regulations which require, among other things, compliance with evolving regulations under Medical Device Directives stipulated under ISO13485. The manufacturing of products at any facility will be subject to strict quality control, testing and record keeping requirements, and continuing obligations regarding the submission of safety reports and other post-market information. Both the sensor and patch manufacturing facilities for the sugarBEAT® device are currently ISO13485 certified. We cannot guarantee that the facilities will continue to pass regulatory inspection, or that future changes to ISO13485 standards will not also affect the manufacture of the sensors and patches.

If we fail to attract and retain senior management, consultants, advisors and scientific and technical personnel, our product development and commercialization efforts could be impaired.

Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel, particularly Dr. Dewan Fazlul Hoque Chowdhury, President, Chairman and Chief Executive Officer. The loss of the services of any member of our senior management or our scientific or technical staff may significantly delay or prevent the development of our product and other business objectives by diverting management’s attention to transition matters and identification of suitable replacements, if any, and could have a material adverse effect on our business, operating results and financial condition.

We also rely on consultants and advisors to assist us in formulating our research and development strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us.

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In addition, we believe that we will need to recruit additional executive management and scientific and technical personnel. There is currently intense competition for skilled executives and employees with relevant scientific and technical expertise, and this competition is likely to continue. The inability to attract and retain sufficient scientific, technical and managerial personnel could limit or delay our product development efforts, which would adversely affect the development of our product and commercialization of our potential product and growth of our business.

We expect to expand our marketing capabilities and, as a result of which we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to have growth in expenditures, the number of our employees and the scope of our operations, in particular with respect to those potential products that we elect to commercialize independently or together with others. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to train qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plan or disrupt our operations.

Fluctuations in foreign exchange rates may adversely affect our financial condition and results of operations.

Our functional currency is the Great Britain Pound Sterling (“GBP”). The reporting currency is the United States dollar (U.S.$). Income and expenditures are translated at the appropriate weighted average exchange rates prevailing during the reporting period. Assets and liabilities are translated at the exchange rates as of balance sheet date. Stockholders’ equity is translated into United States dollars from GBP at historical exchange rates. Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert GBP into foreign currencies and, if the GBP were to decline in value, reducing our revenue in U.S. dollar terms. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income (loss). We have not entered into agreements or purchased instruments to hedge our exchange rate risks. The availability and effectiveness of any hedging transaction may be limited, and we may not be able to successfully hedge our exchange rate risks.

In addition, a number of events have occurred in recent years, including the UK’s Brexit vote to leave the EU, the impact of Covid-19, and the invasion of Ukraine by Russia, that have had significant and potentially lasting effect of both the global economic outlook as well as a weakening of GBP against many currencies. We expect to have to pay some of our service providers and vendors in U.S.$ which given the exchange rate impact and knock on inflationary pressure, will represent a significant increase in costs to the business compared to prior years. The currency exchange rate continues to be very unstable and therefore the future impact or further weakening of GBP is not known at this time.

Our business, financial condition and results of operations may be materially adversely affected by global health epidemics, including the recent COVID-19 outbreak.

The outbreak of COVID-19 in December 2019 has since rapidly increased its exposure globally. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. A regional or global health pandemic, including COVID-19, could severely affect our business, results of operations and financial condition. A regional or global health pandemic, depending upon its duration and severity, could have a material adverse effect on our business. For example, the COVID-19 pandemic has had numerous effects on the global economy and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures, including shutdowns and “shelter-in-place” orders suggested or mandated by governmental authorities or otherwise elected by companies as a preventive measure, have adversely affected workforces, customers, consumer sentiment, economies and financial markets, and, along with decreased consumer spending, have led to an economic downturn in many of our markets.

As a result of the COVID-19 pandemic, we evaluated and executed the steps available to us to ensure we were able to provide protection of our employees and instigated remote working where possible combined with following all government advice and guidance regarding any engagement within the workplace that could not be completed remotely. To date this transition to remote working has had little impact on our employee productivity and has not caused any interruption to our business. Due to the uncertainty of COVID-19, we will continue to assess the situation, including abiding by any government-imposed restrictions, as and where relevant.

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We are unable to accurately predict the impact that COVID-19 will have on our operations going forward due to uncertainties that will be dictated by the length of time that the pandemic and related disruptions continue, the impact of governmental regulations that might be imposed in response to the pandemic and overall changes in consumer behavior. During this period, we, along with other companies, were notified by the FDA in the U.S., that our PMA application for sugarBEAT® would be delayed due to the prioritization being given to COVID-19 related applications and resource activity. The PMA review resumed as of April 15, 2021, and this is now ongoing and in-progress. In December 2021 the FDA’s Bio-monitoring research division conducted an audit of the clinical program submitted in support of the PMA application. A single 483 observation was raised and the Company submitted a full response in January 2022, intended to cover the FDA’s Quality System/Current Good Manufacturing Practice regulations for Medical Devices (21 CFR Part 820).

We continue to monitor the impact of COVID-19 on our own operations and are working with our employees, suppliers, and other stakeholders to mitigate the risks posed by its spread, but COVID-19 is not expected to have any long-term detrimental effect on the Company’s success. While key suppliers have not always been accessible throughout the whole period of the outbreak, we have been able to be flexible in our priorities and respond favorably to the challenges faced during this period. We also recognize that one of the consequences of this pandemic has been a surge in the uptake of technologies for remote monitoring of patients and patient self-monitoring, which potentially enhances the prospects for the Company, its CGM product and its planned digital healthcare offering.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk factors” section.

Risks Related to Our Industry

Our competitors may develop products that are less expensive, safer or more effective, which may diminish or eliminate the commercial success of any potential products that we may commercialize.

If our competitors market products that are less expensive, safer or more effective than our future products developed from our product candidates, or that reach the market before our products, we may not achieve commercial success. For example, if approved, the sugarBEAT® device’s primary competition in the glucose monitoring device setting will be companies such as Dexcom, Abbott, and Senseonics who produce glucose monitoring devices.  The market may choose to continue utilizing the existing products for any number of reasons, including familiarity with or pricing of these existing products. The failure of our product to compete with products marketed by our competitors would impair our ability to generate revenue, which would have a material adverse effect on our future business, financial condition and results of operations.

We expect to compete with several companies including Dexcom, Abbott, and Senseonics, and our competitors may:

–	develop and market products that are less expensive or more effective than our future product;

–	commercialize competing products before we can launch any products developed from our product candidate;

–	operate larger research and development programs or have substantially greater financial resources than we do;

–	initiate or withstand substantial price competition more successfully than we can;

–	have greater success in recruiting skilled technical and scientific workers from the limited pool of available talent;

–	more effectively negotiate third-party licenses and strategic relationships; and

–	take advantage of acquisition or other opportunities more readily than we can.

We expect to compete for market share against large medical diagnostic device manufacturing companies, smaller companies that are collaborating with larger companies, new companies, and other public and private research organizations.

In addition, our industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our product discovery process that we believe we derive from our research approach and proprietary technologies.

The use of hazardous materials in our operations may subject us to environmental claims or liabilities.

Our research and development activities involve the use of hazardous chemical materials. Injury or contamination from these materials may occur and we could be held liable for any damages, which could exceed our available financial resources. This liability could materially adversely affect our business, financial condition and results of operations.

We are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We may be required to incur significant costs to comply with environmental laws and regulations in the future that could materially adversely affect our business, financial condition and results of operations.

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If we fail to comply with extensive regulations enforced by regulatory agencies with respect to diagnostic medical device products, the commercialization of our product could be prevented, delayed or halted.

Research, preclinical development, clinical trials, manufacturing and marketing of our product is subject to extensive regulation by various government authorities. We have not received marketing approval for the sugarBEAT® device in all of our target markets. The process of obtaining the required regulatory approvals is lengthy and expensive, and the time required for such approvals is uncertain. The approval process is affected by such factors as:

–	the indication and claims of the diagnostic device;

–	the quality of submission relating to the product;

–	the product’s clinical efficacy and safety;

–	the manufacturing facility compliance;

–	the availability of alternative devices;

–	the risks and benefits demonstrated in clinical trials; and

–	the patent status and marketing exclusivity rights of certain innovative products.

Any regulatory approvals that we or our partners receive for our product may also be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing follow-up studies. The subsequent discovery of previously unknown problems with the product, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the product and withdrawal of the product from the market.

Manufacturing, labelling, storage and distribution activities also are subject to strict regulation and licensing by government authorities. The manufacturing facilities for our product will be subject to periodic inspection by the regulatory authorities and from time to time, these agencies may send notice of deficiencies as a result of such inspections. Our failure, or the failure of our manufacturing facilities, to continue to meet regulatory standards or to remedy any deficiencies could result in corrective action by the authorities, including the interruption or prevention of marketing, closure of our manufacturing facilities, and fines or penalties.

Regulatory authorities also will require post-marketing surveillance to monitor and report potential adverse effects of our product. If approved, any of our products’ subsequent failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, suspension or revocation of regulatory approvals, product recalls or seizures, operating restrictions, injunctions and criminal prosecutions.

Government policies may change, and additional government regulations may be enacted that could prevent or delay regulatory approval of our product. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action. If we are not able to maintain regulatory compliance, we might not be permitted to market our product and our business could suffer.

In the future, we hope to distribute and sell our product outside of the United Kingdom and the European Union, which will subject us to further regulatory risk.

In addition to maintaining approval from the United Kingdom and the European Union for the sugarBEAT® device, we may seek regulatory approval from Saudi Arabia and the United Arab Emirates, Hong Kong, Australia, and the U.S., to market the sugarBEAT® device, however, there is no guarantee we will do so. We may in the future also seek approvals for additional countries. The regulatory review process varies from country to country, and approval by foreign government authorities is unpredictable, uncertain and generally expensive. The ability to market our product could be substantially limited due to delays in receipt of, or failure to receive, the necessary approvals or clearances. Marketing of our product in these countries, and in most other countries, is not permitted until we have obtained required approvals or exemptions in each individual country. Failure to obtain necessary regulatory approvals could impair our ability to generate revenue from international sources.

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Market acceptance of our product will be limited if users are unable to obtain adequate reimbursement from third-party payers.

Government health administration authorities, private health insurers and other organizations generally provide reimbursement for products like our product and our commercial success will depend in part on these third-party payers agreeing to reimburse patients for the costs of our product. Even if we succeed in bringing our product to market, we cannot assure you that third-party payers will consider our product cost effective or provide reimbursement in whole or in part for its use.

Significant uncertainty exists as to the reimbursement status of newly approved health care products. Our product is intended to replace or alter existing therapies or procedures. These third-party payers may conclude that our product is less safe, effective or cost-effective than existing therapies or procedures. Therefore, third-party payers may not approve our product for reimbursement.

If third-party payers do not approve our product for reimbursement or fail to reimburse for them adequately, sales will suffer as some physicians, or their patients will opt for a competing product that is approved for reimbursement or is adequately reimbursed. Even if third-party payers make reimbursement available, these payers’ reimbursement policies may adversely affect our ability and the ability of our potential collaborators to sell our product on a profitable basis.

The trend toward managed healthcare, the growth of organizations such as health maintenance organizations and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reduced demand for our product which could adversely affect our business, financial condition and results of operations.

In addition, legislation and regulations affecting the pricing of our product may change in ways adverse to us before or after the regulatory agencies approve our product for marketing. While we cannot predict the likelihood of any of these legislative or regulatory proposals, if any government or regulatory agencies adopt these proposals, they could materially adversely affect our business, financial condition and results of operations.

Product liability claims may damage our reputation and, if insurance proves inadequate, the product liability claims may harm our business.

As with other companies in our field, we may be exposed to the risk of product liability claims that is inherent in the diagnostic medical device sector. A product liability claim may damage our reputation by raising questions about our product’s safety and efficacy and could limit our ability to sell our product by preventing or interfering with commercialization of our product.

In addition, product liability insurance for our industry is generally expensive to the extent it is available at all. There can be no assurance that we will be able to maintain such insurance on acceptable terms or that we will be able to secure increased coverage as the commercialization of our product progresses, or that future claims against us will be covered by our product liability insurance. Moreover, there can be no assurance that any product liability coverage from any insurance policy and/or any rights of indemnification and contribution that we have in place currently will offset any / all future claims. A successful claim against us with respect to uninsured liabilities and not subject to any indemnification or contribution could have a material adverse effect on our business, financial condition, and results of operations.

We could be negatively impacted by the application or enforcement of fraud and abuse laws, including anti-kickback laws and other anti-referral laws.

We are not aware of any current business practice which is in violation of any fraud and abuse law. However, continued vigilance to assure compliance with all potentially applicable laws will be a necessary expense associated with product development. For example, all product marketing efforts must be strictly scrutinized to assure that they are not associated with improper remunerations to referral sources in violation of any anti-kickback statutes. Remunerations may include potential future activities for our product, including discounts, rebates and bundled sales, which must be appropriately structured to take advantage of statutory and regulatory “safe harbors”. From time to time we may engage physicians in consulting activities. In addition, we may decide to sponsor continuing medical education activities for physicians or other medical personnel. We may also award or sponsor study grants to physicians from time to time. All relationships with physicians, including consulting arrangements, continuing medical education and study grants, must be similarly reviewed for compliance with any anti-kickback statute to assure that remuneration is not provided in return for referrals. Patient inducements may also be unlawful. Inaccurate reports of product pricing, or a failure to provide a product at an appropriate price to various governmental entities, could also serve as a basis for an enforcement action under various theories.

Claims which are “tainted” by virtue of kickbacks or a violation of self-referral rules may be alleged as false claims if other elements of a violation are established. Because our potential customers may seek payments from healthcare programs for our product, even during the clinical trial stages, we must assure that we take no actions which could result in the submission of false claims. For example, free product samples which are knowingly or with reckless disregard billed to healthcare programs could constitute false claims. If the practice was facilitated or fostered by us, we could be liable. Moreover, inadequate accounting for or a misuse of grant funds used for product research and development could be alleged as a violation of relevant statutes.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations, and additional legal or regulatory change.

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The restatement of certain of our financial statements may subject us to risks and uncertainties, including the increased possibility of legal proceedings.

On February 17, 2023, the management and the Audit Committee of the Company’s Board of Directors concluded that the following financial statements should be restated and should no longer be relied upon:

(i)       The Company’s unaudited condensed consolidated financial statements for the three months ended June 30, 2022 included in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2022 (the “Q1 2022 10-Q”); and

(ii)       The Company’s unaudited condensed consolidated financial statements for the three and six months ended September 30, 2022 included in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2022 (the “Q2 2022 10-Q” and together with the Q1 2022 10-Q, the “Filings”).

The following errors impacted the Filings: (i) not translating correctly the foreign currency balance for a mark-to-market contract; and (ii) not including certain debt issuance costs in the computation of the effective interest rate for a loan note.

The Company determined that the reporting effects of the above errors had a material impact to the Company’s unaudited condensed consolidated financial statements of the Company for the three months ended June 30, 2022, as reported in the Q1 2022 10-Q, and for the three and six months ended September 30, 2022, as reported in the Q2 2022 10-Q. As a result, the Company determined that the unaudited condensed consolidated financial statements for the three months ended June 30, 2022 and the unaudited condensed consolidated financial statements for the three and six months ended September 30, 2022 should be restated, and the Company should file an amendment to the Q1 2022 10-Q and the Q2 2022 10-Q with the SEC.

As a result of the restatements, we may become subject to additional risks and uncertainties, including, among others, the increased possibility of legal proceedings or a review by the SEC and other regulatory bodies. The costs of defending against such legal proceedings or administrative actions could be significant. In addition, we could face monetary judgments, penalties or other sanctions that could have a material adverse effect on our business, financial condition and operating results. In addition, the restatements:

•	may have the effect of eroding investor confidence in us and our financial reporting and accounting practices and processes;

•	may negatively impact the trading price of our common stock;

•	diverted and may continue to divert management’s attention from the operation of our business;

•	required that we incur additional expenses and may require that we incur significant additional expenses relating to any litigation or regulatory examinations, investigations, proceedings or orders;

•	may make it more difficult, expensive and time consuming for us to raise capital, if necessary, on acceptable terms, if at all; and

•	may make it more difficult to pursue transactions or implement business strategies that might otherwise be beneficial to our business.

The occurrence or continued occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

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We have identified a material weakness in our internal control over financial reporting which could, if not remediated, adversely impact the reliability of our financial statements, result in material misstatements in our financial statements and cause current and potential stockholders to lose confidence in our financial reporting, which in turn could adversely affect the trading price of our common stock.

We identified the following material weaknesses in internal control over financial reporting as of September 30, 2022:

(i)        We identified that there is a lack of adequate financial expertise related to the assessment of complex transactions and a lack of adequate resources to review out of the ordinary transactions and arrangements of the Company, which created a deficiency in the design and implementation of our review control. This could result in improper financial reporting.

(ii)       Additionally, due to the deficiency in our design and implementation of our internal control over financial reporting, material errors in the financial statements were not identified as part of the review process.

The control deficiency resulted in material errors in amortizing debt issuance costs using the effective interest rate calculation and translation of the mark to mark liability. We assessed whether there was a reasonable possibility that a material misstatement would not have been prevented or detected on a timely basis as a result of the above control deficiency.

Based on the factors above, we concluded that the deficiency stated above rose to the level of a material weakness. Under Public Company Accounting Oversight Board standards, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a misstatement of our consolidated annual or interim financial statements will not be prevented or detected on a timely basis. The existence of this issue could adversely affect us, our reputation or investor perceptions of us.

The material weakness resulted in the restatement of our unaudited interim condensed financial statements for the three month period ended June 30, 2022 and for the three and six months ended September 30, 2022 and related disclosures. Thus, management has determined that our disclosure controls and procedures and internal control over financial reporting were not effective as of June 30, 2022, September 30, 2022 and December 31, 2022.

We are in the process of implementing improvements and remedial measures in response to the material weakness.  We are currently in the process of hiring a replacement CFO with US public company experience and technical expertise. In addition, we are engaging with additional consultants with U.S. reporting expertise. This weakness has yet to be remediated. As we continue to evaluate and work to remediate the material weakness, we may determine to take additional measures to address the control deficiencies.

Although we plan to complete this remediation process as quickly as possible, we cannot provide any assurance as to when the remediation process will be complete, and our measures may not prove to be successful in remediating the material weakness. If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain misstatements and we could be required to restate our financial results. In addition, if we are unable to successfully remediate the material weakness or if we are unable to produce accurate consolidated financial statements in the future, our stock price, liquidity and access to the capital markets may be adversely affected and we may be unable to maintain compliance with applicable stock exchange listing requirements and debt covenant requirements. Further, because of its inherent limitations, even our remediated and effective internal control over financial reporting may not prevent or detect all misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in our conditions, or that the degree of compliance with our policies or procedures may deteriorate.

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Risks Related to Our Common Stock, the Offering and Lack of Liquidity

Our common stock may be delisted from The Nasdaq Capital Market if we cannot maintain compliance with Nasdaq’s continued listing requirements.

Our common stock is listed on the Nasdaq Capital Market.  There are a number of continued listing requirements that we must satisfy in order to maintain our listing on the Nasdaq Capital Market.

On February 23, 2023, the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that it was not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1) (the “Rule”) as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2022 (the “Form 10-Q”). Subsequently, on February 24, 2023, the Company filed the Form 10-Q and regained compliance with the Rule.

On February 27, 2023, the Company received a notice from Nasdaq that, based on the Form 10-Q filing on February 24, 2023, Nasdaq determined that the Company was in compliance with the Rule and the matter was closed.

On April 3, 2023, the Company received a written notice (the “MVLS Notice”) from the Nasdaq Listing Qualification Department (the “Nasdaq Staff”) indicating that the Company is not in compliance with the $35 million minimum market value of listed securities requirement set forth in Nasdaq Listing Rule 5550(b)(2) for continued listing on the Nasdaq Capital Market. The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market under the symbol “NMRD,” and the Company is currently monitoring the market value of its listed securities and evaluating its alternatives, if appropriate, to resolve the deficiency and regain compliance with this rule.

The Nasdaq Listing Rules (the “Rules”) require listed securities to maintain a minimum market value of listed securities (“MVLS”) of $35 million and, based on the Nasdaq Staff’s review of the Company’s MVLS for the last 30 consecutive business days, the Company no longer meets this requirement. However, the Rules also provide the Company a compliance period of 180 calendar days, or until October 2, 2023, in which to regain compliance. If at any time during this compliance period the Company’s MVLS closes at $35 million or more for a minimum of 10 consecutive business days, the Nasdaq Staff will provide the Company written confirmation of compliance and this matter will be closed. There can be no assurance that the Company will be able to regain compliance with the MVLS requirement, even if it maintains compliance with the other listing requirements.

On April 7, 2023, the Company received written notice (the “Bid Price Notice”) from the Nasdaq Staff indicating that the Company is not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market under the symbol “NMRD,” and the Company is currently monitoring the closing bid price of its common stock and evaluating its alternatives, if appropriate, to resolve the deficiency and regain compliance with this rule.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement. The Bid Price Notice indicated that the Company will be provided 180 calendar days, or until October 3, 2023, in which to regain compliance. If at any time during this period the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, the Nasdaq Staff will provide the Company with a written confirmation of compliance and the matter will be closed.

Alternatively, if the Company fails to regain compliance with Rule 5550(a)(2) prior to the expiration of the 180 calendar day period, but meets the continued listing requirement for market value of publicly held shares and all of the other applicable standards for initial listing on the Nasdaq Capital Market, with the exception of the minimum bid price, and provides written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary, then the Company may be granted an additional 180 calendar days to regain compliance with Rule 5550(a)(2).

There can be no assurance that the Company will be able to regain compliance with the Bid Price requirement, even if it maintains compliance with the other listing requirements. The Company is considering actions that it may take in response to the Bid Price Notice in order to regain compliance with the continued listing requirements, but no decisions regarding a response have been made at this time.

In addition, we cannot assure you our securities will meet the continued listing requirements to be listed on Nasdaq in the future. If Nasdaq delists our common stock from trading on its exchange, we could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

If we fail to maintain compliance with all applicable continued listing requirements for the Nasdaq Capital Market and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay debt and fund our operations.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is traded on the Nasdaq Capital Market. Although an active trading market has developed for our common stock, there can be no assurance that an active trading market for our common stock will be sustained. Failure to maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short time periods, or at all. Our common stock has experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock.

Our stock price may be volatile.

The stock market, particularly in recent years, has experienced significant volatility with respect to pharmaceutical, biotechnology and other diagnostic medical device company stocks. The volatility of pharmaceutical, biotechnology and other diagnostic medical device company stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our common stock include:

–	results from and any delays in our clinical trials;

–	failure or delays in entering our product into clinical trials;

–	failure or discontinuation of any of our research programs;

–	delays in establishing new strategic relationships;

–	delays in the development or commercialization of our product;

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–	market conditions in the diagnostic medical device sectors and issuance of new or changed securities analysts’ reports or recommendations;

–	actual and anticipated fluctuations in our financial and operating results;

–	developments or disputes concerning our intellectual property or other proprietary rights;

–	introduction of technological innovations or new commercial products by us or our competitors;

–	issues in manufacturing our product;

–	market acceptance of our product;

–	third-party healthcare reimbursement policies;

–	regulatory actions affecting us or our industry;

–	litigation or public concern about the safety of our product; and

–	additions or departures of key personnel.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

We have not paid and may not pay any dividends on our common stock.

We have paid no dividends on our common stock to date and may not pay dividends to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock and could significantly affect the value of any investment in our Company.

We are subject to the reporting requirements of federal securities laws. This can be expensive and may divert resources from other projects, and thus impairing our ability to grow.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC (including reporting of any Merger that may occur in the future) and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we had remained privately held.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes- Oxley Act (“SOX”), adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs in 2021 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

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If our common stock is delisted from the Nasdaq Capital Market and the price of our common stock remains below $5.00 per share, our common stock would come within the definition of “penny stock”.

Our common stock will be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules adopted under Section 15(g) of the Exchange Act generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If our common stock is delisted from the Nasdaq Capital Market and the price of our common stock remains below $5.00 per share and our net tangible assets remain less than $2,000,000, our common stock would come within the definition of “penny stock”. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period, under Rule 144, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The interests of Dr. D.F.H. Chowdhury, or the controlling shareholders, may not always coincide with the interests of us and our other shareholders, and the controlling shareholders may exert significant control or substantial influence over us and may take actions that are not in, or may conflict with, public shareholders’ best interests.

The controlling shareholders control the exercise of voting rights of over 50% of the shares eligible to vote in any of our annual or special meetings. Therefore, these controlling shareholders will be able to exercise significant influence over all matters that require us to obtain shareholder approval, including the election of directors to our board and approval of significant corporate transactions that we may consider, such as a merger or other sale of our company or its assets. The controlling shareholders may cause us to take actions that are not in, or may conflict with, the interests of us or the public shareholders. In the case where the interests of the controlling shareholders conflict with those of our other shareholders, or if the controlling shareholders choose to cause us to pursue objectives that would conflict with the interests of our other shareholders, such other shareholders could be left in a disadvantageous position by such actions caused by the controlling shareholders and the price of our common stock could be adversely affected.

We are subject to the anti-takeover provisions of the Nevada Revised Statutes governing business combinations and control share acquisitions.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our board of directors. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting of the stockholders. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company based on our organizational structure.

We are subject to compliance with multiple tax jurisdictions.

As we transact out of both the UK and United States, we must comply with tax filing requirements in both jurisdictions.

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USE OF PROCEEDS

We are registering 4,796,206 shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered by this prospectus.

However, we expect to receive approximately $9,592,412 in gross proceeds assuming the cash exercise of all of the warrants to purchase the 4,796,206 shares of common stock being registered hereby at an exercise price of $2.00 per share of common stock. However, the warrants may be exercised on a cashless basis, in which case we would not expect to receive any gross proceeds from the cash exercise of the warrants. We intend to use any net proceeds from the cash exercise of the warrants for working capital and general corporate purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and any contractual restrictions.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022 on an actual basis.

This table should be read in conjunction with the information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes thereto which are incorporated by reference into this prospectus.

As of December 31, 2022
Actual
(Unaudited)
Cash, cash equivalents and short-term investments	$7,340,840

Notes Payable	20,070,259

Stockholders’ equity:
Common stock, $0.001 par value, 42,000,000 shares authorized and 24,103,196 shares issued and outstanding on an actual basis	24,103
Additional paid-in capital	38,296,198
Accumulated deficit	(47,192,364)
Accumulated other comprehensive (deficit) income	(986,646)
Total stockholders’ equity	(9,858,709)
Total capitalization	$17,552,390

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MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock began quotation on the OTCBB under the symbol “NMRD” on November 4, 2014. On June 30, 2017, our common stock began quotation on the OTCQB.

On January 25, 2018, the Company’s common stock commenced trading on the NASDAQ Capital Market under its existing trading symbol, “NMRD”. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The following quotations reflect the high and low bids for our shares of common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Bid Prices
	Low	High
FISCAL 2020

First Quarter (April 1, 2019 through June 30, 2019)	$8.00	$14.800
Second Quarter (July 1, 2019 through September 30, 2019)	$7.06	$11.000
Third Quarter (October 1, 2019 through December 31, 2019)	$3.22	$8.600
Fourth Quarter (January 1, 2020 through March 31, 2020)	$2.50	$10.400

FISCAL 2021

First Quarter (April 1, 2020 through June 30, 2020)	$4.620	$16.500
Second Quarter (July 1, 2020 through September 30, 2020)	$3.117	$10.660
Third Quarter (October 1, 2020 through December 31, 2020)	$3.301	$4.75
Fourth Quarter (January 1, 2021 through March 31, 2021)	$3.71	$12.59

FISCAL 2022

First Quarter (April 1, 2021 through June 30, 2021)	$4.58	$17.40
Second Quarter (July 1, 2021 through September 30, 2021)	$5.72	$10.726
Third Quarter (October 1, 2021 through December 31, 2021)	$4.03	$6.55
Fourth Quarter (January 1, 2022 through March 31, 2022)	$3.51	$4.85

FISCAL 2023

First Quarter (April 1, 2022 through June 30, 2022)	$2.15	$4.500
Second Quarter (July 1, 2022 through September 30, 2022)	$1.500	$2.605
Third Quarter (October 1, 2022 through December 31, 2022)	$1.690	$3.399
Fourth Quarter (January 1, 2023 through March 31, 2023)	$0.700	$3.430

FISCAL 2024

First Quarter (April 1, 2023 through April 17, 2023)	$0.820	$0.920

On April 17, 2023, the closing price of our common stock as reported on the Nasdaq Capital Market was $0.847 per share.

As of April 17, 2023, there were approximately 28,899,402 shares of common stock issued and outstanding and 81 active record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

Dividends

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and any contractual restrictions.

Securities Authorized for Issuance Under Equity Compensation Plans

We have not adopted an equity compensation plan.

Unregistered Sales of Securities

On January 31, 2023, the Company completed the closing pursuant to a securities purchase agreement with two accredited institutional investors to purchase 4,796,206 shares of its common stock in a registered direct offering under the Form S-3 and warrants to purchase 4,796,206 shares of its common stock at an exercise price of $2.00 per share in a concurrent private placement. The combined purchase price for one share of common stock and one warrant is $1.75 for gross proceeds of $8,393,360.

Purchases of Equity Securities by the Registrant and Affiliated Purchasers

We have not repurchased any shares of our common stock.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through brokers, dealers or underwriters that may act solely as agents;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of disposition; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. If the Company is notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, the Company will file a supplement to this prospectus if then required in accordance with applicable securities law.

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The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company has advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. The Company will not receive any of the proceeds from this offering.

The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

The Company has agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, or (b) the date on which the shares of common stock covered by this prospectus may be sold or transferred by non-affiliates without any volume limitations or pursuant to Rule 144 of the Securities Act.

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SELLING STOCKHOLDERS

We have prepared this prospectus to allow Armistice Capital Master Fund Ltd. and Alyeska Master Fund, L.P., as selling stockholders, to offer for resale, from time to time, up to 4,796,206 shares of our common stock issuable to the selling stockholders upon exercise of certain warrants currently held by the respective selling stockholders.

On January 27, 2023, the Company entered into a securities purchase agreement with the selling stockholders, which are institutional accredited investors (the “Purchase Agreements”), whereby, among other things, the Company issued and sold warrants (the “warrants”) exercisable for an aggregate of up to 4,796,206 shares of common stock (the “shares”) and an exercise price of $2.00 per share. The warrants will be exercisable at the later of the effective date of shareholder approval or six months following the issue date and will expire five years and six months following the issuance date.

The warrants and the shares of common stock issuable thereunder were sold and issued without registration under the Securities Act of 1933, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors.

The selling stockholders listed in the table below may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of such shares that each such selling stockholder may offer pursuant to this prospectus. Applicable percentages are based on 28,899,402 shares of common stock outstanding on April 17, 2023.

We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

			Shares beneficially owned after this Offering(2)
Selling Stockholders(1)	Number of Shares beneficially owned through April 17, 2023	Number of Shares Underlying Warrants that may be sold in this Offering	Number of Shares	Percentage of total outstanding common stock
Armistice Capital Master Fund Ltd. (3)	2,398,103	2,398,103	0	0%
Alyeska Master Fund, L.P. (4)	4,881,374	2,398,103	2,483,271	7.4%

(1)	If required, information about other selling stockholders, except for any future transferees, pledgees, donees or successors of the Selling Stockholder named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.
(2)	Assumes all shares offered by the selling stockholders hereby are sold and that the selling stockholders buys or sells no additional shares of common stock prior to the completion of this offering.
(3)	Includes 2,398,103 shares of our common stock issuable upon exercise of the warrants held by Armistice Capital Master Fund Ltd. (“Master Fund”), which warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that the holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding. Steven Boyd, CIO of Armistice Capital, LLC (“Armistice”), has voting control and investment discretion over the securities held by Master Fund. Armistice and Steven Mr. Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. Accordingly, notwithstanding the number of shares of common stock listed above as being beneficially owned by the Master Fund, Armistice and Mr. Boyd, each of the Master Fund, Armistice and Mr. Boyd further disclaim beneficial ownership of the shares of common stock issuable upon exercise of all of the warrants to the extent the number of shares of common stock beneficially owned by each of the Master Fund, Armistice and Mr. Boyd and any other person or entities with which their respective beneficial ownership would be aggregated for purposes of Section 13(d) of the Exchange Act would exceed 9.99% of the total number of shares of common stock outstanding. The address of Armistice Capital Master Fund Ltd. is 510 Madison Avenue, 7th Floor, New York, NY 10022.

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(4)	Includes (a) 2,483,271 shares of common stock directly held by Alyeska Master Fund, L.P. and (b) 2,398,103 shares of our common stock issuable upon exercise of the warrants held by Alyeska Master Fund, L.P., which warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that the holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as applicable), of the number of shares of common stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of the Company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”. When used herein, the terms the “Company,” “we,” “us” and “our” refer to Nemaura Medical, Inc. and its consolidated subsidiaries.

Overview of the Company

We are a medical technology company developing sugarBEAT®, a non-invasive glucose monitoring system for adjunctive use by persons with diabetes, as well as for consumers in the non-diabetes space for monitoring metabolic health and general health and wellness. sugarBEAT® consists of a disposable adhesive skin-patch connected to a rechargeable wireless transmitter that displays glucose readings at regular five-minute intervals via a mobile app. sugarBEAT® works by extracting glucose from the skin into a chamber in the patch that is in direct contact with an electrode-based sensor. The transmitter sends the raw data to a mobile app where it is processed by an algorithm and displayed as a glucose reading after calibration, with the ability to track and trend the data over 14 hours for each sensor wear period, including an initial warm-up period of 60-90 minutes on average. Sensors can be worn as frequently as a user chooses. While sugarBEAT® requires a minimum once per day calibration by the patient using a blood sample obtained by a finger stick, we believe sugarBEAT® may be adopted by non-insulin dependent persons with diabetes alongside insulin-injecting persons with diabetes, who all perform multiple daily finger sticks to manage their disease. In the consumer application, or non-medical applications, the relative glucose fluctuations are used and therefore finger-prick calibrations are not required.

CE approval was granted by the European Notified Body BSI in May 2019, allowing the product to be made available for commercial sale. This approval is subject to an annual review of the underlying ISO 13485 accredited Quality Management System. The accreditation was successfully renewed in November 2021 and 2022. In conjunction with the UK Licensee, the Company commenced a phase 1 launch whereby devices were made available to limited cohorts of users to gauge their feedback so that any fine-tuning could be completed prior to a mass market launch. The UK Licensee has also confirmed that it plans to undertake Key Opinion Leader (“KOL”) studies in the UK for its white-labelled service offering that is supported by sugarBEAT®. The KOL studies are intended to provide additional support for the UK Licensee’s broader ongoing marketing plans and more specifically to support potential reimbursement for the device and the licensees overall diabetes management offering(s)

The UK Licensee placed an initial order for sugarBEAT® in April 2021 and provided a forecast for its post-launch volume expectations, which the Company has used to establish both a short and medium term view to inform the Company’s commercial operational requirements. In line with this view, the Company has taken the following actions since the initial order was received:

•	Entered into a new leased facility to provide the additional space requirements for commercial product assembly.

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•	Increased headcount of production operatives; this will be phased in line with the volume forecasts currently available, however the Company has also factored in an ability to scale further and faster should this be required.

•	Moved forward with placing phased orders for raw materials to ensure future product availability to support both our UK Licensee while also providing for capacity to flex up further as other routes to market materialize in line with management’s commercialization program.

•	Commenced phased deliveries in December 2021 to the UK Licensee of its continuous glucose monitor.

In July 2020, Nemaura filed a PMA application with the FDA to use sugarBEAT® as an adjunct to finger prick testing for blood glucose trending. We, along with other applicants, were then informed by the FDA that the approval process was currently subject to delays as a result of the FDA’s Center for Devices and Radiological Health (“CDRH”) being actively engaged in responding to the current pandemic caused by COVID-19 which resulted in staff being reallocated to other approval requests associated with COVID-19. During April 2021 the FDA confirmed that they would recommence their review of the PMA application and this is now ongoing and in-progress. In December 2021 the FDA’s Bio-monitoring research division conducted an audit of the clinical program submitted in support of the PMA application. A single 483 observation was raised, and the Company submitted a full response in January 2022. The FDA subsequently scheduled a pre-market inspection for the second calendar quarter of 2022, intended to cover the FDA’s Quality System/Current Good Manufacturing Practice regulations for Medical Devices (21 CFR Part 820). This audit was conducted in the first quarter of the fiscal year ending March 31, 2023. The Company reported that a single 483 observation was raised to which the Company responded in a timely manner, and Dialogue with the FDA continues with respect to the PMA application.

In addition to this, Nemaura established that proBEAT™, which is based on the sugarBEAT® platform, can be classified under the Wellness guidance when it is used according to the FDA Wellness guidance notes, to provide prompts and educate users on factors affecting their blood sugar profiles. Nemaura launched proBEAT™ in the U.S. in December 2020, as part of a diabetes prevention and reversal program branded BEATdiabetes.life, in the form of pilot studies. During the quarter ended December 31, 2020, Nemaura licensed a clinically validated weight loss program for the management of diabetes from Healthimation, LLC, which was originally developed at the Joslin Diabetes Center, an affiliate of Harvard Medical School. This program, together with proBEAT™, originally formed the basis of the BEATdiabetes.life program that is currently being developed for commercialization in the U.S. The program is under further refinement based on feedback gathered to date. Further KOL studies are planned to provide additional marketing support of the program in preparation for a broader U.S.-wide roll-out. While still in the relatively early stages, we are pleased with initial results and feedback received from these user-groups and one key outcome has been that the company is now focusing on providing proBEAT as a standalone plug-in for existing diabetes management programs, therefore potentially allowing the company to accelerate commercialization as well as reduce the cost burden associated with running its own program.

We believe there are additional applications for sugarBEAT® and the underlying BEAT technology platform, which may include:

•	a web-server accessible by physicians and diabetes professionals to track the condition remotely, thereby reducing healthcare costs and managing the condition more effectively;

•	a complete virtual doctor that monitors a person's vital signs and transmits results via the web;

•	other patches using the BEAT technology platform to measure alternative analytes, including lactate, uric acid, lithium and drugs. This would be a step-change in the monitoring of conditions, particularly in the hospital setting. Lactate monitoring is currently used to determine the relative fitness of professional athletes and we completed preliminary studies demonstrating the application of the BEAT technology for continuous lactate monitoring; and

•	a continuous temperature monitoring system which could have various applications, including use for individuals to monitor their temperature in connection with diagnosis and monitoring of symptoms of viral infections, and in females to monitor the ovulation cycle.

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During this period of product development, the Company has experienced recurring losses and negative cash flows from operations. For the fiscal years ended March 31, 2022 and 2021, we generated $503,906 and $0 revenues from product sales and reported net losses of $13,886,805 and $6,258,596, respectively, and negative cash flow from operating activities of $6,504,041 and $5,998,097, respectively. For the nine months ended December 31, 2022 and 2021, we generated $77,044 and $183,628 revenues from product sales and reported net losses of $9,460,888 and $10,269,557, respectively, and negative cash flow from operating activities of $6,090,181 and $4,353,494, respectively. As noted in our financial statements, as of December 31, 2022, we had a cash balance of $7,340,840, working capital deficit of $2,309,666, an accumulated deficit of $47,192,364 and a deficiency in total stockholders' equity of $9,858,709. There is substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses, negative cash flows from operations, existing debt of $20,070,259 due as of December 31, 2022, which will require the restructure of the debt or obtain additional, new, funding. See “Risk Factors—We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended March 31, 2022 and 2021.”

While the Company expects to continue to incur losses from operations for the near-term and these losses could be significant as product development, regulatory activities, clinical trials, and other commercial and product development related expenses are incurred, the Company reached a significant milestone during the three month period ended December 31, 2021, as the Company commenced commercial delivery of its sugarBEAT® device to its UK Licensee, allowing them to continue studies dedicated to developing user based feedback and evidence that could potentially support reimbursement in the UK.

Management's strategic assessment continues to include the following potential options:

•	obtaining further regulatory approval for the sugarBEAT® device in other global territories, including the U.S., and the Middle East;

•	signing new/additional licensing and collaboration opportunities beyond our existing licensee partners;

•	pursuing further capital raising opportunities to support and accelerate the commercialization strategy; and

•	developing the sugarBEAT® device platform for commercialization for other applications.

RESULTS OF OPERATIONS

Management’s plans and basis of presentation

The Company has experienced recurring losses and negative cash flows from operations. On December 31, 2022, the Company had cash balances of $7,340,840, total stockholders’ equity of $9,858,709 and an accumulated deficit of $47,192,364. To date, the Company has in large part relied on equity and debt financing to fund its operations. Initially additional funding also came from related party contributions. The Company expects to continue to incur losses from operations for the near-term and these losses could be significant as the Company implements and scales its product commercialization strategy.

Management’s strategic assessment includes the following potential options:

–	support the UK and EU launch of sugarBEAT®;

–	obtaining further regulatory approval for the sugarBEAT® device in other countries such as the U.S.;

–	exploring licensing and partnership opportunities in other territories;

–	developing the sugarBEAT® device for commercialization for other applications; and

–	considering whether additional future capital raises can further enhance and accelerate the delivery of the Company’s strategic growth objectives.

Results of Operations

Comparative Results for the Nine Months Ended December 31, 2022 and 2021

Revenue

The Company recognized revenue of $77,044 in the nine month period ended December 31, 2022, relating to deliveries of sugarBEAT® to MSW pursuant to the initial order placed in April 2021. A portion also related to the recognition of the GBP 1 million (approximately $1.20 million), that was previously received and held within deferred revenue relating to the exclusive Marketing Rights Agreement that was signed with MSW.

Revenue recognized in the comparative nine month period ended December 30, 2021 was $183,628 relating to the delivery of goods and including a small portion of the recognition of the deferred revenue relating to the exclusive Marketing Rights Agreement that was signed with MSW.

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Research and Development Expenses

Research and development (“R&D”) expenses were $980,862 and $987,711 for the nine months ended December 31, 2022 and 2021, respectively. This amount consisted primarily of expenditures on wages and sub-contractor activities incurred for improvements made to the sugarBEAT® device.

General and Administrative Expenses

General and administrative expenses were $4,329,306 and $4,151,380 for the nine months ended December 31, 2022 and 2021, respectively. These expenses consisted of fees for legal, professional, consultancy, audit services, investor relations, insurance, advertising and general and operational wages. Non-cash charges of $635,494 and $199,522 were recorded in the nine-month period ended December 31, 2022 and 2021 as a result of the mark-to-market adjustments on the Company’s outstanding foreign currency forward contracts.

As the Company continues to scale up to service its existing order book, it is expected that general and administrative expenses will continue to increase in a similar way moving forward, as the business transitions to a more operational focused base that will encompass an increase in functional expenses relating to production, sales, marketing, customer service, as well as enhancements to other existing functions.

Other Comprehensive Loss

For the nine months ended December 31, 2022 and 2021, other comprehensive loss was $864,328 and $142,922, respectively. Currently all transactions recorded through other comprehensive loss arise from fluctuations in the USD: GBP exchange rate and the impact that this has on consolidation of the Company’s non-USD denominated assets and liabilities.

Comparative Results for the Three Months Ended December 31, 2022 and 2021

Revenue

Revenue of $3,017 was recognized in the three month period ended December 31, 2022, relating to deliveries of sugarBEAT® to MSW pursuant to the initial order placed in April 2021. A portion also related to the recognition of the deferred revenue relating to the exclusive Marketing Rights Agreement that was signed with MSW.

The comparative revenue recognized in the three month period ended December 31, 2021 was $183,628.

Research and Development Expenses

R&D expenses were $393,747 and $412,341 for the three month periods ended December 31, 2022 and 2021, respectively. This continues to be largely composed of expenditures on wages and sub-contractor activities incurred in finalizing the product design for the sugarBEAT® device in order to enable scaling of the production ability combined with costs associated with new pipeline products as they move through their respective development phases.

General and Administrative Expenses

General and administrative expenses were $239,628 and $1,391,278 for the three month periods ended December 31, 2022 and 2021, respectively. Given the nature of the Company’s activities has remained unchanged, the cost drivers in this area have also remained consistent and are largely representative of fees for legal, professional, consultancy, audit services, investor relations, insurance and wages. Non-cash credits of $990,531 and $70,878 were recorded for the mark-to-market adjustments on the Company’s outstanding foreign currency forward contracts.

We anticipate that general and administrative expenses will continue to increase moving forward, as the business transitions to a more operational focused base that will encompass an increase in functions expenses associated with sales, marketing, customer service, as well as enhancements to other existing functions.

Other Comprehensive Loss

For the three months ended December 31, 2022 and 2021, other comprehensive income was $556,080 and ($25,065) loss, respectively. Currently all transactions recorded through other comprehensive loss arise from fluctuations in the USD:GBP exchange rate and the impact that this has on consolidation of the Company’s non-USD denominated assets and liabilities.

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Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

Revenue

December 2021 marked a pivotal milestone for the Company as the Company commenced deliveries of sugarBEAT® to MSW pursuant to the initial order placed in April 2021. These deliveries continued in line with the schedule agreed with MSW during the remainder of the current fiscal year.

While the majority of the $503,906 revenue recognized related to the delivery of goods, a proportion also related to the recognition of the GBP 1 million (approximately $1.32 million), that was previously received and held within deferred revenue, relating to the exclusive Marketing Rights Agreement that was signed with MSW. We expect to record the remainder of the revenue over an approximately 10-year term from the date sales to MSW commenced.

There was no revenue recognized in the year ended March 31, 2021.

Research and Development Expenses

Research and development expenses were $1,556,988 and $1,554,603 for the fiscal years ended March 31, 2022 and 2021, respectively. The stabilization in costs here being established as the Company’s historically more significant research and development expenditure relating to clinical trials and improvements made to the sugarBEAT® device started to flatten out over the year. We expect that the sugarBEAT® related research and development expenses will reduce in future periods as the product is launched, however the Company expects to continue to incur research and development costs to both enhance, refine and extend the platform capabilities for alternative applications.

General and Administrative Expenses

General and administrative expenses were $6,173,049 and $3,032,138 for the fiscal years ended March 31, 2022 and 2021, respectively. These consisted of fees for legal, professional, consultancy, audit services, investor relations, insurance, advertising and general and operational wages. The increase in expenses being driven predominantly by increased wages, as additional headcount has been added to support the operational scale up process across both our UK and U.S. teams. Increases have also been seen in insurance, rent and depreciation and amortization, which are considered to be directly related to the commercialization steps undertaken during the period. In addition to this, a non-cash item charge of $440,196 was booked as a result of the mark-to-market impact from the revaluation of the foreign currency forward contracts in place as of the fiscal period end, along with a further non-cash charge of $133,529 in relation to the fair value of share options issued to directors.

As the Company continues to scale up to service its existing order book, it is expected that general and administrative expenses will continue to exhibit a similar higher cost profile moving forward, as the business continues to transition to an operationally focused base that is expected to result in increased functional expenses relating to production, sales, marketing, customer service, as well as enhancements to other existing functions.

Other Comprehensive Income

For the fiscal years ended March 31, 2022 and 2021 other comprehensive income saw a charge of $257,885 versus a credit of $472,559, respectively, arising from foreign currency translation adjustments.

Liquidity and Capital Resources

We have experienced net losses and negative cash flows from operations since our inception. We have sustained cumulative losses of $47,192,364 through December 31, 2022. We have historically financed our operations through a combination of debt and equity funding.

As of December 31, 2022, the Company had a deficiency in net working capital of $2,309,666, which included cash balances of $7,340,840. The Company reported a net loss for the three and nine-month periods ended December 31, 2022 of $1,716,278 and $9,460,888, respectively. This loss is after taking account of interest and debt discount charges arising from the note purchase agreements for the three- and nine- month periods ended December 31, 2022 of $1,082,949 and $4,152,437, respectively.

Having reviewed the Company’s forward looking cashflow requirements in relation to the cash balance held at December 31, 2022, management is aware of the need to raise additional funds in order to finance the ongoing commercialization of sugarBEAT®. The Company had $7,340,840 of cash at December 31, 2022. The Company has debt on its balance sheet which will reach maturity in July 2024, following a restructure in October 2022.

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Ability to Continue as a Going Concern

In evaluating the going concern position of the Company, management has considered the ability of the Company to raise additional funding in combination with one or more of the different funding options available to it at this time.  Based on current and ongoing engagement with potential funding providers, management believes that there is a reasonable expectation that funding could be provided by one, or more, of the following options:

•	Equity funding – the Company has immediate access to funds through the ATM facility that is currently in place; in addition to this, the Company believes there are various alternative mechanisms available to the Company similar to those used previously e.g. direct sale of shares to interested third parties, similar to the stake sold to Tiger Trading Partners L.L.C. in February 2022, as well as other mechanisms to sell common stock via an underwritten agreement or the further exercise of warrants by the current warrant holders etc

•	Debt funding – the Company continues to be in ongoing discussions with third party debt providers, including the incumbent, to enable the existing debt facility to be restructured or renewed, should management feel that this route offers a more attractive option compared to the sale of equity that is dependent on the current market conditions.

•	Alternative funding as used in the past such as the sale of licenses. As product development is now at a significantly more advanced stage then it was, it is management’s belief that the sufficient funding could be provided through the sale of licenses or a large-scale partnership that could bring in additional funds and infrastructure to support the commercial growth ambitions of the Company.

There can be no assurance that any such equity, debt or alternative funding will be available on terms acceptable to the Company, or at all. As a consequence of this funding requirement being triggered without the funding bridge having been put in place by the filing date of these unaudited condensed consolidated financial statements, ASC 205-40 requires that management recognize and disclose this point as an event which creates a substantial doubt as to the Company’s ability to continue as a going concern for at least one year from the date of filing of these unaudited condensed consolidated financial statements.

Cash Flows

For the Nine-Months Ended December 31, 2022 and 2021

Negative cash flow from operating activities for the nine months ended December 31, 2022 was $6,090,181, reflecting a net loss of $9,460,888, adjusted for the add back of the accretion of debt discount expense of $4,152,437, the mark-to-market charge booked in relation to the revaluation of the foreign currency forward contracts of $635,494 and the depreciation and amortization charge of $268,595. Cash was also impacted by increases in inventory of $864,636, which was directly driven as a result of commercial scale up.

Prepayments increased by $467,070, which was a result of an increase in amount paid to Hamilton Court (approximately $876,000), our forward contract provider, partially offset by savings on other prepayments, including a reduction in prepaid insurance.

There was a $34,897 increase in accounts payable during the nine months ended December 31, 2022 with decreases seen in other liabilities and accrued expenses of $167,568 and deferred revenue of $297,419. The related party payable balance increased by $75,977.

Negative cash flow from operating activities for the nine months ended December 31, 2021 was $4,353,494, reflecting a net loss of $10,269,557, adjusted for the add back of the non-cash amortization of debt discount expense of $5,141,701, the mark-to-market charge recorded in relation to the foreign currency forward contracts of $199,522 and the depreciation and amortization charge of $139,751. Cash was also impacted by increases in inventory of $533,656, which was directly driven as a result of the commercial scale up.

Prepayments increased by $797,155, which was also a direct result of commercial scale up with prepayments for raw materials being pre-purchased to ensure that inventory would be on-hand to support the Company’s shift to commercial operations. The decrease was partly offset by an increase in accounts receivable – related party, of $301,387, which relates to additional advance purchasing of inventory that is completed through a related party company.

There was also a reduction in accounts payable of $77,075 with increases seen in both other liabilities and accrued expenses and deferred revenue.

Net cash used in investing activities for the nine months ended December 31, 2022, was $438,805, which included patent filing costs of $135,168 and the purchase of property and equipment of $275,758 driven by the procurement to support the transition to operational production.

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Net cash used in investing activities was $880,008 for the nine months ended December 31, 2021, which reflected patent filing costs of $60,241, the purchase of property and equipment of $359,301 driven by the procurement of cleanroom facilities and injection molding tooling to support the operational production steps taken in advance of product delivery to the UK licensee. In addition to this, $460,466 was invested in software development costs relating to the digital health program in the US and recent Beta launch of our consumer health program, Miboko, in the UK.

Net cash used in financing activities for the nine months ended December 31, 2022 was $3,273,859, comprised of $4,700,000 from proceeds from the issuance of notes payable, offset by $7,974,282 for the repayments of notes payable.

Net cash used in financing activities for the nine months ended December 31, 2021 was $3,421,933, comprised of $2,963,658 of proceeds from the exercise of warrants, $114,409 of proceeds (net of costs) from the sale of common stock through the ATM facility, offset by $6,500,000 for the scheduled repayments of notes payable.

For the Fiscal Years Ended March 31, 2022 and 2021

Negative cash flow from operating activities for the fiscal year ended March 31, 2022, was $6,504,041 which reflected the following key cashflow movements: a net loss of $13,886,805 which included non-cash items booked as an expense relating to the accretion of the debt discount ($6,666,630), mark-to-market valuation of the foreign currency forward contracts that were held at fiscal year-end ($440,196), stock-based compensation paid to an employee combined the fair value of options issued to directors ($220,917), and depreciation and amortization ($229,810).

Cashflows were also impacted by increases in inventory of $637,149, and accounts receivable – related parties of $250,092 relating to the acquisition of raw materials to support manufacture and delivery of product to our UK Licensee; the increase in inventory being largely offset by the decrease in prepaid expenses of $519,346 vs the prior year end which reflected upfront payments for inventory at that time.

Working capital cashflow was also impacted by a decrease in accounts payable of $117,384, due to timing of purchases and an increase in other liabilities and accrued expenses of $310,490.

Negative cash flow from operating activities for the fiscal year ended March 31, 2021, was $5,998,097 which were driven by cashflow movements relating to the following: A net loss of $6,258,596 which was partially offset by non-cash items booked as an expense relating to the accretion of the debt discount ($2,007,687), stock-based compensation paid to third party suppliers ($113,171), and depreciation and amortization ($98,075). Cashflows were also impacted by an increase in inventory of $564,313, combined with and increase in prepaid expenses of $767,050, and an increase in Accounts receivable – related party, as the Company geared up towards commercialization.

Net cash used in investing activities was $956,482 for the fiscal year ended March 31, 2022, which reflected expenditure on property and equipment to support the commencement of manufacture of product for sale during the year of $481,718, combined with ongoing spend on software development ($391,073) and patent costs ($83,691), to enhance the businesses digital offering and protect the intellectual property developed.

Net cash used in investing activities was $836,440 for the fiscal year ended March 31, 2021, which reflected expenditure for software development costs of $663,758, combined with costs related to patent filings of $81,952, and the purchase of property and equipment of $90,730.

Net cash utilized in financing activities for the fiscal year ended March 31, 2022, was $6,368,315. This includes repayments made in relation to debt funding of $12,400,000, which was partially offset by the proceeds from the issuance of common stock in relation to equity funding was $3,118,792, with associated cash costs of $50,765, combined with the sale of warrants which provided a further $2,963,658 of cash funding.

Net cash provided by financing activities for the fiscal year ended March 31, 2021, was $37,986,392. Proceeds from the issuance of common stock in relation to equity funding was $15,750,672 with associated cash costs of $957,193; the sale of warrants providing a further $400,503. $25,000,000 was provided via the issuance of two notes payable during the year, with associated cash costs incurred of $1,525,035 while repayments made were $600,000. $82,555 of cash expense was incurred in relation to concluding the full repayment of the insurance financing arrangement.

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Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including unrecorded derivative instruments that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

None.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our audited consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported results of operations during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions. Our significant accounting policies are described in more detail in the notes to our consolidated financial statements included elsewhere in this prospectus.

DESCRIPTION OF THE BUSINESS

Business Overview

We are a medical technology company developing sugarBEAT®, a non-invasive glucose monitoring system for adjunctive use by persons with diabetes, as well as for consumers in the non-diabetes space for monitoring metabolic health and general health and wellness. sugarBEAT® consists of a disposable adhesive skin-patch connected to a rechargeable wireless transmitter that displays glucose readings at regular five-minute intervals via a mobile app. sugarBEAT® works by extracting glucose from the skin into a chamber in the patch that is in direct contact with an electrode-based sensor. The transmitter sends the raw data to a mobile app where it is processed by an algorithm and displayed as a glucose reading after calibration, with the ability to track and trend the data over 14 hours for each sensor wear period, including an initial warm-up period of 60-90 minutes on average. Sensors can be worn as frequently as a user chooses. While sugarBEAT® requires a minimum once per day calibration by the patient using a blood sample obtained by a finger stick, we believe sugarBEAT® may be adopted by non-insulin dependent persons with diabetes alongside insulin-injecting persons with diabetes, who all perform multiple daily finger sticks to manage their disease. In the consumer application, or non-medical applications, the relative glucose fluctuations are used and therefore finger-prick calibrations are not required.

CE approval was granted by the European Notified Body BSI in May 2019, allowing the product to be made available for commercial sale. This approval is subject to an annual review of the underlying ISO 13485 accredited Quality Management System. The accreditation was successfully renewed in November 2021 and 2022. In conjunction with the UK Licensee, the Company commenced a phase 1 launch whereby devices were made available to limited cohorts of users to gauge their feedback so that any fine-tuning could be completed prior to a mass market launch. The UK Licensee has also confirmed that it plans to undertake Key Opinion Leader (“KOL”) studies in the UK for its white-labelled service offering that is supported by sugarBEAT®. The KOL studies are intended to provide additional support for the UK Licensee’s broader ongoing marketing plans and more specifically to support potential reimbursement for the device and the licensees overall diabetes management offering(s)

The UK Licensee placed an initial order for sugarBEAT® in April 2021 and provided a forecast for its post-launch volume expectations, which the Company has used to establish both a short and medium term view to inform the Company’s commercial operational requirements. In line with this view, the Company has taken the following actions since the initial order was received:

•	Entered into a new leased facility to provide the additional space requirements for commercial product assembly.

•	Increased headcount of production operatives; this will be phased in line with the volume forecasts currently available, however the Company has also factored in an ability to scale further and faster should this be required.

•	Moved forward with placing phased orders for raw materials to ensure future product availability to support both our UK Licensee while also providing for capacity to flex up further as other routes to market materialize in line with management’s commercialization program.

•	Commenced phased deliveries in December 2021 to the UK Licensee of its continuous glucose monitor.

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In July 2020, Nemaura filed a PMA application with the FDA to use sugarBEAT® as an adjunct to finger prick testing for blood glucose trending. We, along with other applicants, were then informed by the FDA that the approval process was currently subject to delays as a result of the FDA’s Center for Devices and Radiological Health (“CDRH”) being actively engaged in responding to the current pandemic caused by COVID-19 which resulted in staff being reallocated to other approval requests associated with COVID-19. During April 2021 the FDA confirmed that they would recommence their review of the PMA application and this is now ongoing and in-progress. In December 2021 the FDA’s Bio-monitoring research division conducted an audit of the clinical program submitted in support of the PMA application. A single 483 observation was raised, and the Company submitted a full response in January 2022. The FDA subsequently scheduled a pre-market inspection for the second calendar quarter of 2022, intended to cover the FDA’s Quality System/Current Good Manufacturing Practice regulations for Medical Devices (21 CFR Part 820). This audit was conducted in the first quarter of the fiscal year ending March 31, 2023. The Company reported that a single 483 observation was raised to which the Company responded in a timely manner, and Dialogue with the FDA continues with respect to the PMA application.

In addition to this, Nemaura established that proBEAT™, which is based on the sugarBEAT® platform, can be classified under the Wellness guidance when it is used according to the FDA Wellness guidance notes, to provide prompts and educate users on factors affecting their blood sugar profiles. Nemaura launched proBEAT™ in the U.S. in December 2020, as part of a diabetes prevention and reversal program branded BEATdiabetes.life, in the form of pilot studies. During the quarter ended December 31, 2020, Nemaura licensed a clinically validated weight loss program for the management of diabetes from Healthimation, LLC, which was originally developed at the Joslin Diabetes Center, an affiliate of Harvard Medical School. This program, together with proBEAT™, originally formed the basis of the BEATdiabetes.life program that is currently being developed for commercialization in the U.S. The program is under further refinement based on feedback gathered to date. Further KOL studies are planned to provide additional marketing support of the program in preparation for a broader U.S.-wide roll-out. While still in the relatively early stages, we are pleased with initial results and feedback received from these user-groups and one key outcome has been that the company is now focusing on providing proBEAT as a standalone plug-in for existing diabetes management programs, therefore potentially allowing the company to accelerate commercialization as well as reduce the cost burden associated with running its own program.

We believe there are additional applications for sugarBEAT® and the underlying BEAT technology platform, which may include:

•	a web-server accessible by physicians and diabetes professionals to track the condition remotely, thereby reducing healthcare costs and managing the condition more effectively;

•	a complete virtual doctor that monitors a person's vital signs and transmits results via the web;

•	other patches using the BEAT technology platform to measure alternative analytes, including lactate, uric acid, lithium and drugs. This would be a step-change in the monitoring of conditions, particularly in the hospital setting. Lactate monitoring is currently used to determine the relative fitness of professional athletes and we completed preliminary studies demonstrating the application of the BEAT technology for continuous lactate monitoring; and

•	a continuous temperature monitoring system which could have various applications, including use for individuals to monitor their temperature in connection with diagnosis and monitoring of symptoms of viral infections, and in females to monitor the ovulation cycle.

During this period of product development, the Company has experienced recurring losses and negative cash flows from operations. For the fiscal years ended March 31, 2022 and 2021, we generated $503,906 and $0 revenues from product sales and reported net losses of $13,886,805 and $6,258,596, respectively, and negative cash flow from operating activities of $6,504,041 and $5,998,097, respectively. For the nine months ended December 31, 2022 and 2021, we generated $77,044 and $183,628 revenues from product sales and reported net losses of $9,460,888 and $10,269,557, respectively, and negative cash flow from operating activities of $6,090,181 and $4,353,494, respectively. As noted in our financial statements, as of December 31, 2022, we had a cash balance of $7,340,840, working capital deficit of $2,309,666, an accumulated deficit of $47,192,364 and a deficiency in total stockholders' equity of $9,858,709. There is substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses, negative cash flows from operations, existing debt of $20,070,259 due as of December 31, 2022, which will require the restructure of the debt or obtain additional, new, funding. See “Risk Factors—We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended March 31, 2022 and 2021.”

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While the Company expects to continue to incur losses from operations for the near-term and these losses could be significant as product development, regulatory activities, clinical trials, and other commercial and product development related expenses are incurred, the Company reached a significant milestone during the three month period ended December 31, 2021, as the Company commenced commercial delivery of its sugarBEAT® device to its UK Licensee, allowing them to continue studies dedicated to developing user based feedback and evidence that could potentially support reimbursement in the UK.

Management's strategic assessment continues to include the following potential options:

•	obtaining further regulatory approval for the sugarBEAT® device in other global territories, including the U.S., and the Middle East;

•	signing new/additional licensing and collaboration opportunities beyond our existing licensee partners;

•	pursuing further capital raising opportunities to support and accelerate the commercialization strategy; and

•	developing the sugarBEAT® device platform for commercialization for other applications.

Our Business Strategy

We intend to lead in the discovery, development and commercialization of innovative and targeted diagnostic medical devices, and data-driven digital platforms, that improve disease monitoring, management and overall patient care. Specifically, we intend to focus on the monitoring of molecules that can be drawn out through the skin non-invasively using our technology platform. In addition to glucose, such molecules may include lactic acid monitoring and the monitoring of prescription drugs and blood biomarkers that may help in the diagnosis, prevention, or management of diseases, such as diabetes. We plan to take the following steps to implement our broad business strategy. Our key commercial strategies post-approval will first be implemented in Europe and then in parts of the Middle East and Asia, and then the U.S., as follows:

-	Commercialize sugarBEAT® in the United Kingdom and Republic of Ireland. We intend to commercialize sugarBEAT® in the United Kingdom, and Republic of Ireland with MySugarWatch Limited (previously known as Dallas Burston Ethitronix Limited) (“MSW”), with whom we have an exclusive marketing rights agreement for these two countries. We have also signed a full commercial agreement with MySugarWatch (Europe) Limited (previously known as Dallas Burston Ethitronix (Europe) Limited) in May 2018 for all other European territories as part of an equal joint venture agreement. The joint venture intends to seek sub-license rights opportunities to one or more leading companies in the diabetes monitoring space, to leverage their network, infrastructure and resources.

-	Establish licensing or joint venture agreements with other parties to market sugarBEAT® in other geographies. We are in detailed discussions and negotiations with several other parties worldwide for licensing or joint venture agreements for the sale of the sugarBEAT® device and have signed a commercial agreement with TP MENA for the Gulf Cooperation Council, excluding Qatar.

-	Seek FDA PMA approval of sugarBEAT®. The PMA application is currently in review by the FDA.

-	Expand the indications for which the sugarBEAT® device may be used. We believe that the sugarBEAT® device may offer significant benefits as compared to those found in the non-acute setting for the monitoring of other diseases. This includes monitoring of lactic acid for performance athletics, and the monitoring of drugs. We have completed initial proof of concept for lactate monitoring and now plan to explore the routes to commercialization..

-	Expand our product pipeline through our proprietary platform technologies, acquisitions and strategic licensing arrangements. We intend to leverage our proprietary platform technologies to grow our portfolio of product candidates for the diagnosis of diabetes and other diseases. This includes digital platforms driven by data gathered by our sensors within the medical and wellbeing markets, such as for metabolic health monitoring. In addition, we intend to license our product and acquire products and technologies that are consistent with our research and development and business focus and strategies. This may include drug delivery products for the improved management of diabetes, for example improved insulin injector systems, and/or combination drug products for diabetes related drugs.

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Product Development

Management has extensive experience in regulatory and clinical development of diagnostic medical devices. We intend to take advantage of this experience in the field of diagnostic medical devices in an attempt to increase the probability of product approval. The overall regulatory process for diagnostic medical devices for diabetes is currently similar to those governing other diagnostic devices. The timelines are shorter than, for example, when new drugs or completely invasive diagnostic devices are trialed in clinics. We have successfully tested and evaluated the device for its clinical output, in this case the accuracy and safety with which it can trend blood glucose levels, based on which CE approval was granted by the Notified Body BSI. A PMA (pre-market approval) application was also submitted to the FDA and is currently under review. We continue to seek collaborations with future licensees and marketing partners to achieve our commercial growth milestones.

The table below provides our current estimate of our timeline:

Product Development and Commercialization Timelines

Milestone	Target Start Date	Current Status
Completion of clinical studies in Type 1 and Type 2 diabetic subjects to define final device claims and for submission for CE Mark approval with final device claims.	July 2017	Completed
CE Mark for body worn transmitter device	August 2018	Completed
U.S. FDA PMA Submission	June 2020	Submission Completed, FDA review ongoing
Commercial launch in the UK, followed by major territories in Europe	July - September 2020	Staggered launch in progress
Commercial launch of proBEAT™ in the U.S.	October - December 2020	Commenced December 2020

Scale up of commercial sensor / patch manufacturing.

Scale up means we have started looking at larger scales sufficient for product launch in the UK and relates to the manufacturing process for sensors.

	December 2020	In progress
Scale up of device (transmitter) manufacturing	December 2020	In progress
Commencement of product delivery to UK Licensee	December 2021	On-going

Market Opportunity for the Company's Products

According to the International Diabetes Federation Atlas 10th Edition 2021 (the "IDF"), there are approximately 537 million adults living with diabetes, representing 10.5% of the world’s population in this age group. This number is predicted to rise to 643 million (11.3%) by 2030 and to 783 million (12.2%) by 2045. Additionally an estimated 240 million people are living with undiagnosed diabetes worldwide, meaning almost one-in-two adults with diabetes are unaware they have the condition. The IDF identifies that almost 90% of people with undiagnosed diabetes live in low-and-middle income countries.

Statistics published by the IDF evidence the fact that diabetes is a huge and growing problem, and that whilst the costs to society are already high, they continue to escalate. In addition, the IDF also notes that Europe has the highest prevalence of children and adolescents with Type 1 diabetes, as well as the highest incidence annually. Europe is also reported as having the second highest average cost per person with diabetes ($3,086), with only North America and the Caribbean being higher ($8,208).

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Statistical Data for Diabetes Globally

	2021	2030	2045
Total world population	7.9 billion	8.6 billion	9.5 billion
Adult population (20-79 years)	5.1 billion	5.7 billion	6.4 billion
	Diabetes (20 – 79 years)
Prevalence (%)	10.5%	11.3%	12.2%
Number of people with diabetes	536.6 million	642.7 million	783.2 million
Total health expenditure due to diabetes (2021 $)	$966 billion	$1,028 billion	$1,054 billion
	Impaired Glucose Tolerance “IGT” (20 – 79 years)
Prevalence (%)	10.6%	11.0%	11.4%
Number of people with IGT	541.0 million	622.7 million	730.3 million
	Type 1 diabetes (0 – 19 years)
Number of children / adolescents with Type 1 diabetes	1.2 million	-	-
Number of newly diagnosed cases per year	184,100	-	-

Type 1 diabetes, once known as juvenile diabetes or insulin-dependent diabetes, is a chronic condition in which the pancreas produces little or no insulin, a hormone needed to allow sugar (glucose) to enter cells to produce energy. The far more common Type 2 diabetes occurs when the body becomes resistant to the effects of insulin or doesn't make enough insulin.

Various factors may contribute to Type 1 diabetes including genetics and exposure to certain viruses. Although Type 1 diabetes typically appears during childhood or adolescence, it also can develop in adults.

Despite active research, Type 1 diabetes has no cure, although it can be managed. With proper treatment, people who have Type 1 diabetes can expect to live longer, healthier lives than they did in the past. Type 1 diabetes includes autoimmune Type 1 diabetes (Type 1a) which is characterized by having positive autoantibodies, as well as idiopathic Type 1 diabetes (Type 1b) where autoantibodies are negative, and c-peptide is low. Patients with Type 1 diabetes (insulin dependent) require long term treatment with exogenous insulin and these patients perform self-monitoring of blood glucose (SMBG) to calculate the appropriate dose of insulin. SMBG is done by using blood samples obtained by finger sticks but frequent SMBG does not detect all the significant deviations in blood glucose, specifically in patients who have rapidly fluctuating glucose levels.

Type 2 diabetes, once known as adult-onset or non-insulin-dependent diabetes, is a chronic condition that affects the way your body metabolizes sugar (glucose), your body's main source of fuel. With Type 2 diabetes, your body either resists the effects of insulin, a hormone that regulates the movement of sugar into your cells or doesn't produce enough insulin to maintain a normal glucose level. Untreated, Type 2 diabetes can be life-threatening.

More common in adults, Type 2 diabetes increasingly affects children as childhood obesity increases. Whilst there is currently no acknowledged cure for Type 2 diabetes, there is increasing evidence to suggest that it can be effectively managed by eating well, exercising and maintaining a healthy weight. If diet and exercise don't control the blood sugar, diabetes medications or insulin therapy may be required.

Each year, millions of patients undergo diabetes testing in the European Union and in the U.S. The main reason for this testing is to detect and evaluate diabetes in patients with symptoms of diabetes. These studies provide clinical benefit in the initial evaluation of patients with suspected but unproven diabetes, and in those patients in whom a diagnosis of diabetes has been established and information on prognosis or risk is required.

We believe that our market opportunity is a direct function of the number of persons tested, diagnosed and treated for Type 2 diabetes. The IDF indicates that the total world market opportunity for a continuous glucose monitoring device is in the billions of dollars and is projected to grow annually as incidences of diabetes continue to grow.

We do not believe it is possible to estimate the number of diabetes patients that undergo finger pricks or other types of invasive glucose monitoring. However, we are unaware of any product currently on the market that may allow for non-invasive continuous glucose monitoring. We believe the sugarBEAT® device may be readily adopted by the medical community for the assessment of a patient continuously.

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We believe our non-invasive sugarBEAT® device possesses many significant advantages and may represent an ideal device for the detection of discordances in an individual's blood sugar levels. We believe the CE approved sugarBEAT® device may represent a best-in-class non-invasive continuous glucose monitoring device to reach those afflicted with diabetes. While we cannot estimate the market share that our sugarBEAT® device may capture, we believe that the sugarBEAT® device will capture a significant share of the non-invasive continuous glucose monitoring market, in-particular the market that has been established by the Abbott Freestyle Libre device for glucose trending, as well as be adopted by non-insulin dependent diabetics who have not historically used continuous glucose monitoring devices due to their invasiveness.

Commercialization Plan

Throughout the fiscal year ended March 31, 2022, we continued to work with our UK Licensee, MSW, to provide support in the development of their go-to-market strategy which incorporates the utilization of our sugarBEAT® device into their own branded product offering. While COVID-19 did result in some short delays to MSW’s user assessment program, the overall feedback was positive, albeit the anticipated timetable for purchase orders to be placed by MSW was extended out, with the first order for 5,000 sugarBEAT® transmitters and 200,000 sugarBEAT® sensors not being placed until April 2021. Our focus continues to be to support and optimize MSW’s launch program and activities designed to gather evidence that could potentially support reimbursement, in line with which, we took the following actions during the fiscal year ended March 31, 2022:

•	Entered into a new leased facility to provide additional capacity for commercial assembly to commence.

•	Increased headcount of production operatives to facilitate product manufacture.

•	Placed forward orders for raw materials to support scale-up and secure inventory of those items that are currently in short supply globally i.e. semi-conductors etc.

•	Appointed Benchmark Electronics Inc.as our CMO partner to facilitate future volume scale up of transmitter production via its FDA approved facility in Thailand, in relation to which technology transfer is in-progress.

•	Signed a new global agreement for the provision of our sugarBEAT® device with MySugarWatch DuoPack Limited (“MSW-DP”). Under the terms of the agreement, our CGM and sensors will be provided as Duo-Packs with prescription only medicines that are widely prescribed for people with Type 2 diabetes. The first of these medicines lost its patent protection in the fourth calendar quarter of 2022 in the UK, and the initial Duo-Pack presentation is expected to be launched in 2023 by the licensee.

•	Commenced phased delivery of transmitters against the purchase order received from MSW in December 2021.

We also advanced our plans to develop our go-to-market capabilities in the U.S., which included:

•	In July 2020, we submitted a PMA application to the FDA for the sugarBEAT® device for glucose profiling as an adjunct to a finger-stick measurement. We, along with other applicants, were then informed by the FDA that the approval process was subject to delays as a result of the CDRH being actively engaged in responding to the pandemic caused by COVID-19 which resulted in staff being reallocated to other approval requests associated with COVID-19. In April 2021, the FDA confirmed that it would recommence its review of the PMA application.

•	In December 2021, the FDA’s Bio-monitoring research division conducted an audit of the clinical program submitted in support of the PMA application. A single 483 observation was raised, and the Company submitted a full response in January 2022.

•	The FDA subsequently conducted a pre-market inspection for during the second calendar quarter of 2022, covering the FDA’s Quality System / Current Good Manufacturing Practice regulations for Medical Devices (21 CFR Part 820). Once again a single 483 observation was made, and this was responded to within the mandated time frame. The company continues its dialogue with the FDA with respect to the PMA submission and plans to provide further material updates as they arise in due course.

In addition to this, we continue to explore commercialization opportunities in other key geographic markets, which includes engaging with the German regulatory authority (GBA) to establish how best to proceed with achieving reimbursement for sugarBEAT® in Germany, as well as continuing to engage in dialogue with additional potential licensees / distributors in other geographical territories.

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Competitive Landscape

To the best of our knowledge, there are currently no other competing devices on the market that offer continuous glucose monitoring and profiling, non-invasively, with a single day sensor wear. We believe this positions us uniquely in a market where we can target persons with diabetes as well as those that are pre-diabetic. Additionally, we believe that this can also be used to improve outcomes in weight management and wellbeing markets. There are companies, such as Dexcom and Abbott, that currently offer Continuous Glucose Monitoring (CGM) sensors with 10 and 14 continuous day wear, respectively. These companies could be deemed future competitors were they to:

–	develop and market products that are less expensive or more effective than our current and/or future products;

–	operate larger research and development programs or have substantially greater financial resources than we do;

–	initiate or withstand substantial price competition more successfully than we can;

–	have greater success in recruiting skilled technical and scientific workers from the limited pool of available talent;

–	more effectively negotiate third-party licenses and strategic relationships; and

–	take advantage of acquisition or other opportunities more readily than we can.

We may compete for market share against these companies and potential newcomers in this general field. These potential competitors, either alone or together with their partners, may develop new products that will compete with ours, and these competitors may, and in certain cases do, operate larger research and development programs, or have substantially greater financial resources than we do.

As noted, while it is difficult to analyze our major competitors since currently there are no non-invasive diagnostic medical devices to continuously monitor blood glucose levels, we anticipate that specific companies may compete with us in the future.

Regulatory Requirements

Our device has undergone the applicable electrical safety testing and biocompatibility has been demonstrated against the relevant European Directives, Regulations and Standards. If and when new materials are introduced, they will undergo a biocompatibility risk assessment, and further testing where necessary. Batches of the device and patches were manufactured for human clinical studies that took place between November 2014 and December 2015. This was a functional watch device with a wire connection to a skin adhered sensor and electrode. Subsequent to studies conducted in India the device received a CE mark approval in February 2016. The device has since been upgraded to reduce it in size, include an enhanced sensor system and allow wireless communication from a body worn transmitter. This miniaturized wireless device achieved CE approval in May 2019, and a PMA was submitted to the U.S. FDA in July 2020 and is currently in review. An application for CE mark approval requires the Company to have an ISO13485 Quality Management System, covering the design, development and manufacture of a medical device. Nemaura Medical does not have this accreditation, and instead under the terms of a service contract dated April 4, 2018, with Nemaura Pharma Limited (“Pharma”), Nemaura Medical has outsourced the CE approval registration process to Pharma. Pharma, a related company, is controlled by our Chief Executive Officer, President, Chairman of the Board and majority shareholder, Dr D.F.H. Chowdhury. Under the terms of the service contract Pharma has undertaken all required activities to register the product for CE approval under a fee for service arrangement, while Nemaura Medical will retain full title and beneficial ownership of the CE mark, and all related intellectual property without any further payments or royalties becoming due other than the fee for service.

Intellectual Property

We believe that clear and extensive intellectual property relating to our technologies is central to long-term success and we intend to invest accordingly. This applies to both domestic and international patent coverage, and trade secrets, and trademarks.

The sugarBEAT® technology is protected by filed patents and substantial trade secrets covering methods and apparatus for measuring glucose extracted from human skin in a non-invasive manner, devices for extracting glucose from the skin is a stable manner, and the formulation and process for preparation of the enzyme solution used in the sensor.

On May 8, 2014, NDM Technologies Limited, a related company, assigned the UK patent application 1208950.4 and International (PCT) patent application PCT/GB2013/051322 entitled "Cumulative Measurement of an Analyte" to Dermal Diagnostics Limited (“DDL”) for a nominal consideration.

Additional patents are intended to be filed in the future relating to the device and sensor, providing new intellectual property protection. Some of the recently filed patents and future patents may supersede previous intellectual property.

The company retains substantial trade secrets relating to aspects of the sensor manufacture process and the sensor formulation, which has taken several years to develop, and we believe will prove challenging to reverse engineer as it consists of formulation components in addition to processing methods in complex combinations that are unique to the final functional sensor. Patents will not be filed on this aspect of the technology to avoid any public dissemination of the know-how.

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These patents and know-how cover aspects of the technology platform. Furthermore, the trademarks BEAT and sugarBEAT® have been registered in multiple key global territories. Accordingly, all intellectual property essential to the sugarBEAT® product is owned by us, and not subject to royalty payments. We intend to take the lead in the preservation and/or prosecution of these patents and patent applications going forward as required. We intend to file additional patents as the development progresses, where deemed to be of value to protecting the technology platform and future modifications and improvements. New patents and patent filings could supersede existing patents as the technology is further developed and optimized. Where patents cannot be secured, the intellectual property will be limited to know-how and trade secrets, and these will be diligently guarded.

Trade Secrets, Trademarks, and Patents Filed, Granted and Pending

IP: Patent (Core Claim), Know-how, Trademark	Expiration Date	Jurisdictions in which Granted / Issued	Jurisdictions in which Pending	Ongoing Royalty or Milestone Payments

Patent: Cumulative Measurement of an Analyte (1)	May 20, 2033	Australia, France, Germany, Italy, Poland, Spain, Netherlands, UK, China, Japan, USA, Canada, UAE	Brazil, Qatar	None. Internal development
Skin Prep Patch (2)	December 2, 2039	N/A	UK, Europe, USA	None. Internal development
Know-how: Sensor Formulation and manufacture processes	N/A	Trade Secret	N/A	None. Internal development
Trademark: BEAT	Renewal due in 2026	UK, Canada, China, EU, India, Japan, Norway, Russia, Singapore	Malaysia, Brazil, Mexico, Switzerland, Turkey	None. Internal development
Trademark: sugarBEAT	Renewal due in 2025	UK, Canada, Australia, Switzerland, China, Egypt, EU, Israel, India, Iran, Japan, North Korea, Morocco, Mexico, Norway, New Zealand, Russia, Singapore, Tunisia, Turkey, USA	N/A	None. Internal development

(1) This patent provides a formula for calculating the amount of glucose extracted over a defined period of time by deducting the difference between two readings to allow rapid sensing without needing to deplete the analyte being measured.

(2) This patent describes a device and method for preparing the skin for the measurement of glucose on the skin surface.

Clinical Trials

Our clinical testing is conducted by contract clinical research organizations in various centers around the world to cover a wide demographic – including Asia and Europe – and is managed by our in-house management team.

We had 2 pre-submission meetings with the FDA in June 2016, to define the clinical roadmap. As a result, a detailed clinical plan was developed and approved internally and a clinical site in Europe was selected and audited and approved for commencement of clinical studies using the body worn transmitter device version of the sugarBEAT®. The study was completed, and a PMA application submitted to the FDA in July 2020.

The data from these studies was also submitted as part of the CE approval in Europe was received in May 2019.

Research and development

We spent $1,556,988 and $1,554,603 during the fiscal years ended March 31, 2022 and 2021, respectively, on research and development; management currently anticipated that spend in this area will remain reasonably consistent in the coming fiscal year.

Manufacturing

The manufacture and sale of CE certified medical devices are controlled and governed by guidelines stipulated in the International Organization for Standardization (ISO), more specifically ISO13485; sugarBEAT® will be manufactured and marketed according to ISO13485 quality standards.

In support of commercial sales of sugarBEAT® in the UK and EU we have worked with our manufacturing partner Nemaura Pharma, to scale-up manufacturing of the various sugarBEAT® components alongside facilities for final assembly and packaging. As part of this process, we have expanded our manufacturing and assembly capabilities by occupying additional space within our existing headquarters site at Loughborough University Science and Enterprise Park (LUSEP) in the UK.

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We have entered into the following types of agreements with various manufacturing partners:

–	Manufacturing agreements for the sensor manufacture

–	Manufacturing agreements for the patch manufacture

–	Manufacturing agreements for the CGM transmitter device and re-charging station manufacture

Sales and Marketing

An Exclusive Marketing Rights agreement for the UK and Republic of Ireland was signed on March 31, 2014 with Dallas Burston Pharma, a Jersey (Channel Island) based company (“DB Pharma”) (subsequently updated in 2018 and again in 2021 to include a change in the company name to MySugarWatch Limited “MSW”), who has pharmaceutical product marketing operations in the UK and has demonstrated a very successful model for the marketing of prescription medical products directly to general practitioners. We received a non-refundable upfront payment of £1 million ($1.67 million at the then exchange rate) in return for providing MSW with the exclusive right to sell the sugarBEAT® device in the UK and Republic of Ireland, both direct to consumer and through prescriptions by general practitioners. The key terms of the Exclusive Marketing Rights Agreement were concluded in a Commercial Agreement signed in August 2015. This agreement was updated and re-issued in October 2019 to cover new IP / improvements to the technology.

In addition, a joint venture agreement was entered into with MySugar Watch (Europe) Limited (previously known as Dallas Burston Ethitronix (Europe) Limited) in May 2018, whereby we will share equally the costs and net profits of the sales of our sugarBEAT® system in all territories in Europe, with the exception of the United Kingdom, which is the subject of a separate agreement with MSW. This agreement was updated and re-issued in October 2019 to cover new IP/ improvements to the technology. Commercial agreements were signed in 2018 with TPMENA and Al-Danah Medical, for the Gulf Region (GCC) and Qatar respectively.

Regulatory matters

Government Regulation

Our business is subject to extensive federal, state, local and foreign laws and regulations, including those relating to the protection of the environment, and health and safety. Some of the pertinent laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change, or new laws may be enacted.

Both federal and state governmental agencies continue to subject the healthcare industry to intense regulatory scrutiny, including heightened civil and criminal enforcement efforts. We believe that we have structured our business operations to comply with all applicable legal requirements. However, it is possible that governmental entities or other third parties could interpret these laws differently and assert otherwise. We discuss below the statutes and regulations that are most relevant to our business.

United Kingdom and Wales and the European Union regulations

Government authorities in the United Kingdom and Wales and the European Union as well as other foreign countries extensively regulate, among other things, the research, development, testing, manufacture, labelling, promotion, advertising, distribution, sampling, marketing and import and export of medical devices, including patches and other pharmaceutical products. Our body worn transmitter devices in the United Kingdom and Wales will be subject to strict regulation and require regulatory approval prior to commercial distribution. The process of obtaining governmental approvals and complying with ongoing regulatory requirements requires the expenditure of substantial time and financial resources. In addition, statutes, rules, regulations and policies may change and new legislation or regulations may be issued that could delay such approvals. If we fail to comply with applicable regulatory requirements at any time during the product development process, approval process, or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the authority's refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of our operations, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us.

The European Commission on Public Health (the "ECPH") provides the regulation for the development and commercialization of new medical diagnostic devices. Any medical device placed on the European market must comply with the relevant legislation, notably with Directive 93/42/EEC for medical devices, with the active implantable devices Directive (90/385/EEC) or with the in vitro devices Directive (98/79/EC). From 26th May 2021, all newly approved medical devices must comply with the Medical Device Regulation (2017/745). Before manufacture / import, it must be determined whether the device in question falls under any of these Directives. All medical devices must fulfil the essential requirements set out in the above-mentioned directives. Where available, relevant standards may be used to demonstrate compliance with the essential requirements defined in the devices Directives.

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Manufacturers also need to determine the appropriate conformity assessment route. For devices falling under Directive 93/42/EEC / Regulation 2017/745, other than custom-made devices and devices intended for clinical investigation, the conformity assessment route depends on the class of the device, to be determined in accordance with certain rules set forth in the directives / regulations. Once the applicable class or list has been determined, manufacturers need to follow the appropriate conformity assessment procedure. Subject to the type of the device, this may require manufacturers to have their quality systems and technical documentation reviewed by a Notified Body before they can place their products on the market. A Notified Body is a third-party body that can carry out a conformity assessment recognized by the European Union. The Notified Body will need to assure itself that relevant requirements have been met before issuing relevant certification. Manufacturers can then place the CE marking on their products to demonstrate compliance with the requirements.

The CE approval is the process of achieving a mandatory conformity marking for the sugarBEAT® device to allow it to be legally sold in the European Union. It is a manufacturers' declaration that the product meets the requirements of the applicable European laws. The process for the sugarBEAT® device CE submission and approval involved the following:

1. The device is classified depending on certain categories described by the European Directive with Class I products being low risk (e.g., band aid plasters), with Class III devices being the highest risk. The classes are Class I, IIa, IIb and III. Risk is based upon the potential harm to the patient should a problem arise with a product or its use. The sugarBEAT® device is classified as a IIb device.

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2. A 'technical file' containing all of the information required to demonstrate that the product meets the essential requirements of the European directive will be prepared. This includes information relating to performance and safety of the device such as product specifications, labelling, instructions for use, risk analysis and specific test information/clinical evidence relating to the product that support the claims being made for the product.

3. Clinical evidence included in the technical file is expected to demonstrate that the device is safe and meets defined performance requirements. This clinical evidence can be in the form of literature data where substantial published data exists that utilizes the same technique for glucose extraction and measurement (albeit in a different device format), or data from actual clinical studies performed using the sugarBEAT® device. The first CE mark submission was based on literature evaluation of 3rd party published clinical data available in the public domain. The final CE mark submission has claims based on the clinical performance of the device, based on clinical studies described earlier herein. The clinical data showed that the sugarBEAT® device can trend blood glucose levels in a human subject by taking measurements every 5 minutes. The clinical trial data demonstrates the sugarBEAT® device blood glucose trend can be used to supplement normal finger prick measurements.

4. The technical file has been assessed by an independent inspector (the Notified Body), regulated by the competent authority, (Medicines and Healthcare products Regulatory Agency, MHRA in the United Kingdom). The Notified Body (an organization in the European Union that has been accredited by a member state to determine whether a medical device complies with the European medical device directives), will then notify The European Commission on Public Health (the "ECPH") of the approval and a certificate will be issued to the Company by the notified body and we will then be able to apply the CE mark to the device, and legally offer the product for sale in the European Economic Area (EEA). The CE mark has been issued as of May 2019 and the company is now able to offer the device for commercial sale in the EU.

5. The review of the technical file commenced in August 2018, and the final review and sign off was received in May 2019. Since the CE mark was approved, we have undergone routine inspections of our ISO 13485 Quality Management System in order to maintain our CE mark accreditation. An addendum was also submitted to the notified body and approval obtained, to include within the approved CE marked device, the iOS version of the smart device app that the transmitter connects to.

U.S. Food and Drug Administration regulation of medical devices

The US Food, Drug, and Cosmetic Act (the “FDCA”) and FDA regulations establish a comprehensive system for the regulation of medical devices intended for human use. sugarBEAT® is a medical device that is subject to these, as well as other federal, state, local and foreign, laws and regulations. The FDA is responsible for enforcing the laws and regulations governing medical devices in the United States.

The FDA classifies medical devices into one of three classes (Class I, Class II, or Class III) depending on their level of risk and the types of controls that are necessary to ensure device safety and effectiveness. The class assignment is a factor in determining the type of premarketing submission or application, if any, that will be required before marketing in the United States. SugarBEAT® falls under Class III.

–	Class I devices present a low risk and are not life-sustaining or life-supporting. The majority of Class I devices are subject only to "general controls" (e.g., prohibition against adulteration and misbranding, registration and listing, good manufacturing practices, labelling, and adverse event reporting. General controls are baseline requirements that apply to all classes of medical devices.)

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–	Class II devices present a moderate risk and are devices for which general controls alone are not sufficient to provide a reasonable assurance of safety and effectiveness. Devices in Class II are subject to both general controls and "special controls" (e.g., special labelling, compliance with performance standards, and post market surveillance. Unless exempted, Class II devices typically require FDA clearance before marketing, through the premarket notification (510(k)) process.)

–	Class III devices present the highest risk. These devices generally are life-sustaining, life-supporting, or for a use that is of substantial importance in preventing impairment of human health or present a potential unreasonable risk of illness or injury. Class III devices are devices for which general controls, by themselves, are insufficient and for which there is insufficient information to determine that application of special controls would provide a reasonable assurance of safety and effectiveness. Class III devices are subject to general controls and typically require FDA approval of a PMA application before marketing.

Unless it is exempt from premarket review requirements, a medical device must receive marketing authorization from the FDA prior to being commercially marketed, distributed or sold in the United States. The most common pathways for obtaining marketing authorization are 510(k) clearance and PMA. After preliminary discussions with the FDA in June 2016 as part of a pre-submission meeting it was determined that the pathway for sugarBEAT® would be a PMA approval.

Premarket approval pathway

The PMA approval process requires an independent demonstration of the safety and effectiveness of a device. PMA is the most stringent type of device marketing application required by the FDA. PMA approval is based on a determination by the FDA that the PMA contains sufficient valid scientific evidence to ensure that the device is safe and effective for its intended use(s). A PMA application generally includes extensive information about the device including the results of clinical testing conducted on the device and a detailed description of the manufacturing process.

After a PMA application is accepted for review, the FDA begins an in-depth review of the submitted information. FDA regulations provide 180 days to review the PMA and make a determination; however, in reality, the review time is normally longer (e.g., 1-3 years). During this review period, the FDA may request additional information or clarification of information already provided. Also, during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the data supporting the application and provide recommendations to the FDA as to whether the data provides a reasonable assurance that the device is safe and effective for its intended use. In addition, the FDA generally will conduct a preapproval inspection of the manufacturing facility to ensure compliance with Quality System Regulation, which imposes comprehensive development, testing, control, documentation and other quality assurance requirements for the design and manufacturing of a medical device.

Based on its review, the FDA may (i) issue an order approving the PMA, (ii) issue a letter stating the PMA is "approvable" (e.g., minor additional information is needed), (iii) issue a letter stating the PMA is "not approvable," or (iv) issue an order denying PMA. A company may not market a device subject to PMA review until the FDA issues an order approving the PMA. As part of a PMA approval, the FDA may impose post-approval conditions intended to ensure the continued safety and effectiveness of the device including, among other things, restrictions on labelling, promotion, sale and distribution, and requiring the collection of additional clinical data. Failure to comply with the conditions of approval can result in materially adverse enforcement action, including withdrawal of the approval.

Most modifications to a PMA approved device, including changes to the design, labelling, or manufacturing process, require prior approval before being implemented. Prior approval is obtained through submission of a PMA supplement. The type of information required to support a PMA supplement and the FDA's time for review of a PMA supplement vary depending on the nature of the modification.

In February 2020 Nemaura announced that following discussions with the FDA, Nemaura established that Nemaura may sell its CGM product with a digital service offering in the U.S. without FDA approval as a non-medical wellbeing application. Nemaura further announced that it intended to launch this product under the brand proBEAT™ in the U.S.. The product enables users to wear the CGM device from which data will be sent to Nemaura’s servers in the cloud, from where data will be processed to provide users with educational material and insights into factors that can affect their sugar levels and tips for healthy lifestyle and diet, with a view to helping pre-diabetics and diabetics alike live healthier lives. A limited product launch commenced by way of pilot studies in the U.S. in December 2020 to enabled potential customers to register their interest utilizing proBEAT™ in conjunction with a digital program for weight loss targeted at persons with diabetes, under the brand BEATdiabetes.life.

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Clinical trials

Clinical trials of medical devices in the U.S. are governed by the FDA's Investigational Device Exemption ("IDE") regulation. This regulation places significant responsibility on the sponsor of the clinical study including, but not limited to, choosing qualified investigators, monitoring the trial, submitting required reports, maintaining required records, and assuring investigators obtain informed consent, comply with the study protocol, control the disposition of the investigational device, submit required reports, etc.

Clinical trials of significant risk devices (e.g., implants, devices used in supporting or sustaining human life, devices of substantial importance in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health) require FDA and Institutional Review Board ("IRB") approval prior to starting the trial. FDA approval is obtained through submission of an IDE application. Clinical trials of non-significant risk ("NSR") devices (i.e., devices that do not meet the regulatory definition of a significant risk device) only require IRB approval before starting. The clinical trial sponsor is responsible for making the initial determination of whether a clinical study is significant risk or NSR; however, a reviewing IRB and/or FDA may review this decision and disagree with the determination.

An IDE application must be supported by appropriate data, such as performance data, animal and laboratory testing results, showing that it is safe to evaluate the device in humans and that the clinical study protocol is scientifically sound. There is no assurance that submission of an IDE will result in the ability to commence clinical trials. Additionally, after a trial begins, the FDA may place it on hold or terminate it if, among other reasons, it concludes that the clinical subjects are exposed to an unacceptable health risk.

As noted above, the FDA may require a company to collect clinical data on a device in the post-market setting.

The collection of such data may be required as a condition of PMA approval. The FDA also has the authority to order, via a letter, a post-market surveillance study for certain devices at any time after they have been cleared or approved.

Pervasive and continuing FDA regulation

After a device is placed on the market, regardless of its classification or premarket pathway, numerous additional FDA requirements generally apply. These include, but are not limited to:

–	Establishment registration and device listing requirements;

–	Quality System Regulation ("QSR"), which governs the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labelling, storage, installation, and servicing of finished devices;

–	Labelling requirements, which mandate the inclusion of certain content in device labels and labelling, and generally require the label and package of medical devices to include a unique device identifier ("UDI"), and which also prohibit the promotion of products for uncleared or unapproved, i.e., "off-label," uses;

–	Medical Device Reporting ("MDR") regulation, which requires that manufacturers and importers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and

–	Reports of Corrections and Removals regulation, which requires that manufacturers and importers report to the FDA recalls (i.e., corrections or removals) if undertaken to reduce a risk to health posed by the device or to remedy a violation of the Federal Food, Drug and Cosmetic Act that may present a risk to health; manufacturers and importers must keep records of recalls that they determine to be non-reportable.

The FDA enforces these requirements by inspection and market surveillance. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include, but is not limited to, the following sanctions:

–	Untitled letters or warning letters;

–	Fines, injunctions and civil penalties;

–	Recall or seizure of our products;

–	Operating restrictions, partial suspension or total shutdown of production;

–	Refusing a request for 510(k) clearance or premarket approval of new products;

–	Withdrawing 510(k) clearance or premarket approvals that are already granted; and

–	Criminal prosecution.

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We would be subject to unannounced device inspections by the FDA, as well as other regulatory agencies overseeing the implementation of and compliance with applicable state public health regulations. These inspections may include our suppliers' facilities.

Other Regulation in the United Kingdom and Wales and the EU

Healthcare Reimbursement

Government and private sector initiatives to limit the growth of healthcare costs, including price regulation, competitive pricing, coverage and payment policies, and managed-care arrangements, are continuing in many countries where we do business, including the United Kingdom and Wales. These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical products. Government programs, private healthcare insurance and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments. This has created an increasing level of price sensitivity among customers for products. Some third-party payers must also approve coverage for new or innovative devices or therapies before they will reimburse healthcare providers who use the medical devices or therapies. Even though a new medical product may have been cleared for commercial distribution, we may find limited demand for the product until reimbursement approval has been obtained from governmental and private third-party payers.

Environmental Regulation

We are also subject to various environmental laws and regulations both within and outside the United Kingdom and Wales. Like many other medical device companies, our operations involve the use of substances, including hazardous wastes, which are regulated under environmental laws, primarily manufacturing and sterilization processes. We do not expect that compliance with environmental protection laws will have a material impact on our consolidated results of operations, financial position or cash flow. These laws and regulations are all subject to change, however, and we cannot predict what impact, if any, such changes might have on our business, financial condition or results of operations.

Foreign Regulation

Whether or not we obtain regulatory approval for a product, we must obtain approval from the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for EC approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary greatly from country to country.

In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the prices which result from the regulatory approval process would be insufficient to generate an acceptable return to us or our collaborators.

EU General Data Protection Regulation

The EU General Data Protection Regulation (the “GDPR”) came into force in all EU Member States from May 25, 2018 and replaced previous EU data privacy laws. Although a number of basic existing principles will remain the same, the GDPR introduces new obligations on data controllers and rights for data subjects, including, among others:

–	accountability and transparency requirements, which will require data controllers to demonstrate and record compliance with the GDPR and to provide more detailed information to data subjects regarding processing;

–	enhanced data consent requirements, which includes “explicit” consent in relation to the processing of sensitive data;

–	obligations to consider data privacy as any new products or services are developed and limit the amount of information collected, processed, stored and its accessibility;

–	constraints on using data to profile data subjects;

–	providing data subjects with personal data in a useable format on request and erasing personal data in certain circumstances; and

–	reporting of breaches without undue delay (72 hours where feasible).

The GDPR also introduced new fines and penalties for a breach of requirements, including fines for serious breaches of up to the higher of 4% of annual worldwide revenue or €20m and fines of up to the higher of 2% of annual worldwide revenue or €10m (whichever is highest) for other specified infringements. The GDPR identifies a list of points to consider when imposing fines (including the nature, gravity and duration of the infringement).

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The Company has assessed the implications of the GDPR on all personal data it holds and has implemented measures to ensure that personal data shall be:

-	Processed lawfully, fairly and in a transparent manner in relation to the data subject.

-	Collected for a specified, explicit and legitimate purpose and not further processed in a manner that is incompatible with those purposes.

-	Adequate, relevant and limited to what is necessary in relation to the purposes for which they are processed.

-	Kept in a form which permits identification of data subjects for no longer than is necessary for the purposes for which the personal data is processed.

-	Processed in a manner that ensures appropriate security of the personal data, including protection against unauthorised or unlawful processing and against accidental loss, destruction or damage, using appropriate technical or organisational measures.

-	Maintained accurately and up to date and that every reasonable step is taken to ensure that personal data that is inaccurate, having regard to the purposes for which they are processed, are erased or rectified without delay.

At the current stage of the Company’s development and, with being pre-revenue at this stage, the scope of data held, and consequently the impact of GDPR, is limited. Increased application of GDPR will be assessed and implemented prior to further Company developments that warrant additional GDPR measures. As the Company progresses with product commercialization, the extent to which GDPR will affect the Company will increase, which will require additional changes to the Company’s procedures and policies which could adversely impact operational and compliance costs. Further, there is a risk that the measures will not be implemented correctly or that individuals within the business will not be fully compliant with the new procedures. If there are breaches of these measures, the Company could face significant administrative and monetary sanctions as well as reputational damage which may have a material adverse effect on its operations, financial condition, and prospects.

Human Capital Management

We believe that a diverse workforce is important to our success. We will continue to focus on the hiring, retention and advancement of women and underrepresented populations, and to cultivate an inclusive and diverse corporate culture. In the future, we intend to continue to evaluate our use of human capital measures or objectives in managing our business such as the factors we employ or seek to employ in the development, attraction and retention of personnel and maintenance of diversity in our workforce.

The success of our business is fundamentally connected to the well-being of our people. Accordingly, we are committed to the health, safety, and wellness of our employees. We provide our employees with access to a variety of flexible and convenient health and wellness programs, including benefits that provide protection and security so they can have peace of mind concerning events that may require time away from work or that impact their financial well-being; that support their physical and mental health by providing tools and resources to help them improve or maintain their health status and encourage engagement in healthy behaviors; and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families.

We also provide robust compensation and benefits programs to help meet the needs of our employees. We believe that we maintain a satisfactory working relationship with our employees and have not experienced any labor disputes. As of March 31, 2022, we had 37 personnel employed on our payroll, which equates to approximately 32 full-time equivalents.

Organizational Structure

We are a holding corporation that owns 100% of a diagnostic medical device company specializing in discovering, developing, and commercializing specialty medical devices. We were organized on December 24, 2013, under the laws of the State of Nevada. We own 100% of Dermal Diagnostic (Holdings) Limited, an England and Wales corporation formed on December 11, 2013. Dermal Diagnostics (Holdings) Limited owns 100% of the stock in Dermal Diagnostics Limited (“DDL”), an England and Wales corporation formed on January 20, 2009, and 100% of the stock in Trial Clinic Limited (“TCL”), an England and Wales corporation formed on January 12, 2011.

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The following diagram illustrates Nemaura’s corporate structure as of April 17, 2023:

During the fiscal year ended March 31, 2021, the Board of Directors assessed the adequacy of the group’s organizational structure and concluded that an intermediary holding company, Region Green Limited, was no longer required as the entity had been effectively dormant since inception and no longer represented a requirement to be maintained. It was therefore determined that Region Green Limited should be unwound, with the assets held by Region Green Limited being transferred up to Nemaura Medical Inc. following which Region Green Limited would be dissolved.

The transfer of assets took place on March 5, 2021 and Region Green Limited was formally dissolved as of April 23, 2021.

In December 2013, we restructured the Company and re-domiciled as a domestic corporation in the United States. The corporate re-organization was accomplished to preserve the tax advantages under the laws of the England and Wales tax laws for the benefit of the shareholders of both Dermal Diagnostics Limited and Trial Clinic Limited.

DDL is a diagnostic medical device company headquartered in Loughborough, Leicestershire, England. DDL was founded on January 20, 2009, to engage in the discovery, development and commercialization of diagnostic medical devices. The Company’s initial focus has been on the development of a novel CGM device.

Recent Developments

Termination of Chief Financial Officer

Effective July 1, 2022, the Company terminated its Company’s Chief Financial Officer and has commenced a search for a U.S. based replacement.  Until a replacement has been selected, the Company’s President and Chief Executive Officer will act as principal financial and accounting officer of the Company, and the Company’s finance team will continue to support the Company with respect to its accounting and financial reporting compliance requirements.

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Commercial Deliveries

December 2021 marked a significant milestone in the Company’s evolutionary journey with the first deliveries of the sugarBEAT® non-invasive glucose monitor (“CGM”) being made to the UK licensee, MySugarWatch Limited (“MSW”). MSW has developed a subscription-based diabetes coaching and management service that will be provided alongside the CGM, primarily targeting those with type 2 diabetes and continues to undertake studies to support full reimbursement for the sensors and the diabetes management program in the UK.

The deliveries reflect the phased delivery schedule agreed upon with MSW in relation to MSW’s initial order that was placed earlier in 2021, as a result of which the Company started to recognize revenues.

Furthermore, on September 24, 2021 the Company entered into a License, Supply and Distribution Agreement with MySugarWatch DuoPack Limited (“MSW-DP”), a sister company of MSW, whereby MSW-DP will provide CGM sensors free of charge with certain medications that are widely prescribed to persons with Type 2 diabetes. These medications came off patent in the fourth calendar quarter of 2022 in Europe and the UK, and due to come off patent in 2023 in the U.S. The agreed sale price of sensors to MSW-DP under the terms of the agreement is $20 per box of five sensors for the U.S. market, and in Europe and the UK 12.50 Euros in the first 12 months from product launch and 10 Euros thereafter per box of four sensors. Nemaura’s anticipated cost of goods per sensor on large-scale production is $1 per sensor. As of January 2022, there were over 2 million prescriptions written for these medications each month in the combined key EU and UK territories. The Company believes this will provide an opportunity for rapid market penetration in the use of its CGM sensors, at a scale that can enable the targeted lower cost of goods to be achieved and thereby support both revenue and margin growth into the future.

Management is now focused on fulfilling the remainder of the UK licensees’ initial orders and supporting MSW’s UK launch, while also developing the capabilities of the Company to develop and service new channels of business across other geographic markets via the use of our BEAT platform. This includes expansion of the consumer metabolic health offering Miboko, launched in late 2021, to employers and insurers across the U.S.

On January 26, 2023, we announced receipt of a first purchase order for 5,000 proBEAT™ subscriptions from HealthFleet Inc. (“HealthFleet”), a leading telehealth provider focusing on care, coaching, and health recommendations. The purchase order consists of 75,000 proBEAT glucose sensors over an initial five-month period and is valued at $500,000 in revenue. HealthFleet has an option to increase volumes based on customer response.

ATM Offering

In July 2021, the Company entered into an At The Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC (the “Agent”) pursuant to which the Company may offer and sell from time to time to or through the Agent shares of the Company’s common stock. On April 1, 2022, the Company and Agent entered into an amendment (the “Amendment”) to the ATM Agreement, pursuant to which the parties agreed to expand the meaning of the defined term “Registration Statement” in the ATM Agreement to include, for the period from April 1, 2022 and thereafter, a new shelf registration statement (File Number 333-263618) on Form S-3 (“New Registration Statement”) that was filed on March 16, 2022 with the SEC and declared effective by the SEC on March 28, 2022. No other changes to the ATM Agreement were made by the Amendment.

The offer and sale of shares of Common Stock through the Agent will be made pursuant to the New Registration Statement, and a related prospectus supplement filed with the SEC pursuant to which the Company is offering shares of its common stock having an aggregate offering price of up to $3,000,000.

Preliminary agreement with EVERSANA

On September 27, 2022, the Company entered into a preliminary agreement with EVERSANA to collaborate on the launch strategy of the Company’s BEATdiabetes program.

Amendment of Uptown Capital Secured Promissory Note

On February 8, 2021, the Company, Dermal Diagnostics Limited, a wholly owned subsidiary of the Company (“Dermal Diagnostics”), and Trial Clinic Limited, a wholly owned subsidiary of the Company (“Trial Clinic” and collectively with the Company and Dermal Diagnostics) issued to Uptown Capital, LLC (“Uptown”) a secured promissory note (the “Uptown Note”) in the original principal amount of $24,015,000. The Uptown Note carried an original issue discount of $4,000,000. In addition, the Company agreed to pay $15,000 to Uptown to cover Uptown’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Uptown Note, all of which amount was included in the initial principal balance of the Uptown Note. The purchase price of the Uptown Note, therefore, was $20,000,000. The original maturity date of the Uptown Note was 24 months after the date the purchase price for the Uptown Note was delivered.

On October 21, 2022, the Company entered into an amendment to Secured Promissory Note, dated as of October 21, 2022, by and among the Company, Dermal Diagnostics, Trial Clinic and Uptown. Pursuant to the terms of the amendment, the Company and Uptown agreed to extend the maturity date of the Uptown Note to July 1, 2024. In consideration thereof, the Company agreed to pay to Uptown an extension fee in the amount of 5% of the outstanding balance of the Uptown Note which results in $813,834 being added onto the liability due to Uptown.

The Company and Uptown previously agreed to reduce the maximum monthly redemption amount from $2,000,000 to $500,000 from June 2022 to February 2023, which reduction remains in force. Pursuant to the terms of the Amendment, the Company and Uptown agreed to reduce the maximum monthly redemption amount during the period beginning March 2023 until the Uptown Note is paid in full from $2,000,000 to $1,000,000; provided, however, that upon the occurrence of an event of default under the Uptown Note, the maximum monthly redemption amount will automatically be increased back to $2,000,000.

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Approval of Shareholders with Majority of Issued and Outstanding Voting Securities of Registered Direct Offering and Private Placement and related Schedule 14C (Information Statement)

On January 27, 2023, the holders of an aggregate of 13,596,205 shares of the Company’s common stock, representing approximately 56.4% of the overall voting power of the Company, approved proposed issuance and sale of up to (i) 4,796,206 shares of the Company’s common stock (“Shares”), at a price per share of $1.75, for a gross deal size of up to $8,393,360.50 to the investors in a registered direct offering, and (ii) warrants (“Warrants”) to purchase up to 4,796,206 shares of common stock, at an exercise price of $2.00 share, for an aggregate purchase price of up to $9,592,412, in a concurrent private placement. Such stockholders also approved, among other things, (i) the forms of, and the execution of, the Securities Purchase Agreement, the placement agent agreement (the “Placement Agent Agreement”) and the Warrants; (ii) the filing of a prospectus supplement to the Registration Statement regarding the registered direct offering of the Shares (the “Prospectus Supplement”); (iii) the filing of a registration statement (the “Resale Registration Statement”) to register the resale of the shares underlying the Warrants; and (iv) the filing with the Nasdaq Capital Market (the “Exchange”) applications or other such document(s) to effect the listing (the “Listing Applications”) on the Exchange of the Shares and shares underlying the Warrants to be offered pursuant to the Prospectus Supplement and Resale Registration Statement, respectively.

On April 7, 2023, the Company filed with the SEC a Preliminary Schedule 14C (Information Statement) to be followed by a mailing of the Definitive Schedule 14C to the shareholders of the Company informing them (rather than soliciting or requesting shareholder approval) that the shareholders holding a majority of the issued and outstanding voting securities of the Company approved the issuance and sale of the 4,797,206 shares of common stock and warrants to purchase the same number of shares of common stock in the concurrent private placement.

Completion of $8.4 Million Registered Direct Offering and Concurrent Private Placement for Warrants

On January 31, 2023, the Company completed the closing pursuant to a securities purchase agreement with two accredited institutional investors to purchase 4,796,206 shares of its common stock in a registered direct offering under the Form S-3 and warrants to purchase 4,796,206 shares of its common stock at an exercise price of $2.00 per share in a concurrent private placement. The combined purchase price for one share of common stock and one warrant is $1.75 for gross proceeds of $8,393,360. The Company agreed to file the Resale Registration Statement to register the resale of the shares underlying the warrants within 45 days of the date of the offering to obtain effectiveness of such Resale Registration Statement within 90 days following the closing of the offering.

Notice of Failure to Timely File Form 10-Q

On February 23, 2023, the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that it was not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1) (the “Rule”) as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2022 (the “Form 10-Q”). Subsequently, on February 24, 2023, the Company filed the Form 10-Q and regained compliance with the Rule.

On February 27, 2023, the Company received a notice from Nasdaq that, based on the Form 10-Q filing on February 24, 2023, Nasdaq determined that the Company was in compliance with the Rule and the matter was closed.

Resignation of Independent Registered Public Accounting Firm

On February 23, 2023, Mayer Hoffman McCann P.C. (“MHM”) resigned as the independent registered public accounting firm for the Company, effective upon the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022. The Company filed its Quarterly Report on Form 10-Q for the quarter ended December 31, 2022 on February 24, 2023.

MHM’s reports on the Company’s financial statements as of and for the fiscal years ended March 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports expressed substantial doubt regarding the Company’s ability to continue as a going concern. During the fiscal years ended March 31, 2022 and 2021 and through February 23, 2023, there have been no disagreements with MHM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to MHM’s satisfaction, would have caused MHM to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such periods.

During the fiscal years ended March 31, 2022 and 2021 and through February 23, 2023, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, except for a material weakness as disclosed under “Item 4. Controls and Procedures” of each of the Company’s (i) Quarterly Report on Form 10-Q for the period ended December 31, 2022, (ii) Quarterly Report on Form 10-Q/A (Amendment No. 1) for the period ended September 30, 2022, and (iii) Quarterly Report on Form 10-Q/A (Amendment No. 1) for the period ended June 30, 2022.

The Company provided MHM with a copy of the foregoing disclosure and requested MHM to furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made herein, which MHM furnished to the Company and filed with the SEC on March 1, 2023.

The Company is currently seeking a new independent registered public accounting firm to replace MHM.

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Notices of Failure to Satisfy Nasdaq Minimum Market Value of Listed Securities Requirement and Minimum Bid Price Requirement

On April 3, 2023, the Company received a written notice (the “MVLS Notice”) from the Nasdaq Listing Qualification Department (the “Nasdaq Staff”) indicating that the Company is not in compliance with the $35 million minimum market value of listed securities requirement set forth in Nasdaq Listing Rule 5550(b)(2) for continued listing on the Nasdaq Capital Market. The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market under the symbol “NMRD,” and the Company is currently monitoring the market value of its listed securities and evaluating its alternatives, if appropriate, to resolve the deficiency and regain compliance with this rule.

The Nasdaq Listing Rules (the “Rules”) require listed securities to maintain a minimum market value of listed securities (“MVLS”) of $35 million and, based on the Nasdaq Staff’s review of the Company’s MVLS for the last 30 consecutive business days, the Company no longer meets this requirement. However, the Rules also provide the Company a compliance period of 180 calendar days, or until October 2, 2023, in which to regain compliance. If at any time during this compliance period the Company’s MVLS closes at $35 million or more for a minimum of 10 consecutive business days, the Nasdaq Staff will provide the Company written confirmation of compliance and this matter will be closed. There can be no assurance that the Company will be able to regain compliance with the MVLS requirement, even if it maintains compliance with the other listing requirements.

On April 7, 2023, the Company received written notice (the “Bid Price Notice”) from the Nasdaq Staff indicating that the Company is not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market under the symbol “NMRD,” and the Company is currently monitoring the closing bid price of its common stock and evaluating its alternatives, if appropriate, to resolve the deficiency and regain compliance with this rule.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement. The Bid Price Notice indicated that the Company will be provided 180 calendar days, or until October 3, 2023, in which to regain compliance. If at any time during this period the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, the Nasdaq Staff will provide the Company with a written confirmation of compliance and the matter will be closed.

Alternatively, if the Company fails to regain compliance with Rule 5550(a)(2) prior to the expiration of the 180 calendar day period, but meets the continued listing requirement for market value of publicly held shares and all of the other applicable standards for initial listing on the Nasdaq Capital Market, with the exception of the minimum bid price, and provides written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary, then the Company may be granted an additional 180 calendar days to regain compliance with Rule 5550(a)(2).

There can be no assurance that the Company will be able to regain compliance with the Bid Price requirement, even if it maintains compliance with the other listing requirements. The Company is considering actions that it may take in response to the Bid Price Notice in order to regain compliance with the continued listing requirements, but no decisions regarding a response have been made at this time.

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Impact of COVID-19

A regional or global health pandemic, including COVID-19, could severely affect our business, results of operations and financial condition. A regional or global health pandemic, depending upon its duration and severity, could have a material adverse effect on our business. For example, the COVID-19 pandemic has had numerous effects on the global economy and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures, including shutdowns and “shelter-in-place” orders suggested or mandated by governmental authorities or otherwise elected by companies as a preventive measure, have adversely affected workforces, customers, consumer sentiment, economies and financial markets, and, along with decreased consumer spending, have led to an economic downturn in many of our markets.

As a result of the COVID-19 pandemic, we evaluated and executed the steps available to us to ensure we were able to provide protection of our employees and instigated remote working where possible combined with following all government advice and guidance regarding any engagement within the workplace that could not be completed remotely. To date this transition to remote working has had little impact on our employee productivity and has not caused any interruption to our business. Due to the uncertainty of COVID-19, we will continue to assess the situation, including abiding by any government-imposed restrictions, as and where relevant.

We are unable to accurately predict the impact that COVID-19 will have on our operations going forward due to uncertainties that will be dictated by the length of time that the pandemic and related disruptions continue, the impact of governmental regulations that might be imposed in response to the pandemic and overall changes in consumer behavior.

During this period, we, along with other companies, were notified by the FDA in the U.S., that our PMA application for sugarBEAT® would be delayed due to the prioritization being given to COVID-19 related applications and resource activity. While the PMA review resumed as of April 15, 2021, however due to the FDA’s current workload in light of the pandemic, the review has taken longer than a review normally has taken before the pandemic.

While key suppliers have not been accessible throughout the whole period of the outbreak, we have been able to be flexible in our priorities and respond favorably to the challenges faced during the outbreak. We have seen an increase in the adoption of technologies for remote and patient self-monitoring, which therefore potentially enhances the prospects for Nemaura Medical and its CGM product and planned digital healthcare offering.

At this point in time, there remains significant uncertainty relating to the potential effect of COVID-19 on our business. As infections may continue to become more widespread, we could experience a severe negative impact on our business, financial condition, and results of operations. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk factors” section.

Properties

We have registered corporate offices in the U.S. at 57 West 57th Street, Manhattan, NY 10019. We have offices and laboratories located across two locations on the Loughborough University Science and Enterprise Park (LUSEP), Loughborough, Leicestershire, United Kingdom. The aggregate monthly rent is approximately $34,000. All leases are currently operated on rolling 12-month terms. The terms of the different leases provide break options allowing both landlord and tenant to terminate on provision of not less than one month’s prior written notice.

Legal Proceedings

We do not know of any material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

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MANAGEMENT

The following persons are our executive officers and directors, and hold the positions set forth opposite their respective names as of the date hereof.

Name	Age	Position	Date of Appointment
Dewan Fazlul Hoque Chowdhury	49	Chief Executive Officer, President, Interim Chief Financial Officer and Director	December 24, 2013
Arash Ghadar	45	Chief Operating Officer	January 5, 2022
Bashir Timol	47	Director, Chief Business Officer	December 24, 2013 April 9, 2018
Thomas Moore	58	Independent Director	August 3, 2017
Dr. Salim Natha	55	Independent Director	July 26, 2017
Timothy Johnson	38	Independent Director	July 17, 2017

Our directors hold office until the earlier of their death, resignation, or removal or until their successors have been qualified.

Dewan Fazlul Hoque Chowdhury. Dr. D.F.H. Chowdhury has been our President, Chief Executive Officer and a member of our board of directors since the incorporation of DDL on January 20, 2009 and has served as our Interim Chief Financial Officer since July 1, 2022. He is in charge of research and development of our core technologies, product development, innovation and commercialization. He also coordinates and oversees legal compliance; development of the company mission; policy and planning. Prior to establishing the Company, Dr. D.F.H. Chowdhury was the founder and CEO of Microneedle Technologies and Nemaura Pharma Limited. Dr. D.F.H. Chowdhury has been responsible for negotiating licensing deals for a transdermal patch to treat Alzheimer’s disease. Additionally, he is involved in commercial negotiations and global strategy development.

Dr. D.F.H. Chowdhury originally trained as a pharmaceutical scientist and has an MSc in Microsystems and Nanotechnology from Cranfield University, and a Doctorate from the University of Oxford on nano-drug delivery. His experience in the Pharmaceutical Industry includes product development; manufacturing; and technical and corporate management.

Arash Ghadar. Dr Ghadar joined the business as Chief Operating Officer on January 5, 2022, prior to joining Nemaura, Dr. Ghadar spent a decade as the Technical Director of Datalink Electronics (Datalink) in Loughborough, England where he managed the design team as an autonomous entity within Datalink. He was responsible for management of the day-to-day operations, business planning, legal affairs, finance, sales, and business development of the design team. In this role, he also oversaw numerous technical projects for healthcare and industrial customers that included product development lifecycle, feasibility studies, design, development, prototyping, validation, certification, quality management, and volume manufacturing.

Dr. Ghadar is also currently a non-executive director at Medilink Midlands, the Midlands (England) Life Sciences industry association with a vision to stimulate the growth of the Midlands life science sector. He has a BSc Degree and Masters in Electronics and Control Systems Engineering, where he achieved a First Class degree and Distinction respectively, and he also has a Ph.D. in Biosensors from the University of Warwick (U.K.).

Bashir Timol. Mr. Timol has served as member of the board of Nemaura Medical since formation in December 2013. He has co-founded, managed, and funded several biotech and life science companies, and led the investment consortium that provided capital for the initial two funding rounds for Nemaura Medical. Mr. Timol obtained his Bachelor of Arts degree in Economics from the University of Central Lancashire, UK.

Timothy Johnson. Mr. Johnson was elected as a director in July 2017. He is currently serving in executive positions in several tax consultancy and accountancy businesses in the UK. He is a practicing Chartered Tax Adviser and holds a first-class Master of Science in Mathematics and Physics from the University of Manchester, UK. Mr Johnson’s work involves in depth review and analysis of financial statements on a daily basis, and he has significant experience in matters relating to financial accounts, tax, financial management, financial regulatory requirements and anti-money laundering requirements.

Thomas Moore. Mr. Moore was elected as a director in August 2017. He is currently working as a director, tax consultant and co-owner of a tax consultancy and pensions administration business (WestBridge), having built up three decades of experience in accounting and consulting fields at leading accounting firms including Grant Thornton, KPMG and PricewaterhouseCoopers. Throughout the last five years, Mr Moore has held his current role with WestBridge since May 2017 and before that was a Director with Grant Thornton UK PLC. He is a practicing Chartered Tax Adviser and earned his first-class Bachelor of Arts in French and Russian from the University of Northumbria, UK. The qualifications Mr Moore brings to the role include a wealth of experience in matters relating to accounts, financial management and financial regulatory requirements including his current experience as an MLRO in two companies.

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Dr. Salim Natha. Dr. Natha was elected as a director in July 2017. He is currently practicing as an Eye Surgeon in the UK National Health Service (NHS), and is the clinical lead for a retinopathy screening program for over 20,000 diabetics in the Ashton, Wigan and Leigh region. He has published several articles in the medical literature and is a peer reviewer for the English National Diabetic Retinopathy Screening Program. Dr. Natha graduated with honours from the University of Liverpool Medical School.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.

None.

Board of Directors

All directors hold office until the next Annual Meeting of shareholders and until their successors have been duly elected and qualified. Directors are elected at the annual meetings to serve for one-year terms. Officers are elected by, and serve at the discretion of, the Board of Directors. Our Board of Directors shall hold meetings on at least a quarterly basis.

The Board of Directors complies with the NASDAQ Listing Rules with respect to corporate governance matters. Under the NASDAQ rules we are required to maintain a board of directors comprised of at least 50% independent directors, and an audit committee of at least two members, comprised solely of independent directors who also meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Director Independence

The board of directors has reviewed the independence of our directors, applying the NASDAQ independence standards. Based on this review, the board of directors determined that each of Thomas Moore, Dr. Salim Natha and Timothy Johnson are independent within the meaning of the NASDAQ rules. In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable NASDAQ rules, we anticipate that our independent directors will meet on a regular basis as often as necessary to fulfil their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our board of directors has adopted written charters for each of these committees. Copies of the charters are available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our Audit Committee is comprised of our independent directors: Thomas Moore, Dr. Salim Natha and Timothy Johnson. Mr. Johnson qualifies as the Audit Committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act.

According to its charter, the Audit Committee consists of at least three members, each of whom shall be a non-employee director who has been determined by the Board to meet the independence requirements of NASDAQ, and also Rule 10A-3(b)(1) of the SEC, subject to the exemptions provided in Rule 10A-3(c). The Audit Committee Charter describes the primary functions of the Audit Committee, including the following:

–	Oversee the Company’s accounting and financial reporting processes;

–	Oversee audits of the Company’s consolidated financial statements;

–	Discuss policies with respect to risk assessment and risk management, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;
–	Review and discuss with management the Company’s audited consolidated financial statements and review with management and the Company’s independent registered public accounting firm the Company’s consolidated financial statements prior to the filing with the SEC of any report containing such consolidated financial statements.

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–	Recommend to the board that the Company’s audited consolidated financial statements be included in its annual report on Form 10-K for the last fiscal year;

–	Meet separately, periodically, with management, with the Company’s internal auditors (or other personnel responsible for the internal audit function) and with the Company’s independent registered public accounting firm;

–	Be directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged to prepare or issue an audit report for the Company;

–	Take, or recommend that the board take, appropriate action to oversee and ensure the independence of the Company’s independent registered public accounting firm; and

–	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the Company’s independent registered public accounting firm, internal auditors or management.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

–	reviewing and approving, or recommending to the board of directors to approve the compensation of our CEO and other executive officers and directors reviewing key employee compensation goals, policies, plans and programs;

–	administering incentive and equity-based compensation;

–	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

–	appointing and overseeing any compensation consultants or advisors.

Our Compensation Committee consists of Thomas Moore, Dr. Salim Natha and Timothy Johnson. Dr. Salim Natha serves as chair of the Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for, among other matters:

–	selecting or recommending for selection candidates for directorships;

–	evaluating the independence of directors and director nominees;

–	reviewing and making recommendations regarding the structure and composition of our board and the board committees;

–	developing and recommending to the board corporate governance principles and practices;

–	reviewing and monitoring the Company’s Code of Ethics; and

–	overseeing the evaluation of the Company’s management.

Our Corporate Governance and Nominating Committee consists of Thomas Moore, Dr. Salim Natha and Timothy Johnson. Mr. Johnson serves as chair of the Corporate Governance and Nominating Committee.

Material Changes to Procedures by which Security Holders May Recommend Board Nominees

We do not currently have a procedure by which security holders may recommend nominees to the Board. Prior to the listing of our common stock on NASDAQ, as a private company with a limited shareholder base, we did not believe that it was important to provide such a procedure. However, as a publicly traded NASDAQ company with the requirement to hold annual shareholder meetings, we will consider implementing such a policy in the future.

The Board does not have a formal policy on Board candidate qualifications. The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons. The directors will not evaluate candidates differently based on who has made the recommendation.

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Board Leadership Structure and Role in Risk Oversight

Dr. Chowdhury holds the positions of chief executive officer, and chairman of the board of the Company. The board believes that Dr. Chowdhury’s services as both chief executive officer and chairman of the board is in the best interest of the Company and its shareholders. Dr. Chowdhury possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company in its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters relating to the business of the Company. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees and customers.

The board has not designated a lead director. Given the limited number of directors comprising the Board, the independent directors call and plan their executive sessions collaboratively and, between meetings of the Board, communicate with management and one another directly. Under these circumstances, the directors believe designating a lead director to take on responsibility for functions in which they all currently participate might detract from rather than enhance performance of their responsibilities as directors.

Management is responsible for assessing and managing risk, subject to oversight by the board of directors. The board oversees our risk management policies and risk appetite, including operational risks and risks relating to our business strategy and transactions. Various committees of the board assist the board in this oversight responsibility in their respective areas of expertise.

–	The Audit Committee assists the board with the oversight of our financial reporting, independent auditors, and internal controls. It is charged with identifying any flaws in business management and recommending remedies, detecting fraud risks and implementing anti-fraud measures. The audit committee further discusses Nemaura’s policies with respect to risk assessment and management with respect to financial reporting.

–	The Compensation Committee oversees compensation, retention, succession and other human resources-related issues and risks.

–	The Corporate Governance and Nominating Committee overviews risks relating to our governance policies and initiatives.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer and other persons performing similar functions. A copy of our Code of Ethics is available on our website. We intend to post amendments to, or waivers from a provision of, our Code of Ethics that apply to our principal executive officer, principal financial officer or persons performing similar functions on our website.

EXECUTIVE COMPENSATION

2023 Summary Compensation Table

This table provides disclosure, for fiscal years 2023 and 2022, of the compensation paid to our named executive officers.

Named Executive Officer and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation		Total
		$	$	$	$	$		$
Dr. D.F.H. Chowdhury, Chief Executive Officer, Interim Chief Financial Officer and President	2023	325,099	—	—	—	3,6,32	(2)	328,731
	2022	109,416	—	—	26,706 (1)	3,849	(2)	139,971

(1)	On January 28, 2022, in compensation for Dr. Chowdhury’s service as a director, the Company’s Board of Directors granted to Dr. Chowdhury an option to purchase 8,000 shares of common stock at an exercise price of $3.98 per share, the closing price of the Company’s common stock on the date of grant. The option was fully vested at grant and is exercisable for a period of five years from the date of grant. The fair value attributed to the options has been calculated using a Black-Scholes Option Pricing Model.
(2)	Represents (i) premiums paid for health insurance in fiscal years 2023 and 2022 for $2,039 and $1,999, respectively, for Dr. Chowdhury and (ii) payments by the Company towards pension in fiscal years 2023 and 2022 for $1,593 and $1,851, respectively, for Dr. Chowdhury.

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Dr. D.F.H. Chowdhury

We entered into an employment agreement with Dr. D.F.H. Chowdhury on November 2, 2013. Dr. D.F.H. Chowdhury’s contract is for an unspecified period. He may leave the Company with notice, or the Company may terminate his contract with notice. Termination may be with or without cause. Dr. D.F.H. Chowdhury receives an annual salary of £80,000 pounds sterling (approximately $109,000). Our contract with Dr. D.F.H. Chowdhury does not include any provision for stock options or equity incentives.

Under the executive employment agreement Dr. D.F.H. Chowdhury’s annual salary was adjusted on a pro rata basis to reflect only work that was performed for Nemaura Medical Inc. The disclosure set forth in the table reflects his pro rata compensation for the periods ending March 31, 2023 and March 31, 2022, respectively.

On July 11, 2022, the Compensation Committee and the Board of Directors has approved an increase in the annual salary of Dr. Chowdhury, the Chief Executive Officer, to $400,000 per annum, and has approved a discretionary bonus to Mr. Chowdhury in an amount up to $1,000,000, to be determined and issued at the discretion of the Board of Directors.

Outstanding Equity Awards for fiscal year ended March 31, 2023.

The table below sets forth the outstanding option awards for the named executive officers, as of March 31, 2023; there were no outstanding stock awards as of this date:

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dr. D.F.H. Chowdhury	8,000	—	3.98	January 28, 2027

Potential payments upon termination or change-in-control.

None.

Director Compensation

Each of our independent directors received annual fees of £5,000 pounds sterling (approximately $6,031) for the year ended March 31, 2023, for their service on our board of directors and committees.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Timothy Johnson	6,031	—	—	6,031
Dr. Salim Natha	6,031	—	—	6,031
Thomas Moore	6,031	—	—	6,031

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of April 17, 2023, regarding the beneficial ownership of our common stock, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our named executive officers; (iii) each director; and (iv) all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o NEMAURA MEDICAL INC., Advanced Technology Innovation Centre, 5 Oakwood Drive, Loughborough, Leicestershire, United Kingdom LE11 3QF.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage (1)
Dr. D.F.H. Chowdhury	8,761,700	(2)	30.03%
Bashir Timol	2,798,310	(3)	9.7%
Timothy Johnson	8,000	(4)	*
Dr. Salim Natha	427,390	(2)	1.5%
Thomas Moore	8,000	(4)	*
All Executive Officers and Directors as a Group (5 persons)	12,003,400	(5)	41.5%
Holders of 5% or more of our common stock
Sufyan Ismail (6)	2,216,395		7.9%
Armistice Capital Master Fund Ltd. (7)	2,398,103		4.99%
Alyeska Master Fund, L.P. (8)	4,881,374		9.99%

 * Less than 1%.

(1)	Based upon 28,899,402 shares of our common stock outstanding at April 17, 2023.
(2)	Includes 8,000 shares the reporting person has the right to acquire within 60 days of April 17, 2023 upon exercise of a vested option to purchase 8,000 shares of common stock.
(3)	Represents (i) 2,708,210 shares held directly by the reporting person, (ii) 82,100 shares held by the reporting person’s spouse, and (iii) 8,000 shares the reporting person has the right to acquire within 60 days of April 17, 2023 upon exercise of a vested option to purchase 8,000 shares of common stock.
(4)	Represents 8,000 shares the reporting person has the right to acquire within 60 days of April 17, 2023 upon exercise of a vested option to purchase 8,000 shares of common stock.
(5)	Includes 40,000 shares the Company’s executive officers and directors have the right to acquire within 60 days of April 17, 2023 upon exercise of vested options to purchase 40,000 shares of common stock.
(6)	Mr. Ismail’s address is Hollybank High Bank Lane, Lostock, Bolton, Lancashire BL6 HDT United Kingdom. Represents (i) 2,134,295 shares held directly by the reporting person and (ii) 82,100 shares held by the reporting person’s spouse.
(7)	Includes 2,398,103 shares of our common stock issuable upon exercise of the warrants held by Armistice Capital Master Fund Ltd. (“Master Fund”), which warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that the holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding. Steven Boyd, CIO of Armistice Capital, LLC (“Armistice”), has voting control and investment discretion over the securities held by Master Fund. Armistice and Steven Mr. Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. Accordingly, notwithstanding the number of shares of common stock listed above as being beneficially owned by the Master Fund, Armistice and Mr. Boyd, each of the Master Fund, Armistice and Mr. Boyd further disclaim beneficial ownership of the shares of common stock issuable upon exercise of all of the warrants to the extent the number of shares of common stock beneficially owned by each of the Master Fund, Armistice and Mr. Boyd and any other person or entities with which their respective beneficial ownership would be aggregated for purposes of Section 13(d) of the Exchange Act would exceed 9.99% of the total number of shares of common stock outstanding. The address of Armistice Capital Master Fund Ltd. is 510 Madison Avenue, 7th Floor, New York, NY 10022.
(8)	Includes (a) 2,483,271 shares of common stock directly held by Alyeska Master Fund, L.P. and (b) 2,398,103 shares of our common stock issuable upon exercise of the Warrants held by Alyeska Master Fund, L.P., which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that the holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as applicable), of the number of shares of common stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

77

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pharma and NDM are entities controlled by our Chief Executive Officer, President, Chairman of the Board and majority shareholder, Dr. D.F.H. Chowdhury.

Pharma has invoiced our subsidiaries, DDL and TCL for research and development services. In addition, certain operating expenses of DDL and TCL were incurred and paid by Pharma and NDM which have been invoiced to us. Certain costs incurred by Pharma and NDM are directly attributable to DDL and TCL and such costs were billed to us.

Total costs charged to us by Pharma and NDM were $3,245,985 for the year ended March 31, 2022.

DDL has a service agreement with Nemaura Pharma Limited (“Pharma”), an entity controlled by the Company’s President and Chief Executive officer, to provide development, manufacture, and regulatory approval process under Pharma’s ISO13485 accreditation. Pharma invoices DDL for these services on a cost-plus basis.

The table below provides a summary of activity between the Company and Pharma for the nine months ended December 31, 2022 and 2021, and the year ended March 31, 2022.

	Nine Months Ended December 31, 2022 (unaudited)	Nine Months Ended December 31, 2021 (unaudited)	Year Ended March 31, 2022
Due to (from) related parties at beginning of period	$(101,297)	$148,795	$148,795
Amounts invoiced by Pharma to DDL	2,833,546	2,114,801	3,245,985
Amounts invoiced by DDL to Pharma	(3,159)	(2,495)	(2,495)
Amounts paid by DDL to Pharma	(2,785,487)	(2,316,544)	(3,492,962)
Foreign exchange differences	31,077	(97,149)	(620)
Due to (from) related parties at end of period	$(25,320)	$(152,592)	$(101,297)

DESCRIPTION OF COMMON STOCK

General

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”) which are filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Nevada Revised Statutes (“NRS”) for additional information.

As of April 17 2023, our authorized capital stock consists of 42,000,000 shares of common stock, par value $0.001 per share, of which 28,899,402 shares were issued and outstanding, and 200,000 shares of preferred stock, par value $0.001, of which no shares were issued and outstanding. The authorized and unissued shares of both common and preferred stock are available for issuance without further action by the Company’s stockholders, unless such action is required by applicable law, the Nasdaq Capital Market, or the rules of any other stock exchange on which our securities may be listed. Unless approval of the Company’s stockholders is so required, the Company’s board of directors will not seek stockholder approval for the issuance and sale of either our common stock or preferred stock.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

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Holders of the Company’s common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Anti-Takeover Effects of Various Provisions of Nevada Law and our Articles of Incorporation

Provisions of the NRS and our Articles of Incorporation and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Articles of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Interested Stockholder Statute. We are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes (“NRS”) Sections 78.411 through 78.444) which prohibits an “interested stockholder” from entering into a “combination” with us, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of our capital stock entitled to vote. We have, however, elected in our Amended and Restated Articles of Incorporation to not be governed by the provisions of NRS Sections 78.411 through 78.444.

Control Share Statute. We are subject to Nevada’s Control Share Statute (NRS Sections 78.378 to 78.3793) which restricts the ability of individuals and groups from acquiring one-fifth or more of the voting shares of a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, from exercising the voting rights of the acquired shares, absent required stockholder approval of the share acquisition transaction or an opt out election by the corporation. The prohibition on the voting of the acquired shares is limited to three years after acquisition. To avoid the voting restriction, the acquisition of a controlling interest must be approved by both (a) the holders of a majority of the voting power of the corporation, and (b) if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of the majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights, and the approval must specifically include the conferral of such voting rights. Although we have not opted out of this statute, a corporation alternatively may expressly elect not to be governed by the provisions in either its articles of incorporation or its bylaws. Additionally, in the face of potential control share transaction, a corporation, if it has not opted out of the statutory provisions, may opt out of the control share statute by amending its articles of incorporation or its bylaws prior to the 10th day following the acquisition of a controlling interest by an acquiring person.

Limitations on Liability and Indemnification of Officers and Directors. NRS limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Articles of Incorporation include provisions that require us to indemnify, to the fullest extent allowable under the NRS, our directors or officers against monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Amended and Restated Articles of Incorporation also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the NRS. We are also expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain employees for some liabilities.

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The limitation of liability and indemnification provisions under the NRS and in our Amended and Restated Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws.

Transfer Agent

Nevada Agency and Transfer Company (“Transfer Agent”) is our transfer agent and registrar. The Transfer Agent’s address is at 50 West Liberty Street, Suite 880, Reno Nevada 89501 and its telephone number is (775) 322 0626.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding warrants could materially adversely affect the market price of our common stock. In addition, sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

As of April 17, 2023, there were 28,899,402 shares of common stock outstanding. The 4,796,206 shares of common stock being offered by this Prospectus will be freely tradable, other than by any of our “affiliates,” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of a company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then-outstanding shares of common stock, or (2) if and when the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and availability of current public information about our company. A person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Anthony L.G., PLLC, 625 N. Flagler Drive, Suite 600, West Palm Beach, Florida 33401.

EXPERTS

The consolidated financial statements of Nemaura Medical, Inc. as of and for the years ended March 31, 2022 and 2021 included in this registration statement, of which this prospectus forms a part, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph related to the existence of substantial doubt about the Company’s ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting in giving said report.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Nevada law, our articles of incorporation, as amended, and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the securities offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

The registration statement on Form S-1, of which this prospectus forms a part, including exhibits, is available at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with, or furnish to, the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

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NEMAURA MEDICAL, INC.

Unaudited condensed consolidated financial statements for the three and nine months ended December 31, 2022 and 2021
Condensed Consolidated Balance Sheets as of December 31, 2022 (unaudited) and March 31, 2022	F-20
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended December 31, 2022 and 2021 (unaudited)	F-21
Condensed Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the Three and Nine Months Ended December 31, 2022 and 2021 (unaudited)	F-22
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended December 31, 2022 and 2021 (unaudited)	F-23
Notes to Condensed Consolidated Financial Statements (unaudited)	F-24

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Nemaura Medical Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nemaura Medical Inc. (the Company) as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, current debt due over current cash balances, and has accumulated deficits that raised substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Mayer Hoffman McCann P.C.

We have served as the Company’s auditor since 2018.

Denver, Colorado

June 29, 2022

F-2

NEMAURA MEDICAL INC.
Consolidated Balance Sheets

	As of March 31,	As of March 31,
	2022 ($)	2021 ($)

ASSETS
Current assets:
Cash	17,749,233	31,865,371
Prepaid expenses and other receivables	750,167	1,269,513
Accounts receivable – related party	101,297	—
Inventory	1,487,771	850,622
Total current assets	20,088,468	33,985,506

Other assets:
Property and equipment, net of accumulated depreciation	532,508	202,145
Intangible assets, net of accumulated amortization	1,480,980	1,055,256
Total other assets	2,013,488	1,257,401
Total assets	22,101,956	35,242,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	136,310	253,694
Liability due to related parties	—	148,795
Other liabilities and accrued expenses	998,622	180,522
Notes payable, current portion	19,188,724	5,733,370
Deferred revenue	259,256	103,470
Total current liabilities	20,582,912	6,419,881

Non-current portion of notes payable	—	19,188,724
Non-current portion of deferred revenue	1,052,960	1,276,130
Total liabilities	21,635,872	26,884,735

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.001 - authorized: 42,000,000 shares; issued and outstanding: 24,102,866 and 22,941,157 as of March 31, 2022 and 2021, respectively	24,103	22,941
Additional paid-in capital	38,295,775	32,044,335
Accumulated deficit	(37,731,476)	(23,844,671)
Accumulated other comprehensive (loss) income	(122,318)	135,567
Total stockholders’ equity	466,084	8,358,172
Total liabilities and stockholders’ equity	22,101,956	35,242,907

See notes to consolidated financial statements.

F-3

NEMAURA MEDICAL INC.
Consolidated Statements of Operations and Comprehensive Loss

	Years Ended March 31,
	2022 ($)	2021 ($)
Sales	503,906	—
Cost of Sales	(344,300)	—
Gross Profit	159,606	—

Operating expenses:
Research and development	1,556,988	1,554,603
General and administrative	6,173,049	3,032,138
Total operating expenses	7,730,037	4,586,741

Loss from operations	(7,570,431)	(4,586,741)

Interest expense	(6,666,630)	(2,007,687)
Loss before income tax benefit	(14,237,061)	(6,594,428)

Provision for income tax benefit	350,256	335,832
Net loss	(13,886,805)	(6,258,596)

Other comprehensive income:
Foreign currency translation adjustment	(257,885)	472,559
Comprehensive loss	(14,144,690)	(5,786,037)

Net loss per share, basic and diluted	$(0.59)	$(0.28)
Weighted average number of shares outstanding	23,383,758	22,283,377

See notes to consolidated financial statements.

F-4

NEMAURA MEDICAL INC.
Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock
	Shares	Amount ($)	Additional Paid-in Capital ($)	Accumulated Deficit ($)	Accumulated Other Comprehensive Loss ($)	Total Stockholders’ Equity (Deficit) ($)
Balance at March 31, 2020	20,850,848	20,851	16,589,272	(17,586,075)	(336,992)	(1,312,944)
Issuance of common shares, net of costs of $957,193	1,994,924	1,995	14,791,484	—	—	14,793,479
Exercise of warrants	38,683	38	400,465	—	—	400,503
Restricted shares issued as stock-based compensation	56,702	57	263,114	—	—	263,171
Foreign currency translation adjustment	—	—	—	—	472,559	472,559
Net loss	—	—	—	(6,258,596)	—	(6,258,596)
Balance at March 31, 2021	22,941,157	22,941	32,044,335	(23,844,671)	135,567	8,358,172
Issuance of common shares, net of costs of $50,765	772,524	773	3,067,254	—	—	3,068,027
Exercise of warrants	366,892	367	2,963,291	—	—	2,963,658
Restricted shares issued as stock-based compensation	22,293	22	87,366	—	—	87,388
Options issued to directors	—	—	133,529	—	—	133,529
Foreign currency translation adjustment	—	—	—	—	(257,885)	(257,885)
Net loss	—	—	—	(13,886,805)	—	(13,886,805)
Balance at March 31, 2022	24,102,866	24,103	38,295,775	(37,731,476)	(122,318)	466,084

See notes to consolidated financial statements.

F-5

NEMAURA MEDICAL INC.
Consolidated Statements of Cash Flows

	Year Ended March 31,
	2022 ($)	2021 ($)
Cash Flows from Operating Activities:
Net loss	(13,886,805)	(6,258,596)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	229,810	98,075
Accretion of debt discount	6,666,630	2,007,687
Mark-to-market foreign exchange revaluation	440,196	—
Stock-based compensation	220,917	113,171

Changes in assets and liabilities:
Prepaid expenses and other receivables	519,346	(767,050)
Inventory	(637,149)	(564,313)
Accounts payable	(117,384)	(39,914)
Accounts receivable – related party	(250,092)	(681,298)
Other liabilities and accrued expenses	310,490	94,141
Net cash used in operating activities	(6,504,041)	(5,998,097)

Cash Flows from Investing Activities:
Capitalized patent costs	(83,691)	(81,952)
Purchase of property and equipment	(481,718)	(90,730)
Capitalized software development costs	(391,073)	(663,758)
Net cash used in investing activities	(956,482)	(836,440)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	3,118,792	15,750,672
Costs incurred in relation to equity financing	(50,765)	(957,193)
Proceeds from warrant exercise	2,963,658	400,503
Proceeds from issuance of notes payable	—	25,000,000
Debt issuance costs paid	—	(1,525,035)
Repayments of notes payable	(12,400,000)	(600,000)
Repayments of insurance financing	—	(82,555)
Net cash (used in) provided by financing activities	(6,368,315)	37,986,392

Net (decrease) increase in cash	(13,828,838)	31,151,855
Effect of exchange rate changes on cash	(287,300)	607,409
Cash at beginning of year	31,865,371	106,107
Cash at end of year	17,749,233	31,865,371
Supplemental disclosure of non-cash financing activities:
Prepayment of equity compensation	—	$50,000
Licenses acquired through stock issuance	—	$100,000
Monitoring fees added to notes payable	$2,764,775	$718,661

See notes to consolidated financial statements.

F-6

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION, PRINCIPAL ACTIVITIES AND MANAGEMENT’S PLANS

Nemaura Medical Inc. (“Nemaura” or the “Company”), through its operating subsidiaries, performs medical device research and manufacturing of a continuous glucose monitoring system (“CGM”), named sugarBEAT®. The sugarBEAT® device is a non-invasive, wireless device for use by persons with Type I and Type II diabetes and may also be used to screen pre-diabetic patients. The sugarBEAT® device extracts analytes, such as glucose, to the surface of the skin in a non-invasive manner where it is measured using unique sensors and interpreted using a unique algorithm.

Nemaura is a Nevada holding company organized in 2013. Nemaura owns one hundred percent (100%) of Dermal Diagnostic (Holdings) Limited, an England and Wales corporation (“DDHL”) formed on December 11, 2013, which in turn owns one hundred percent (100%) of Dermal Diagnostics Limited, an England and Wales corporation formed on January 20, 2009 (“DDL”), and one hundred percent (100%) of Trial Clinic Limited, an England and Wales corporation formed on January 12, 2011 (“TCL”).

DDL is a diagnostic medical device company headquartered in Loughborough, Leicestershire, England, and is engaged in the discovery, development and commercialization of diagnostic medical devices. The Company’s initial focus has been on the development of the sugarBEAT® device, which consists of a disposable patch containing a sensor, and a non-disposable miniature transmitter device with a re-chargeable power source, which is designed to enable trending or tracking of blood glucose levels. All of the Company’s operations and assets are located in England.

The following diagram illustrates Nemaura’s corporate structure as of March 31, 2022:

During the fiscal year ended March 31, 2021, the Board of Directors assessed the adequacy of the group’s organizational structure and concluded that an intermediary holding company, Region Green Limited, was no longer required, as the entity had been effectively dormant since inception, and no longer represented a requirement to be maintained. It was therefore determined that Region Green Limited should be unwound, with the assets held by Region Green Limited being transferred up to Nemaura Medical Inc. following which Region Green Limited would be dissolved.

The transfer of assets took place on March 5, 2021 and Region Green Limited was formally dissolved as of April 23, 2021.

F-7

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

The Company was incorporated in 2013 and has reported recurring losses from operations to date and an accumulated deficit of $37,731,476 as of March 31, 2022. These operations have resulted in the successful completion of clinical programs to support a CE mark (European Union approval of the product) approval, as well as a De Novo 510(k) medical device application to the U.S. Food and Drug Administration (“FDA”) submission. The Company expects to continue to incur losses from operations until revenues are generated through licensing fees or product sales. However, given the completion of the requisite clinical programs, these losses are expected to decrease over time. Management has entered into licensing, supply, or collaboration agreements with unrelated third parties relating to the United Kingdom (“UK”), Europe, Qatar, and all countries in the Gulf Cooperation Council.

Going Concern

As identified under Item 1A, management is aware of the need to raise additional funds in order to finance the ongoing commercialization of sugarBEAT®. The Company had $17,749,233 of cash at March 31, 2022, which management consider to be more than sufficient to fund the ongoing operational expenses of the business, however the terms of the existing debt held on balance sheet will fall due for repayment as of February 2023, which will trigger a requirement to either restructure the debt or obtain additional, new, funding.

In evaluating the going concern position of the company, management have considered the ability of the company to raise additional funding in combination with one or more of the different funding options available to it at this time.  Based on current and ongoing engagement with potential funding providers, Management believe that there is a reasonable expectation that funding could be provided by one, or more, of the following options:

•	Equity funding – the company has immediate access to funds through the ATM facility that is currently in place; in addition to this, there are various alternative mechanisms available to the company similar to those used previously e.g. direct sale of shares to interested third parties, similar to the stake sold to Tiger Trading Partners L.L.C. in February 2022, as well as other mechanisms to sell common stock via an underwritten agreement or the further exercise of warrants by the current warrant holders etc.
•	Debt funding – the company continues to be in ongoing discussions with third party debt providers, including the incumbent, to enable the existing debt facility to be restructured or renewed, should management feel that this route offers a more attractive option compared to the sale of equity that is dependent on the current market conditions.
•	Alternative funding as used in the past such as the sale of licenses. As product development is now at a significant more advanced stage then it was, it is management’s belief that the sufficient funding could be provided through the sale of licenses in a similar way to the UK license agreement sale that help provided early-stage development funding.

However, as a consequence of this funding requirement being triggered without the funding bridge having been put in place by the filing date of these consolidated financial statements, ASC 205-40 requires that management recognise and disclose this point as an event which creates a substantial doubt as to the Company’s ability to continue as a going concern for at least one year from the date of filing of these consolidate financial statements.

Following the receipt of the CE mark approval in the EU, and in support of our plans for similar certification with the FDA in the U.S., our plan is to utilize the cash on hand to continue establishing commercial manufacturing operations for the commercial supply of the sugarBEAT® device and sensor patches in our target markets.

Management's strategic plans include the following:

–	support the UK and EU launch of sugarBEAT®;
–	obtaining further regulatory approval for the sugarBEAT® device in other countries such as the U.S.;
–	exploring licensing and partnership opportunities in other territories;
–	developing the sugarBEAT® device platform for commercialization across other applications; and
–	pursue additional capital raising opportunities as and when required to further enhance our growth plans.

NOTE 2 – BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and the Company’s subsidiaries, DDL, TCL, DDHL and RGL. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and all significant intercompany balances and transactions have been eliminated in consolidation.

The functional currency for the majority of the Company’s operations is the Great Britain Pound Sterling (“GBP”), and the reporting currency is the U.S. Dollar (“U.S.$”).

F-8

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Revenue recognition

The Company has considered the guidelines within the Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers as a requirement of the revenue recognition that it commenced during the current fiscal year. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company may enter into product development and other agreements with collaborative partners. The terms of the agreements may include non-refundable signing and licensing fees, milestone payments and royalties on any product sales derived from collaborations.

Deferred revenue

The Company has entered into license agreements and recognizes up front license payments as revenue upon delivery of the license only if the license has stand-alone value to the customer. However, where further performance criteria must be met, revenue is deferred and recognized on a basis that is considered to be appropriate to the conditions associated with the license and over the period the Company is expected to complete these performance obligations.

Royalty revenue will be recognized upon the sale of the related products provided the Company has no remaining performance obligations under the agreement.

Research and development expenses

The Company charges research and development expenses to operations as incurred. Research and development expenses primarily consist of salaries and related expenses for personnel and outside contractor and consulting services. Other research and development expenses include the costs of materials and supplies used in research and development, prototype manufacturing, clinical studies, related information technology and an allocation of facilities costs.

Cash

Cash consists primarily of cash deposits maintained in the UK.

Fair value of financial instruments

In accordance with ASC 820, “Fair Value Measurements and Disclosures,” the Company determines the fair value of financial instruments with the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1: Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

F-9

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

Property and equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally four to five years. This is charged to operating expenses.

Intangible assets

Intangible assets consist of licenses and patents associated primarily with the sugarBEAT® device and are amortized on a straight-line basis, generally over their legal lives of up to 20 years and are reviewed for impairment. Costs capitalized relate to invoices received from third parties and not any internal costs. The Company evaluates its intangible assets (all have finite lives) and other long-lived assets for impairment whenever events or circumstances indicate that they may not be recoverable, or at least annually. Recoverability of finite and other long-lived assets is measured by comparing the carrying amount of an asset group to the future undiscounted net cash flows expected to be generated by that asset group. The Company groups assets for purposes of such review at the lowest level for which identifiable cash flows of the asset group are largely independent of the cash flows of the other groups of assets and liabilities. The amount of impairment to be recognized for finite and other long-lived assets is calculated as the difference between the carrying value and the fair value of the asset group, generally measured by discounting estimated future cash flows. There were no impairment indicators present during the fiscal years ended March 31, 2022 or 2021.

Software development costs

Capitalization of software development costs incurred in the research and development of new software products and enhancements to existing software products for external use begins when a product’s technological feasibility has been established and ends when the resulting product is available for general market release. Amortization of the capitalized software is classified within product cost of goods sold in the consolidated statements of operations and comprehensive loss.

For each capitalized software product, the annual amortization is equal to the greater of:

1. The amount computed using the ratio of software product’s current fiscal year gross revenue bears to the total current fiscal year and anticipated future gross revenues for the product, or

2. The amount computed based on a straight-line method over the remaining estimated economic life of the product, which can be a range between 3 – 8 years.

Annually, or more frequently if required by triggering events, an analysis of the net realizable value of the capitalized software is completed and the amount by which unamortized software costs exceeds the net realisable value, if any, is recognized as a charge to income in the period it is determined.

Inventory

Inventory is stated at the lower of cost or net realizable value, with cost determined on a first-in first-out basis. At present all inventory relates to raw materials purchased from third parties and to be used in the Company’s product.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce the carrying amount of deferred income tax assets if it is considered more likely than not that some portion, or all, of the deferred income tax assets will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits as part of income tax expense in the consolidated statements of comprehensive loss. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense related to unrecognized tax benefits recognized for the years ended March 31, 2022 and 2021.

In December 2017, the U.S. Tax Cuts and Jobs Act was signed into law. Generally, this Act reduces corporate rates from a top rate of 35% to a top rate of 21%, effective January 1, 2018. As the Company’s U.S. operations are minimal, and all deferred tax assets maintain a full valuation allowance, there is no significant impact to the Company as of and for the years ended March 31, 2022 and 2021.

F-10

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. For the fiscal year ended March 31, 2022, warrants to purchase 1,573,098 shares of common stock, options to purchase 40,000 shares of common stock and a unit purchase option to purchase 9,710 shares of common stock as well as 9,710 warrants were considered anti-dilutive and were excluded from the calculation of diluted loss per share. For the fiscal year ended March 31, 2021, warrants to purchase 1,939,990 shares of common stock and a unit purchase option to purchase 9,710 shares of common stock as well as 9,710 warrants were considered anti-dilutive and were excluded from the calculation of diluted loss per share.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results may differ from those estimates.

Foreign currency translation

The functional currency of the Company is the GBP, while the reporting currency is the U.S.$. Assets and liabilities are translated at the exchange rates as of the balance sheet date with income and expenses being translated at the weighted-average exchange rates prevailing during the reporting period. Stockholders' equity is translated into U.S.$ from GBP at historical exchange rates.

Adjustments resulting from translating the consolidated financial statements into U.S.$ are recorded as a separate component of accumulated other comprehensive loss in stockholders’ equity.

Derivative Financial Instruments

Derivative financial instruments are used as part of the overall strategy to manage exposure to foreign currency primarily associated with fluctuations in foreign currency exchange rates. Derivative financial instruments are included in the consolidated balance sheets and are measured at fair value on a recurring basis.

The Company is exposed to the impact of foreign currency exchange fluctuations as a significant proportion of our expenses are incurred within our UK subsidiary which is denominated GBP, with the remaining portion denominated in USD and a small amount in Euros (“EUR”). In addition to this, we hold the majority of our cash in USD, with amounts also held in GBP and, to a much smaller amount, in EURs. The Company’s objective is to reduce the volatility associated with these foreign exchange rate changes to allow management to focus our attention on our core business strategy and objectives. Accordingly, the Company entered into a target accrual redemption forward (“TARF”) agreement to sell USD and buy GBP across 25 defined monthly fixings in order to fix the costs associated with the foreign currency exchange fluctuations associated with our GBP denominated expenses. These fixings allow for $250,000 to be converted into GBP at a rate of $1.359 subject to the spot rate on the fixing date being above the fixed rate. Should the spot rate fall below $1.359 on the scheduled fixing date but above a rate of $1.319, the Company can exchange the fixing amount at the spot rate on the day; should the spot rate fall below $1.319 the Company is obligated to convert $500,000 to GBP at the fixed rate of $1.359. The exchange rate range experienced by the Company over the last two years for USD: GBP has seen a high of approximately $1.216 in May 2020 and a low of approximately $1.423 in June 2021. Cumulative profit on the sale of USD is capped at an aggregate of approximately $55,000 over the shorter of the life of the contract fixings or the utilization of the cap.

At March 31, 2022, the Company held a forward contract to sell up to $12.5 million, which when remeasured at fair value generated a non-cash item loss of $440,196 and has been accounted for within the foreign exchange translation adjustments line within general and administrative expenses and is held on the Company’s balance sheet within other liabilities and accrued expenses. No such similar derivative financial instruments were in place at the fiscal year ended March 31, 2021.

The Company’s foreign currency forward contracts are measured at fair value on a recurring basis and are classified as Level 2 under our fair value of financial instruments policy.

Retirement benefit plan

The Company operates a retirement plan which covers most of our regular employees in the UK and allows them to make contributions. The Company also provides a matching contribution on a portion of the employee contributions. Total expenses incurred under this plan for the fiscal years ended March 31, 2022 and 2021, were approximately $24,300 and $12,100, respectively. The increase in the fiscal year ended March 31, 2022 was driven by the increase in our employee numbers.

F-11

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

Stock-based compensation

The Company accounts for stock-based payments in accordance with stock-based payment accounting guidance which requires all stock-based payments to be recognized based upon their fair values. The fair value of stock-based awards is estimated at the grant date using the Black-Scholes Option Pricing Model and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period. The determination of fair value using the Black-Scholes Option Pricing Model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and projected employee stock option exercise behaviors. The Company accounts for forfeitures of unvested awards as they occur.

The Company accounts for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees, with certain exceptions.

Direct costs incurred for equity financing

The Company includes all direct costs incurred in connection with successful equity financings as a component of additional paid-in capital. Direct costs incurred for equity financings that are unsuccessful are expensed.

Risks and Uncertainties

The Company is in the commercialization stage for its primary product, sugarBEAT®, following the receipt of the CE mark covering the EU, with the intention of entering into sales and marketing agreements for the product with prioritization having been initially set for the UK and Germany.

Aside from the UK and Germany, the Company considers the U.S.A. to be a primary market for its product offerings, and while uncertainties exist with regards to regulatory acceptance of the Company’s primary product, an FDA PMA application has been submitted and is currently being reviewed; some delays have been experienced as a direct consequence of COVID-19, whereby the application remained dormant with the FDA for a period of 6 months. In the interim, and further to discussions with the FDA, the Company has determined that it may sell an adapted version of the CGM device as a wellbeing device, whereby the Company will gather the data and provide feedback in the form of educational reports providing insights into factors that may be causing glucose fluctuations and therefore how lifestyle interventions may help improve control of the fluctuations.

The Company has taken steps to support the commercialization process by increasing raw material inventory over the year in order to support the transition to product manufacturing in relation to sale to the UK Licensee.

The Company is also in the process of establishing options to broaden the existing internal manufacturing capabilities with the expectation that it will leverage the manufacturing capacity and capabilities of one or more contract manufacturers as volume increases.

Recent accounting pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company's financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company's consolidated financial statements properly reflect the change.

NOTE 4 – LICENSING AGREEMENTS

United Kingdom and the Republic of Ireland, the Channel Islands and the Isle of Man

In March 2014, the Company entered into an Exclusive Marketing Rights Agreement with an unrelated third party that granted to the third party the exclusive right to market and promote the sugarBEAT® device and related patches under its own brand in the United Kingdom and the Republic of Ireland, the Channel Islands and the Isle of Man. The Company received a non-refundable, up-front cash payment of GBP 1,000,000 (approximately $1.32 million and $1.38 million as of March 31, 2022 and 2021, respectively), which was wholly non-refundable, upon signing the agreement.

As the Company has continuing performance obligations under the agreement, the up-front fees received from this agreement have been deferred with the expectation that this deferred revenue would be treated income over the term of the commercial licensing agreement beginning from the date of clinical evaluation approval. The Company received this confirmation during the current fiscal year, along with an initial order against which deliveries commenced in December 2021. At March 31, 2022, approximately $107,000 of this deferred revenue has been treated as a current liability within the $259,256 deferred revenue balance held; the remainder being shown as a non-current liability balance sheet item.

F-12

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

NOTE 5 – PROPERTY AND EQUIPMENT

As of March 31, 2022 and 2021, property and equipment is summarized as follows:

	March 31,
	2022 ($)	2021 ($)
Property and equipment	806,117	346,500
Less accumulated depreciation	(273,609)	(144,335)
	532,508	202,145

Depreciation expensed within the consolidated statements of operations and comprehensive loss relating to property and equipment for the years ended March 31, 2022 and 2021 was approximately $138,000 and $69,000, respectively.

NOTE 6 - INTANGIBLE ASSETS

The following table summarises our intangible assets and capitalized software development costs at March 31, 2022 and 2021:

	March 31,
	2022 ($)	2021 ($)
Patents and licenses	1,084,081	516,935
Less accumulated amortization	(186,927)	(125,437)
	897,154	391,498

Software development costs	583,826	663,758

	1,480,980	1,055,256

Amortization expensed within the consolidated statements of operations and comprehensive loss relating to intangible assets for the years ended March 31, 2022 and 2021 was approximately $92,000 and $29,000, respectively.

Assuming a constant currency, the following table represents the estimated amortization for intangible assets relating to patents and licenses for the years ending March 31; no amortization has been estimated for software development as this is considered to be work-in-progress and the final costs are yet to be determined:

($)
2023	174,964
2024	173,910
2025	173,857
2026	149,783
2027	98,307
Thereafter	126,333
Total future net intangible amortization expense	897,154

NOTE 7 – PREPAID EXPENSES

	March 31,
	2022 ($)	2021 ($)
Prepaid expenses	473,799	592,695
Prepaid inventory	—	587,493
Other taxes	276,368	89,325
	750,167	1,269,513

F-13

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

NOTE 8 – NOTES PAYABLE

NOTE PURCHASE AGREEMENT 1

On April 15, 2020, the Company entered into a note purchase agreement (the “Note Purchase Agreement 1”) by and among the Company, DDL, TCL and a third-party investor (the “Investor”).

Pursuant to the terms of the Note Purchase Agreement, the Company agreed to issue and sell to the Investor and the Investor agreed to purchase from the Company a secured promissory note (the “Secured Note”) in the original principal amount of $6,015,000. In consideration thereof, on April 15, 2020 (the closing date), (i) the Investor (a) paid $1,000,000 in cash, (b) issued to the Company (1) Investor Note #1 in the principal amount of $2,000,000 (“Investor Note #1”), and (2) Investor Note #2 in the principal amount of $2,000,000 (“Investor Note #2” and together with Investor Note #1, the “Investor Notes”), and (ii) the Company delivered the Secured Note on behalf of the Company, to the Investor, against delivery of the Purchase Price. For these purposes, the “Purchase Price” means the Investor’s initial cash purchase price, together with the sum of the initial principal amounts of the Investor Notes.

The Secured Note is secured by the Collateral (as hereinafter defined). The Secured Note carries an original issue discount (“OID”) of $1,000,000 (16.7%). In addition, the Company agreed to pay $15,000 to the Investor to cover the Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Secured Note (the “Transaction Expense Amount”). In addition to this, a payment of $325,000 was made to Ascendiant Capital Markets, LLC, (the “Commission”) for structuring the agreement between both parties. The Purchase Price for the Secured Note is $4,675,000, computed as follows: $6,015,000 original principal balance, less: OID, Transaction Expense Amount, and commission paid.

The borrowing period is 24 months, and the Company shall pay the outstanding balance and all fees on maturity. A monitoring fee equal to 0.833% of the outstanding balance will automatically be added to the outstanding balance on the first day of each month. The debt less the discount and transaction expenses will be accreted over the term of the Note using the effective interest method.

Security Agreement

On April 15, 2020, the Company entered into the Security Agreement by the Company, DDL and TCL, in favor of the Investor (the “Security Agreement”). Pursuant to the terms of the Security Agreement, the Company granted the Investor a first-priority security interest in all rights, title, interest, claims and demands of the Company in and to all of the Company’s patents and all other proprietary rights, and all rights corresponding to the Company’s patents throughout the world, now owned and existing, and all replacements, proceeds, products, and accessions thereof.

NOTE PURCHASE AGREEMENT 2

On February 8, 2021, the Company entered into an additional note purchase agreement (“Note Purchase Agreement 2”) with the Investor.  Pursuant to the terms of Note Purchase Agreement 2, the Company agreed to issue and sell to the Investor and the Investor agreed to purchase from the Company, a secured promissory note (“Secured Note 2”) in the original principal amount of $24,015,000. The Secured Note carries an OID of $4,000,000 (16.7%), and the Company agreed to pay $15,000 to the Investor to cover the Investor’s transaction expenses. In addition to this, a Commission of $1,200,000 was also payable to Ascendiant Capital Partners, LLC.

In consideration thereof, on February 9, 2021 (the “closing date”), (i) the Investor paid $20,000,000 in cash to the Company, and (ii) the Company delivered Secured Note 2 on behalf of the Company, to the Investor, against the delivery of the Purchase Price.  For these purposes, the “Purchase Price” means the Investor’s initial cash purchase price. After adjusting for transaction expenses of $1,200,000, cash proceeds received were $18,800,000.

The borrowing terms for Note Purchase Agreement 2 are consistent with those of Note Purchase Agreement 1, with the borrowing period being 24 months from the date of the agreement, the Company being required to pay the outstanding balance and all fees on maturity, and a monitoring fee equal to 0.833% of the outstanding balance being automatically added to the outstanding balance on the first day of each month. The debt less discount and transaction expenses will be accreted over the term of the Note using the effective interest rate method.

F-14

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

Security Agreement

On February 8, 2021, the Security Agreement established in respect to Note Purchase Agreement 1 was extended to include Note Purchase Agreement 2, which is also secured against all of the Company’s assets owned as of the closing date and extends to any assets acquired at any time that the Company’s obligations under Secured Note 2 are outstanding.

As of March 31, 2022, all outstanding debt in relation to the Note Purchase Agreements is due for repayment within the next 12 months.

NOTE 9 – RELATED PARTY TRANSACTIONS

Nemaura Pharma Limited (“Pharma”), Black and White Health Care Limited (“B&W”) and NDM Technologies Limited (“NDM”) are entities controlled by the Company’s chief executive officer and majority shareholder, D.F.H. Chowdhury.

Pharma has a service agreement with DDL, to undertake development, manufacture, and regulatory approvals under Pharma’s ISO13485 Accreditation. In lieu of these services, Pharma invoices DDL on a periodic basis for said services. Services are provided at cost plus a service surcharge amounting to less than 10% of the total costs incurred.

The following is a summary of activity between the Company and Pharma, B&W and NDM for the years ended March 31, 2022 and 2021:

	March 31,
	2022 ($)	2021 ($)
Liability due to related parties at beginning of year	148,795	830,093
Amounts invoiced by Pharma to DDL, NM and TCL (1)	3,245,985	2,441,108
Amounts invoiced by DDL to Pharma	(2,495)	(17,213)
Amounts repaid by DDL to Pharma	(3,492,962)	(3,209,084)
Foreign exchange differences	(620)	103,891
(Receivable)/Liability due (from) to related parties at end of year	(101,297)	148,795

(1)	These invoiced amounts primarily relate to research and development expenses.

All related party transactions relate to operating activities in the years ended March 31, 2022 and 2021.

NOTE 10 – INCOME TAXES

The Company and its subsidiaries file separate income tax returns.

United States of America

The Company is incorporated in the U.S. and is subject to a U.S. federal corporate income tax rate of 21% for the years ended March 31, 2022 and 2021.

British Virgin Islands

RGL was incorporated in the British Virgin Islands (“BVI”). Under the current laws of the BVI, RGL was not subject to tax on income or capital gains. In addition, upon payments of dividends by RGL, no BVI withholding tax was imposed. During the years ended March 31, 2022 and 2021, there were no income or expenses in the BVI; RGL was formally dissolved as of April 23, 2021.

UK

DDL, TCL and DDHL are all incorporated in the UK and the applicable UK statutory income tax rate for these companies is 19%.

F-15

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

For the fiscal years ended March 31, 2022 and 2021 loss before income tax benefit arose in the UK and U.S. as follows:

	March 31,
	2022	2021
	$	$
Loss before income taxes arising in UK	(11,716,916)	(5,030,204)
Loss before income taxes arising in U.S.	(2,520,145)	(1,564,224)
Total loss before income tax benefit	(14,237,061)	(6,594,428)

Reconciliation of our effective tax rate to the loss calculated at the statutory U.S. federal tax rate is as follows:

	March 31,
	2022		2021
	$		$
Loss before income taxes	(14,237,061)		(6,594,428)
Expected tax benefit	(2,989,783)	(21%)	(1,384,830)	(21%)
Foreign tax differential	234,338	2%	100,604	2%
Enhanced research and development	(463,591)	(3%)	(259,861)	(4%)
Prior year true-up of NOL’s	2,401,930	17%	—	—
Other	74,579	1%	20,226	—
Change in valuation allowance	742,527	5%	1,523,861	23%
R&D credit received	350,256	2%	335,832	5%
Actual income tax benefit	350,256	2%	335,832	5%

The tax effects of the temporary differences that give rise to significant portions of deferred income tax assets are presented below:

	March 31,
	2022	2021
	$	$
Net operating tax loss carried forward	6,671,000	5,204,000
Research and development enhancement	335,000	1,057,000
Other items	(335,000)	(333,000)
Valuation allowance	(6,671,000)	(5,928,000)
Net deferred tax assets	—	—

In the fiscal year ended March 31, 2022, the Company received $350,256 from HMRC (Her Majesty’s Revenue and Customs) in tax credits relating to the reimbursement of research and development expenses incurred during the fiscal year ended March 31, 2021. For the fiscal year ended March 31, 2021, the research and development tax credit received was $335,832, relating to expenses incurred for the fiscal year ended March 31, 2020. These amounts are reflected as a credit provision for income taxes in the Company’s consolidated statements of operations and comprehensive loss in the respective years received.

For each of the fiscal years ended March 31, 2022 and 2021, the Company did not have unrecognized tax benefits, and therefore no interest or penalties related to unrecognized tax benefits were accrued. Management does not expect that the amount of unrecognized tax benefits will change significantly within the next twelve months.

The Company mainly files income tax returns in the U.S. and the UK. The Company is subject to U.S. federal income tax examination by tax authorities for tax years beginning in 2017.  The UK tax returns for the Company’s UK subsidiaries are open to examination by the UK tax authorities for the tax years beginning April 1, 2016.

As of March 31, 2022, the Company has net operating losses (“NOLs”) of approximately $8,351,000 in the U.S. and $25,879,000 in the UK. NOLs may be carried forward indefinitely. Additionally, the Company has a research and development enhancement deduction carry forward of approximately $1,762,000 for purposes of UK income tax filings.

F-16

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

NOTE 11 – STOCKHOLDERS’ EQUITY

Shelf Registration Statement

The Company filed a shelf registration statement on Form S-3 with the SEC, which was declared effective by the SEC on March 24, 2022 (the “2022 Shelf Registration Statement”). The 2022 Shelf Registration Statement provides the Company with the ability to issue common stock and other securities as described in the registration statement from time to time up to an aggregate amount of $224,634,031, dependent upon available shares.

Other equity transactions

On July 23, 2021, the Company entered into an At The Market Offering Agreement (the “2021 ATM”) with H.C. Wainwright & Co., LLC (the “Agent”) pursuant to which the Company may offer and sell from time to time to, at its option, up to an aggregate of $100 million of shares of its common stock. Shares sold under the 2021 ATM are issued pursuant to the Company’s 2019 Shelf Registration Statement and a prospectus supplement dated July 23, 2021.

The Company is required to pay the Agent a commission of 3% of the gross proceeds from the sale of shares and has also agreed to provide the Agent with customary indemnification rights. During the year ended March 31, 2022, the Company issued and sold 397,524 shares of its common stock at an average price of $4.07 per share under the 2021 ATM for aggregate net proceeds of $1.6 million after deducting commissions and offering expenses payable by the Company.

During the fourth quarter of the fiscal year ended March 31, 2022, the Company was approached by Tiger Management L.L.C. (a vehicle for the family office of Julian H. Robertson) with a view to acquiring a direct stake in the Company. The Company agreed to sell 750,000 shares to Tiger Trading Partners L.L.C. (an affiliate undertaking) at a price of $4 per share and gross proceeds of $3 million; 50% of the shares being sold within the 2021 ATM facility noted above, and the remainder as a direct issuance which completed on February 10, 2022.

The Company commenced an offering of up to $20,000,000 worth of shares of its common stock on October 19, 2018. For the fiscal year ended March 31, 2021, a total of 408,718 shares were issued pursuant to the offering, generating gross proceeds of $4,250,676 and costs of $127,520. For the fiscal year ended March 31, 2022, no shares were issued pursuant to the offering as the offering agreement had been terminated as of August 18, 2020.

On December 18, 2018, the Company issued a unit purchase option, to purchase 9,710 shares and 9,710 warrants, to Dawson James Securities, Inc. The Company has classified this option as equity. The unit purchase option has an exercise price of $13.00 per unit and can be exercised for a period of three years from 180 days following the date that the registration became effective.

On December 20, 2018, the Company sold 194,206 units, with each unit consisting of one share of common stock and one 5-year warrant to purchase one share of common stock at an exercise price of $10.40 per share, at a purchase price of $10.40 per unit, for gross proceeds of $2,019,743 and net proceeds to the Company of $1,691,541, after deducting $328,302 of placement agent commissions and other offering expenses. As of March 31, 2022, 58,569 of the warrants had been exercised, generating $609,118 of additional funds. At March 31, 2022, there were 135,753 warrants outstanding.

On July 30, 2020, the Company sold 1,586,206 shares of the Company’s common stock and warrants to purchase up to 793,103 shares of common stock. Each share of common stock and accompanying one-half of a warrant were sold for a combined purchase price of $7.25, for gross proceeds of $11.5 million and net proceeds to the Company of $10.7 million, after deducting placement agent fees and offering expenses. Each whole warrant is immediately exercisable at a price of $8.00 per share, subject to adjustment in certain circumstances, and will expire five years from the date of issuance. As of March 31, 2022, 58,569 of the warrants had been exercised, generating $2,846,064 of additional funds. At March 31, 2022, there were 437,345 warrants outstanding.

F-17

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

Stock options

On January 28, 2022, the Board of Directors granted to each of the directors, an option to purchase 8,000 shares of common stock at an exercise price of $3.98 per share, being the closing price of the Company’s common stock on the date of grant. The option was fully vested at grant and is exercisable for a period of five years from the date of grant.

The following table provides a summary of the Options Award activity is presented below:

	Number of Options	Weighted Average Exercise Price $	Weight Average remaining Contractual Term (years)
Balance at April 1, 2021	—	—
Granted	40,000	3.98
Exercised	—	—
Forfeited	—	—
Expired	—	—
Balance at March 31, 2022	40,000	3.98	4.83
Vested and exercisable at March 31, 2022	40,000	3.98	4.83

The fair value of stock options granted during the fiscal year ended March 31, 2022 was determined using a Black-Scholes Option Pricing Model (there were no options granted as at April 1, 2021). The key assumptions for which have been set-out below:

Stock Price	$3.98
Exercise Price	$3.98
Term	5 years
Volatility	122.52%
Expected dividend yield (%)	—
Discount Rate (Bond Equivalent Yield)	2.28%

NOTE 12 – OTHER ITEMS

(a)            COVID-19 Pandemic

The outbreak of COVID-19 originating in Wuhan, China, in December 2019 has since rapidly increased its exposure globally. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. We continue to monitor the global outbreak of COVID-19 and are working with our employees, suppliers and other stakeholders to mitigate the risks posed by its spread, COVID-19 is not expected to have any long-term detrimental effect on the Company’s success. While key suppliers have not been accessible throughout the whole period of the outbreak, we have, to date, been able to be flexible in our priorities and respond favorably to the challenges faced during the outbreak. We have also seen a surge in the uptake of technologies for remote and patient self-monitoring, which therefore potentially enhances the prospects for the likes of the Company and its CGM product and planned digital healthcare offering.

F-18

NEMAURA MEDICAL INC.
Notes to Consolidated Financial Statements

Whilst restrictions associated with COVID-19 have largely been removed in our operational locations, we will continue to assess the situation, including abiding by any government-imposed restrictions, as and where relevant.

(b)            Investor relations agreements

The Company has entered into contracts with several investor relations specialists to help support the ongoing financing activities of the business.

During the fiscal year ended March 31, 2022, the Company extended the contractual agreement that it had entered into in the year ended March 31, 2021, into a rolling monthly agreement, compensation for which was settled in cash. Stock-based compensation of $50,000 was expensed during the current year end, all of which related to the previous agreement terms.

During the fiscal year ended March 31, 2021, the Company entered into a contractual agreement with a new investor relations company, the term of which was set at 12 months with the related compensation being paid via a mixture of cash and common stock. Total stock-based compensation expense for the year ended March 31, 2021, in relation to this was $50,000. In addition to this, $59,000 was paid by way of stock-based compensation to two additional investor relations companies, whose services were terminated during the year.

NOTE 13 – SUBSEQUENT EVENTS

At The Market Offering

The At The Market Offering Agreement, or the sales agreement, that was entered into with H.C. Wainwright & Co., LLC, or the sales agent or Wainwright, dated as of July 23, 2021 was amended as of April 1, 2022, relating to the offer and sale of shares of our common stock. In accordance with the terms of the sales agreement, we may offer and sell up to a maximum aggregate amount of $3,000,000 (as opposed to $100,000,000) shares of our common stock from time to time through the sales agent.

Note Purchase Agreement

On May 20, 2022, the Company entered into a new note purchase agreement (“Note Purchase Agreement 3”) by and among the Company, DDL, TCL and a third-party investor.

Pursuant to the terms of the Note Purchase Agreement 3, the Company agreed to issue and sell to the Investor and the Investor agreed to purchase from the Company a secured promissory note (the “Secured Note”) in the original principal amount of $6,015,000. In consideration thereof, on May 20, 2022 (the closing date), (i) the Investor paid $5,000,000 in cash, and (ii) the Company delivered the Secured Note on behalf of the Company, to the Investor, against delivery of the Purchase Price. For these purposes, the “Purchase Price” means the Investor’s initial cash purchase price.

The Secured Note is secured by the Collateral (as hereinafter defined). The Secured Note carries an original issue discount (“OID”) of $1,000,000 (16.7%). In addition, the Company agreed to pay $15,000 to the Investor to cover the Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Secured Note (the “Transaction Expense Amount”). In addition to this, a payment of $300,000 was made to Ascendiant Capital Markets, LLC, (the “Commission”) for structuring the agreement between both parties. The Purchase Price for the Secured Note is $4,700,000, computed as follows: $6,015,000 original principal balance, less: OID, Transaction Expense Amount, and commission paid.

The borrowing period is 24 months, and the Company shall pay the outstanding balance and all fees on maturity. A monitoring fee equal to 0.833% of the outstanding balance will automatically be added to the outstanding balance on the first day of each month. The debt less the discount and transaction expenses will be accreted over the term of the Note using the effective interest method.

Security Agreement

On May 20, 2022, the Company entered into the Security Agreement by the Company, DDL and TCL, in favor of the Investor (the “Security Agreement”). Pursuant to the terms of the Security Agreement, the Company granted the Investor a first-priority security interest in all rights, title, interest, claims and demands of the Company in and to all of the Company’s patents and all other proprietary rights, and all rights corresponding to the Company’s patents throughout the world, now owned and existing, and all replacements, proceeds, products, and accessions thereof.

F-19

NEMAURA MEDICAL INC.
Condensed Consolidated Balance Sheets

	December 31, 2022 (Unaudited)	March 31, 2022

ASSETS
Current assets:
Cash	$7,340,840	$17,749,233
Prepaid expenses and other receivables	1,217,237	750,167
Accounts receivable - related party	25,320	101,297
Inventory	2,352,407	1,487,771
Total current assets	10,935,804	20,088,468

Property and equipment, net of accumulated depreciation	581,903	532,508
Intangible assets, net of accumulated amortization	1,443,991	1,480,980
Total other assets	2,025,894	2,013,488
Total assets	$12,961,698	$22,101,956

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$171,207	$136,310
Other liabilities and accrued expenses	390,858	558,426
Foreign currency contract	1,075,692	440,196
Notes payable, current portion	11,512,711	19,188,724
Deferred revenue	69,681	259,256
Total current liabilities	13,220,149	20,582,912

Notes payable, net of current portion	8,557,548	—
Deferred revenue, net of current portion	1,042,710	1,052,960
Total liabilities	22,820,407	21,635,872

Commitments and contingencies

Stockholders’ (deficit) equity:

Common stock, $0.001 par value, 42,000,000 shares authorized and 24,103,196 and 24,102,866 shares issued and outstanding at December 31, 2022 and March 31, 2022	24,103	24,103
Additional paid-in capital	38,296,198	38,295,775
Accumulated deficit	(47,192,364)	(37,731,476)
Accumulated other comprehensive loss	(986,646)	(122,318)
Total stockholders’ (deficit) equity	(9,858,709)	466,084
Total liabilities and stockholders’ (deficit) equity	$12,961,698	$22,101,956

See notes to the unaudited condensed consolidated financial statements.

F-20

NEMAURA MEDICAL INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited) (in Dollars, except Share Amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021

Sales	$3,017	$183,628	$77,044	$183,628
Cost of Sales	(2,971)	(172,393)	(75,327)	(172,393)
Gross Profit	46	11,235	1,717	11,235

Operating expenses:
Research and development	393,747	412,341	980,862	987,711
General and administrative	239,628	1,391,278	4,329,306	4,151,380
Total operating expenses	633,375	1,803,619	5,310,168	5,139,091

Loss from operations	(633,329)	(1,792,384)	(5,308,451)	(5,127,856)

Interest expense	(1,082,949)	(1,639,184)	(4,152,437)	(5,141,701)
Net loss	(1,716,278)	(3,431,568)	(9,460,888)	(10,269,557)

Other comprehensive loss:
Foreign currency translation adjustment	556,080	(25,065)	(864,328)	(142,922)
Comprehensive loss	$(1,160,198)	$(3,456,633)	$(10,325,216)	$(10,412,479)

Net loss per share, basic and diluted	$(0.07)	$(0.15)	$(0.39)	$(0.44)
Weighted average number of shares outstanding, basic and diluted	24,103,196	23,313,629	24,102,976	23,244,345

See notes to the unaudited condensed consolidated financial statements.

F-21

NEMAURA MEDICAL INC.

Condensed Consolidated Statements of Changes in Stockholders’ (Deficit) Equity

Three Months Ended December 31, 2022 and 2021 (Unaudited)

	Common Stock
	Shares	Amount ($)	Additional Paid-in Capital ($)	Accumulated Deficit ($)	Accumulated Other Comprehensive (Loss) Income ($)	Total Stockholders’ Equity (Deficit) ($)
Balance at September 30, 2022	24,102,866	24,103	38,295,775	(45,476,086)	(1,542,726)	(8,698,934)
Shares issued under ATM facility	330	—	423	—	—	423
Foreign currency translation adjustment	—	—	—	—	556,080	556,080
Net loss	—	—	—	(1,716,278)	—	(1,716,278)
Balance at December 31, 2022	24,103,196	24,103	38,296,198	(47,192,364)	(986,646)	(9,858,709)

Balance at September 30, 2021	23,308,049	23,308	35,007,626	(30,682,660)	17,710	4,365,984
Shares issued under ATM facility	22,524	23	114,386	—	—	114,409
Foreign currency translation adjustment	—	—	—	—	(25,065)	(25,065)
Net loss	—	—	—	(3,431,568)	—	(3,431,568)
Balance at December 31, 2021	23,330,573	23,331	35,122,012	(34,114,228)	(7,355)	1,023,760

See notes to the unaudited condensed consolidated financial statements.

F-22

NEMAURA MEDICAL INC.

Condensed Consolidated Statements of Changes in Stockholders’ Equity (deficit)

Nine Months Ended December 31, 2022 and 2021 (Unaudited)

	Common Stock
	Shares	Amount ($)	Additional Paid-in Capital ($)	Accumulated Deficit ($)	Accumulated Other Comprehensive (Loss) Income ($)	Total Stockholders’ Equity (Deficit) ($)
Balance at March 31, 2022	24,102,866	24,103	38,295,775	(37,731,476)	(122,318)	466,084
Shares issued under ATM facility	330	—	423	—	—	423
Foreign currency translation adjustment	—	—	—	—	(864,328)	(864,328)
Net loss	—	—	—	(9,460,888)	—	(9,460,888)
Balance at December 31, 2022	24,103,196	24,103	38,296,198	(47,192,364)	(986,646)	(9,858,709)

Balance at March 31, 2021	22,941,157	22,941	32,044,335	(23,844,671)	135,567	8,358,172
Shares issued under ATM facility	22,524	23	114,386	—	—	114,409
Exercise of warrants	366,892	367	2,963,291	—	—	2,963,658
Foreign currency translation adjustment	—	—	—	—	(142,922)	(142,922)
Net loss	—	—	—	(10,269,557)	—	(10,269,557)
Balance at December 31, 2021	23,330,573	23,331	35,122,012	(34,114,228)	(7,355)	1,023,760

See notes to the unaudited condensed consolidated financial statements

F-23

NEMAURA MEDICAL INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
	2022	2021

Cash Flows From Operating Activities:
Net loss	$(9,460,888)	$(10,269,557)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	268,595	139,751
Amortization of debt discount	4,152,437	5,141,701
Change in fair value of foreign currency contract	635,494	199,522
Changes in assets and liabilities:
Prepaid expenses and other receivables	(467,070)	797,155
Inventory	(864,636)	(533,656)
Accounts payable	34,897	(77,075)
Due to (from) related parties	75,977	(301,387)
Other liabilities and accrued expenses	(167,568)	264,786
Deferred revenue	(297,419)	285,266
Net cash used in operating activities	(6,090,181)	(4,353,494)

Cash Flows From Investing Activities:
Capitalized patent costs	(135,168)	(60,241)
Capitalized software development costs	(27,879)	(460,466)
Purchase of property and equipment	(275,758)	(359,301)
Net cash used in investing activities	(438,805)	(880,008)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	696	118,791
Equity issuance cost paid	(273)	(4,382)
Proceeds from issuance of notes payable	4,700,000	—
Proceeds from warrant exercise	—	2,963,658
Repayments of note payable	(7,974,282)	(6,500,000)
Net cash used in financing activities	(3,273,859)	(3,421,933)

Effect of exchange rate changes on cash	(605,548)	(163,658)

Net decrease in cash	(10,408,393)	(8,819,093)

Cash at beginning of period	17,749,233	31,865,371
Cash at end of period	7,340,840	23,046,278

Supplemental disclosure of non-cash financing activities:
Release of prepayment from equity compensation	—	50,000
Monitoring fees related to notes payable	1,522,372	—

See notes to the unaudited condensed consolidated financial statements.

F-24

 NEMAURA MEDICAL INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Nemaura Medical Inc. (“Nemaura” or the “Company”), through its operating subsidiaries, performs medical device research and manufacturing of a continuous glucose monitoring system (“CGM”), named sugarBEAT®. The sugarBEAT® device is a non-invasive, wireless device for use by persons with Type I and Type II diabetes and may also be used to screen pre-diabetic patients. The sugarBEAT® device extracts analytes, such as glucose, to the surface of the skin in a non-invasive manner where it is measured using unique sensors and interpreted using a unique algorithm.

Nemaura is a Nevada holding company organized in 2013. Nemaura owns 100% of the stock in Dermal Diagnostic (Holdings) Limited, an England and Wales corporation (“DDHL”) formed on December 11, 2013, which in turn owns 100% of Dermal Diagnostics Limited, an England and Wales corporation formed on January 20, 2009 (“DDL”), and 100% of Trial Clinic Limited, an England and Wales corporation formed on January 12, 2011 (“TCL”).

DDL is a diagnostic medical device company headquartered in Loughborough, Leicestershire, England, and is engaged in the discovery, development, and commercialization of diagnostic medical devices. The Company’s initial focus has been on the development of the sugarBEAT® device, which consists of a disposable patch containing a sensor, and a non-disposable miniature wireless transmitter with a re-chargeable power source, which is designed to enable trending or tracking of blood glucose levels. All of the Company’s operations and assets are located in England.

During the fiscal year ended March 31, 2021, the Board of Directors assessed the adequacy of the group’s organizational structure and concluded that the intermediate holding company that sat below Nemaura Medical Inc., Region Green Limited (a British Virgin Islands corporation), was no longer required as the entity had been effectively dormant since inception and no longer represented a requirement to be maintained. It was therefore determined that Region Green Limited should be unwound, with the intention that the assets held by Region Green Limited be transferred up to Nemaura Medical Inc. following which Region Green Limited would be dissolved.

The transfer of assets took place on March 5, 2021 and Region Green Limited was formally dissolved as of April 23, 2021.

The following diagram illustrates Nemaura’s corporate structure as of December 31, 2022:

F-25

The Company was incorporated in 2013 and has reported recurring losses from operations to date and an accumulated deficit of $47,192,364 as of December 31, 2022. These operations have resulted in the successful completion of clinical programs to support a CE mark (European Union (“EU”) approval of the product) approval, as well as a De Novo 510(k) medical device application to the U.S. Food and Drug Administration (“FDA”) submission.

The Company expects to continue to incur losses from operations until revenues are generated through licensing fees or product sales. However, given the completion of the requisite clinical programs, these losses are expected to decrease over time. Management has entered into licensing, supply, or collaboration agreements with unrelated third parties relating to the United Kingdom (“UK”), Europe, Qatar, and all countries in the Gulf Cooperation Council.

Going Concern

As identified under Item 1A, included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022, as filed with the SEC, management is aware of the need to raise additional funds in order to finance the ongoing commercialization of sugarBEAT®. The Company had $7,340,840 of cash at December 31, 2022. The Company has debt on its balance sheet which will reach maturity in July 2024.

In evaluating the going concern position of the Company, management has considered the ability of the Company to raise additional funding in combination with one or more of the different funding options available to it at this time.  Based on current and ongoing engagement with potential funding providers, management believes that there is a reasonable expectation that funding could be provided by one, or more, of the following options:

Equity funding – the Company has immediate access to funds through the ATM facility that is currently in place; in addition to this, there are various alternative mechanisms available to the Company similar to those used previously e.g. direct sale of shares to interested third parties, as well as other mechanisms to sell common stock via an underwritten agreement or the further exercise of warrants by the current warrant holders etc. The Company completed a Registered Direct Offering and concurrent Private Placement in January 2023 which has increased cash by $7,655,974.

Debt funding – the Company continues to be in ongoing discussions with third party debt providers, including the incumbent, to enable the existing debt facility to be restructured or renewed, should management feel that this route offers a more attractive option compared to the sale of equity that is dependent on the current market conditions.

Alternative funding as used in the past such as the sale of licenses.  As product development is now at a significant more advanced stage then it was, it is management’s belief that the sufficient funding could be provided through the sale of licenses or a large-scale partnership that could bring in additional funds and infrastructure to support the commercial growth ambitions of the company.

However, as a consequence of this funding requirement being triggered without the funding bridge having been put in place by the filing date of these unaudited condensed consolidated financial statements, Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Codification (“ASC”) 205-40: “Going Concern”, requires that management recognize and disclose this point as an event which creates a substantial doubt as to the Company’s ability to continue as a going concern for at least one year from the date of filing of these unaudited condensed consolidated financial statements.

Following the receipt of the CE mark approval in the EU, and in support of our plans for similar certification with the FDA in the U.S., our plan is to utilize the cash on hand to continue establishing commercial manufacturing operations for the commercial supply of the sugarBEAT® device and sensor patches in our target markets.

Management's strategic plans include the following:

–	support the UK and EU launch of sugarBEAT®;

–	obtaining further regulatory approval for the sugarBEAT® device in other countries such as the U.S.;

–	exploring licensing and partnership opportunities in other territories;

–	developing the sugarBEAT® device platform for commercialization across other applications; and

–	pursue additional capital raising opportunities as and when required to further enhance our growth plans.

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NOTE 2 – BASIS OF PRESENTATION

(a)    Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC, and do not include all of the information and footnotes required by U.S. generally accepted accounting principles (“U.S. GAAP”) for complete financial statements. However, such information reflects all adjustments consisting of normal recurring accruals which are, in the opinion of management, necessary for a fair statement of the financial condition and results of operations for the interim periods. The results for the three- and nine- months ended December 31, 2022 are not indicative of annual results. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022, as filed with the SEC.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and the Company’s subsidiaries. References to “we”, “us”, “our”, or the “Company” refer to Nemaura Medical Inc. and its consolidated subsidiaries. The unaudited condensed consolidated financial statements are prepared in accordance with U.S. GAAP, and all significant intercompany balances and transactions have been eliminated in consolidation.

The functional currency for the majority of the Company’s operations is the Great Britain Pound Sterling (“GBP”), and the reporting currency is the U.S. Dollar (“USD”). Financial statements for foreign subsidiaries are translated into USD using period end exchange rates for assets and liabilities and average exchange rates for each period for revenue, costs and expenses.

Reclassification - We have reclassified certain amounts as previously disclosed within the March 31, 2022 consolidated balance sheets to conform to our current period presentation. The reclassification of $440,196 from Other liabilities and accrued expenses to Foreign currency contract at March 31, 2022 has no impact to prior year net loss, current quarter net loss or year-to-date net loss.

(b) – Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates. The Company’s most significant estimates include the useful life of intangible assets, valuation of foreign currency contract and valuation allowance on deferred tax assets.

Our estimates are often based on complex judgments, probabilities and assumptions that management believes to be reasonable, but that are inherently uncertain and unpredictable. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. For a complete discussion of our critical accounting policies, see the “Critical Accounting Policies” section of the Management’s Discussion & Analysis in our March 31, 2022 Form 10-K.

Cash and Cash Equivalents

Cash includes cash deposited in major financial institutions in the United Kingdom. The Company’s cash balances exceed amounts covered by the Financial Services Compensation scheme. The Company has never suffered a loss due to such excess balances.

The Company considers highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. These investments are carried at cost, which approximates fair value. As of December 31, 2022 and March 31, 2022, the Company had no cash equivalents.

Revenue Recognition

The Company recognizes revenue when obligations under the terms of a contract with a customer are satisfied; generally this occurs with the transfer of control or access of the Company’s licenses or performance of services. Revenue is measured as the amount of consideration the company expects to receive in exchange for transferring goods or providing services. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in the contract. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

Contracts with customers consist of licensing arrangements and, to a lesser extent, research and development related services. Revenues from licensing and royalty fees are received from the granting of exclusive sales, marketing, manufacturing and distribution rights associated with the Company’s functional intellectual property (IP). The Company’s performance obligation is satisfied at a point in time (upon delivery to the customer), where the Company has no remaining obligation to support or maintain the intellectual property licensed to the customer. The Company typically requires a non-refundable license fee, paid upfront.

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Revenue from license fees are recognized at a point in time when the Company transfers the functional IP to the customer as long as management believes the total consideration owed by the customer for the license fee is probable of being received.

The Company’s contracts do not include multiple performance obligations or variable consideration. Since the Company’s revenue is generated from a small number of customer contracts, the Company does not have material contract assets or liabilities.

Fair value of financial instruments

In accordance with the FASB ASC 820, “Fair Value Measurements and Disclosures,” the Company determines the fair value of financial instruments with the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1: Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Intangible Assets

The Company’s intangible assets consist of patents relating to the sensor and algorithm that are granted in some territories, and pending still in others. The Company also plans to file further patents as the opportunity arises. The cost of issued patents is capitalized and amortized over the life of the patents which is 20 years. The costs of patents in development are expensed as incurred. Any unamortized costs previously capitalized associated with patents that have expired or have been abandoned are written off as an impairment loss. The company has also capitalized certain software development costs which are regularly reviewed to ensure that if development has been abandoned, costs are written off as an impairment loss.

Share-Based Payments

The Company measures the cost of services received in exchange for an award of equity instruments to employees and nonemployees based on the grant date fair value of the award, which is recognized as compensation expense over the vesting term.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that management believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that the Company would be able to realize deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

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(c) Recently adopted accounting pronouncements

Accounting standard updates issued but not yet added were assessed and determined to be either not applicable or not expected to have a material impact on our unaudited condensed consolidated financial statements.

NOTE 3 – LICENSING AGREEMENTS

United Kingdom and the Republic of Ireland, the Channel Islands, and the Isle of Man

In March 2014, the Company entered into an Exclusive Marketing Rights Agreement (the “Marketing Rights Agreement”) with an unrelated third party (the “Licensee”), that granted to the Licensee the exclusive right to market and promote the sugarBEAT® device and related patches under its own brand in the UK and the Republic of Ireland, the Channel Islands, and the Isle of Man. The Company received a non-refundable, up-front cash payment of GBP 1,000,000 (approximately $1.20 million and $1.31 million as of December 31, 2022 and March 31, 2022, respectively), upon signing the Marketing Rights Agreement. The upfront payment received from the Marketing Rights Agreement has been deferred and will be recorded as income over the term of the Marketing Rights Agreement, which commenced upon the first delivery of the sugarBEAT® device to the Licensee in December 2021. Consequently, approximately $70,000, and $259,000 is included in deferred revenue classified as a current liability as of December 31, 2022 and March 31, 2022, respectively, with the remainder being shown in the non-current portion of deferred revenue.

NOTE 4 – RELATED PARTY TRANSACTIONS

DDL has a service agreement with Nemaura Pharma Limited (“Pharma”), an entity controlled by the Company’s President and Chief Executive officer, to provide development, manufacture, and regulatory approval process under Pharma’s ISO13485 accreditation. Pharma invoices DDL for these services on a cost-plus basis.

The table below provides a summary of activity between the Company and Pharma for the nine months ended December 31, 2022 and 2021, and the year ended March 31, 2022.

	Nine Months Ended December 31, 2022 (unaudited)	Nine Months Ended December 31, 2021 (unaudited)	Year Ended March 31, 2022
Due to (from) related parties at beginning of period	$(101,297)	$148,795	$148,795
Amounts invoiced by Pharma to DDL	2,833,546	2,114,801	3,245,985
Amounts invoiced by DDL to Pharma	(3,159)	(2,495)	(2,495)
Amounts paid by DDL to Pharma	(2,785,487)	(2,316,544)	(3,492,962)
Foreign exchange differences	31,077	(97,149)	(620)
Due to (from) related parties at end of period	$(25,320)	$(152,592)	$(101,297)

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NOTE 5 – NOTES PAYABLE

NOTE PURCHASE AGREEMENT 1

On April 15, 2020, the Company entered into a note purchase agreement (the “Note Purchase Agreement 1”) by and among the Company, DDL, TCL and a third-party investor (the “Investor”).

Pursuant to the terms of Note Purchase Agreement 1, the Company agreed to issue and sell to the Investor, and the Investor agreed to purchase from the Company, a secured promissory note (the “2020 Secured Note”) in the original principal amount of $6,015,000. In consideration thereof, on April 15, 2020, (i) the Investor (a) paid $1,000,000 in cash, (b) issued to the Company (1) Investor Note #1 in the principal amount of $2,000,000 (“Investor Note #1”), and (2) Investor Note #2 in the principal amount of $2,000,000 (“Investor Note #2” and together with Investor Note #1, the “2020 Investor Notes”), and (ii) the Company delivered the 2020 Secured Note on behalf of the Company, to the Investor, against delivery of the 2020 Purchase Price. For these purposes, the “2020 Purchase Price” means the Investor’s initial cash purchase price, together with the sum of the initial principal amounts of the Investor Notes.

The 2020 Secured Note is secured by the Collateral (as hereinafter defined). The 2020 Secured Note carries an original issue discount (“OID”) of $1,000,000 (16.7%). In addition, the Company agreed to pay $15,000 to the Investor to cover the Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the 2020 Secured Note (the “Transaction Expense Amount”). In addition to this, a payment of $325,000 was made to Ascendiant Capital Markets, LLC (“Ascendiant”) for structuring the agreement between both parties. The 2020 Purchase Price for the 2020 Secured Note is $4,675,000, computed as follows: $6,015,000 original principal balance, less: OID, Transaction Expense Amount, and commission paid.

The borrowing period is 24 months, and the Company shall pay the outstanding balance and all fees on maturity. A monitoring fee equal to 0.833% of the outstanding balance will automatically be added to the outstanding balance on the first day of each month. The debt less the discount and transaction expenses will be accreted over the term of the 2020 Secured Note using the effective interest method.

Security Agreement

On April 15, 2020, the Company entered into the Security Agreement by the Company, DDL and TCL, in favor of the Investor (the “2020 Security Agreement”). Pursuant to the terms of the 2020 Security Agreement, the Company granted the Investor a first-priority security interest in all rights, title, interest, claims and demands of the Company in and to all of the Company’s patents and all other proprietary rights, and all rights corresponding to the Company’s patents throughout the world, now owned and existing, and all replacements, proceeds, products, and accessions thereof (the “Collateral”).

Note Purchase Agreement 1 was settled in full on April 22, 2022.

NOTE PURCHASE AGREEMENT 2

On February 8, 2021, the Company entered into an additional note purchase agreement (“Note Purchase Agreement 2”) with the Investor.  Pursuant to the terms of Note Purchase Agreement 2, the Company agreed to issue and sell to the Investor, and the Investor agreed to purchase from the Company, a secured promissory note (the “Secured Note 2”) in the original principal amount of $24,015,000. The Secured Note 2 carries an OID of $4,000,000 (16.7%), and the Company agreed to pay $15,000 to the Investor to cover the Investor’s transaction expenses. In addition to this, a commission of $1,200,000 was also payable to Ascendiant.

In consideration thereof, on February 9, 2021, (i) the Investor paid $20,000,000 in cash to the Company, and (ii) the Company delivered Secured Note 2 on behalf of the Company, to the Investor, against the delivery of the 2021 Purchase Price.  For these purposes, the “2021 Purchase Price” means the Investor’s initial cash purchase price. After adjusting for transaction expenses of $1,200,000, cash proceeds received were $18,800,000.

The borrowing terms for Note Purchase Agreement 2 were originally consistent with those of Note Purchase Agreement 1, with the borrowing period being 24 months from the date of the agreement, the Company being required to pay the outstanding balance and all fees on maturity, and a monitoring fee equal to 0.833% of the outstanding balance being automatically added to the outstanding balance on the first day of each month. The debt less discount and transaction expenses will be accreted over the term of the Secured Note 2 using the effective interest rate method.

On October 21, 2022, the Company entered into an amendment to Note Purchase Agreement 2. Pursuant to the terms of the amendment, the Company and Investor agreed to extend the maturity date of Note Purchase Agreement 2 to July 1, 2024. In consideration thereof, the Company agreed to pay to the Investor an extension fee in the amount of 5% of the outstanding balance of Note Purchase Agreement 2, which resulted in $813,834 being added onto the liability due to the Investor.

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The Company and the Investor previously agreed to reduce the maximum monthly redemption amount from $2,000,000 to $500,000 from June 2022 to February 2023, which reduction remains in force. Pursuant to the terms of the amendment, the Company and Investor agreed to reduce the maximum monthly redemption amount during the period beginning March 2023 until Note Purchase Agreement 2 is paid in full from $2,000,000 to $1,000,000; provided, however, that upon the occurrence of an event of default under the Note Purchase Agreement 2, the maximum monthly redemption amount will automatically be increased back to $2,000,000.

Security Agreement

On February 8, 2021, the 2020 Security Agreement was extended to include Note Purchase Agreement 2, which is also secured against all of the Company’s assets owned as of February 9, 2021 and extends to any assets acquired at any time that the Company’s obligations under Secured Note 2 are outstanding.

NOTE PURCHASE AGREEMENT 3

On May 20, 2022, the Company entered into a new note purchase agreement (“Note Purchase Agreement 3”) by and among the Company, DDL, TCL and a third-party investor.

Pursuant to the terms of the Note Purchase Agreement 3, the Company agreed to issue and sell to the Investor and the Investor agreed to purchase from the Company a secured promissory note (the “Secured Note”) in the original principal amount of $6,015,000. In consideration thereof, on May 20, 2022 (the closing date), (i) the Investor paid $5,000,000 in cash, and (ii) the Company delivered the Secured Note on behalf of the Company, to the Investor, against delivery of the Purchase Price. For these purposes, the “Purchase Price” means the Investor’s initial cash purchase price.

The Secured Note is secured by the Collateral (as hereinafter defined). The Secured Note carries an original issue discount (“OID”) of $1,000,000 (16.7%). In addition, the Company agreed to pay $15,000 to the Investor to cover the Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Secured Note (the “Transaction Expense Amount”). In addition to this, a payment of $300,000 was made to Ascendiant Capital Markets, LLC, (the “Commission”) for structuring the agreement between both parties. The Purchase Price for the Secured Note is $4,700,000, computed as follows: $6,015,000 original principal balance, less: OID, Transaction Expense Amount, and commission paid.

The borrowing period is 24 months, and the Company shall pay the outstanding balance and all fees on maturity. A monitoring fee equal to 0.833% of the outstanding balance will automatically be added to the outstanding balance on the first day of each month. The debt less the discount and transaction expenses will be accreted over the term of the Note using the effective interest method.

Security Agreement

On May 20, 2022, the Company entered into the Security Agreement by the Company, DDL and TCL, in favor of the Investor (the “Security Agreement”). Pursuant to the terms of the Security Agreement, the Company granted the Investor a first-priority security interest in all rights, title, interest, claims and demands of the Company in and to all of the Company’s patents and all other proprietary rights, and all rights corresponding to the Company’s patents throughout the world, now owned and existing, and all replacements, proceeds, products, and accessions thereof.  As of December 31, 2022, long-term debt matures as follows:

Notes Payable ($)
Within 12 months	11,512,711
Within 24 months	8,557,548
20,070,259

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NOTE 6 – STOCKHOLDERS’ (DEFICIT) EQUITY

During the three month period ended December 31, 2022, shares were sold under the ATM Equity Distribution Agreement in place with H.C. Wainwright & Co., for total gross proceeds of $696, with associated costs of $273. No other shares were issued during the nine month period ended December 31, 2022.

During the nine month period ended December 31, 2021, 366,892 warrants were exercised generating gross proceeds of $2,963,658. There were a total of 1,573,098 warrants outstanding at this date. During the three month period ended December 31, 2021, 22,524 shares were sold under the ATM Equity Distribution Agreement in place with H.C. Wainwright & Co., for total gross proceeds of $118,791, with associated costs of $4,382. No other shares were issued during the three and nine month periods ended December 31, 2021.

Loss per share

The following table sets forth the computation of basic and diluted loss per share for the periods indicated.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
	(in Dollars, except Share Amounts)		(in Dollars, except Share Amounts)
Net loss attributable to common stockholders	(1,716,278)	(3,431,568)	(9,460,888)	(10,269,557)
Weighted average basic and diluted shares outstanding	24,103,196	23,313,629	24,102,976	23,244,345
Basic and diluted loss per share:	(0.07)	(0.15)	(0.39)	(0.44)

The Company excludes warrants outstanding, which are anti-dilutive given the Company is in a loss position, from the basic and diluted loss per share calculation.

Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding during the period. For the three and nine month periods ended December 31, 2022, warrants to purchase 1,573,098 shares of common stock and a unit purchase option to purchase 9,710 shares of common stock, as well as warrants to purchase 9,710 shares of common stock, were considered anti-dilutive and were excluded from the calculation of diluted loss per share. For the three and nine month periods ended December 31, 2021, warrants to purchase 1,573,098 shares of common stock and a unit purchase option to purchase 9,710 shares of common stock, as well as warrants to purchase 9,710 shares of common stock, were considered anti-dilutive and were also excluded from the calculation of diluted loss per share.

NOTE 7 – OTHER ITEMS

(a)	COVID-19 Pandemic

The outbreak of COVID-19 in December 2019 has since rapidly increased its exposure globally. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. We continue to monitor the impact of COVID-19 on our own operations and are working with our employees, suppliers and other stakeholders to mitigate the risks posed by its spread, but COVID-19 is not expected to have any long-term detrimental effect on the Company’s success. While key suppliers have not been accessible throughout the whole period of the outbreak, we have been able to be flexible in our priorities and respond favorably to the challenges faced during the outbreak. We have also seen a surge in the uptake of technologies for remote monitoring of patients and patient self-monitoring, which potentially enhances the prospects for the Company, its CGM product and its planned digital healthcare offering.

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NOTE 8 – SUBSEQUENT EVENTS

Management has evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through February 23, 2023, the date these financial statements were available to be issued.

The Company commenced a Registered Direct Offering and concurrent Private Placement on January 27, 2023 with two healthcare-focused U.S. institutional investors to sell 4,796,206 shares of its common stock, pursuant to a registered direct offering and warrants to purchase up to 4,796,206 shares in a concurrent private placement. The combined purchase price for one share and one warrant was $1.75. The warrants have an exercise price of $2.00 per share and are initially exercisable at the later of shareholder approval or six months following the date of issuance and will expire five and a half years from January 31, 2023, the closing date. The aggregate gross proceeds from the Registered Direct Offering and the concurrent Private Placement were $8.4 million before deducting placement agent fees and other estimated offering expenses. The Company received net proceeds of $7,655,974 after costs.

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NEMAURA MEDICAL, INC.

Up to 4,796,206

Shares of Common Stock

PROSPECTUS

May 12, 2023

Through and including June 21, 2023 (the 40th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.